As filed with the Securities and Exchange Commission on July 1, 2010

Registration No. 333-163450

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 13

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA EDUCATION, INC.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

700, Guo Ji Chuang Ye Yuan 1#

1 Shang Di Qi Jie Hai Dian District

Beijing 100085, People’s Republic of China

(8610) 6505-9488

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Thomas A. Rose, Esq. Jeff Cahlon, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 (212) 930-9700 Fax: (212) 930-9725	Kenneth S. Rose, Esq. Stephen A. Zelnick, Esq. Quyen Luu, Esq. Morse, Zelnick, Rose & Lander LLP 405 Park Avenue, Suite 1401 New York, NY 10022 (212) 838-1177 Fax: (212) 838-9190

Approximate date of commencement of proposed sale to the public:    as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value $0.00021437 per share	4,000,000	$5.00	$20,000,000	$1,116.00
Ordinary shares, par value $0.00021437 per share, issuable upon exercise of underwriters’ over-allotment option	600,000	$5.00	$3,000,000	$167.40
Total Registration Fee				$1,283.40*

*	$1,953 has been paid.
(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION. DATED July 1, 2010

4,000,000 Ordinary Shares

This is the initial public offering of ordinary shares of China Education, Inc., or China Education.

Prior to this offering, there has been no public market for our ordinary shares. We anticipate that the initial public offering price will be between $4.00 and $5.00 per ordinary share. Our ordinary shares have been approved for listing on the NASDAQ Stock Market under the symbol “IEDU”.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ordinary share	Total
Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to China Education, Inc.	$	$

We have granted the underwriters an option to purchase up to an additional 600,000 ordinary shares from us and to cover over-allotments at the initial public offering price less underwriting discounts and commissions.

The underwriters expect to deliver the ordinary shares to purchasers on                    , 2010.

RODMAN & RENSHAW, LLC	NEWBRIDGE SECURITIES CORP.

The date of this prospectus is July         , 2010.

中華教育集團
China Education, Inc.

Map of China
Shandong
Henan

Suixian Hui School

Suixian School

Qingdao School

High schools and post-secondary school operated by China Education, Inc. and controlled by Beijing Frank Education Investment Co.,Ltd.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to offer and sell these securities. The information in this prospectus is only accurate as of the date of this prospectus.

Until [—], 2010 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our ordinary shares. You should read this entire prospectus, including “Risk Factors” and the consolidated financial statements and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus does not take into account the possible purchase of additional ordinary shares pursuant to the exercise of the over-allotment option. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” and “Risk Factors.”

Unless otherwise indicated, all historical and pro forma common stock and per share data in this prospectus have been retroactively restated to the earliest period presented to account for the 2.1437-to-1 reverse stock split effectuated on April 27, 2010 (the “Reverse Split”).

China Education, Inc.

Our Business

China Education, Inc. (“China Education”, “CEI”, “we”, “us”, or “our”) was incorporated in the Cayman Islands on August 2, 2007. We are wholly owned by Above Great Limited, a company incorporated in British Virgin Islands and controlled by Michael Qu, a Singapore citizen.

We operate two high schools and one post-secondary school in China. Our goal is to become a leading national chain of high schools, colleges and universities in China, through the acquisition of control of state and privately-owned high schools, colleges and universities.

In China, all students are required to attend school through junior high school. No education beyond junior high school is required, and any education beyond junior high school, including senior high school and any post-secondary school, must be paid for by the student. Senior high school students typically range in age from 15 to 19. Students in post-secondary schools (or any educational institution beyond senior high school) typically range in age from 15 to 24.

We operate two senior high schools in Henan province: Branch of Suixian High School or “Suixian High School”, and Branch of Suixian Hui Nationality High School or “Suixian Hui High School”. Suixian High School, which has been in operation for 69 years, is one of the oldest and we believe the best senior high school in Henan province, having been recognized as a “Provincial Model Senior High School” by the Department of Education in Shangqiu city. The branch of the school which we operate is located on the campus beside Suixian Lake, on over 133,320 square meters, and currently has over 13,200 students. The school has an additional smaller branch downtown, which we do not have any interest in.

As a senior high school, the age range for students at Suixian High School is typically from 15 to 19, and the school’s students are not required to attend school or take a minimum course load.

Suixian Hui High School covers an area of more than 50,000 square meters, and has 9,700 students and 131 classrooms. The principal of Suixian Hui High School was recognized by the Ministry of Education as one of the best 99 teachers in China for year 2007. The school used to have an additional branch, located on another campus, which is no longer in operation.

As a senior high school, the age range for students at Suixian Hui High School is typically from 15 to 19, and the school’s students are not required to attend school or take a minimum course load.

In addition, we operate Shandong Foreign Affairs Translation Business Middling Special School or “Qingdao School”, which currently serves over 3,175 students on a campus located in Qingdao. An additional satellite campus ceased operations in October 2009. Qingdao School was ranked one of the 12 best vocational post-secondary schools in Shandong province by the Education Department of Shandong province. In 2009 the school received recruiting commitments from more than 300 national and international corporations. The acquisition of Qingdao School has not been registered due to the need to complete payment of the purchase price, but a binding contract for the acquisition has been entered into and the parties are all treating the acquisition as having been completed.

As a post-secondary school, the age range for students at Qingdao School is typically from 20 to 24, and the school’s students are not required to attend school or take a minimum course load.

Our core business objective is to operate high schools, colleges and universities offering academic programs or providing education/training services to students through traditional “bricks and mortar” campuses. Such educational institutions generate revenues primarily through student tuition fees. We seek to acquire control of leading high schools, colleges and universities in urban communities in selected regions or cities. We intend to use a portion of the proceeds of this offering to acquire control of additional educational institutions to advance our goal of becoming a leading national chain of high schools, colleges and universities. We have no current arrangements or agreements for any specific acquisitions.

Due to restrictions on foreign ownership of educational institutions in China, we operate our business through our subsidiary located in China which provides consulting, investment and technical services to Beijing Frank Management and Investment Co., Ltd, or “the Management Company”, and the two high schools as well as one post-secondary school we currently operate. The Management Company owns the high schools and controls the post-secondary school we currently operate. We believe our Contractual Arrangements with the Management Company and the educational institutions we operate allow us to effectively control and derive substantially all of the economic benefits from the Management Company. See “Our Corporate History and Structure.”

Suixian High School, Suixian Hui High School and Qingdao School each have all of the required permits, registrations, licenses, and/or approvals required by the local government authority to operate under the management structure described in this prospectus. We have been advised by our PRC legal counsel, Sinowing Law LLP, that province level approval from Henan Education Commission is higher level approval than the local city level approval from local city Education Bureau and local city Education Bureau follows the instructions from Henan Education Commission and Henan Education Commission only approve the important schools unlike local city Education Bureau which approves all the schools for their permits, therefore the approvals from Henan Education Commission constitutes the private schools education permits. Since Suixian schools have received this higher province level approval, which does not need to be renewed, we are not pursuing renewal of the private education permit. We received private funded school education permit for Qingdao School on February 10, 2010.

The Management Company intended to pay for the schools for which it entered into acquisition agreements in August 2005 and January 2008 mainly through the offering proceeds (which offering was already contemplated). In the absence of this offering, we would seek to raise proceeds through private placements for such payments. The Management Company would not be able to pay for the acquisition absent the offering proceeds and proceeds from private placements.

Prior to December 31, 2009, we relied on loans from employees for the building, construction and establishment of the branches of Suixian High School and Suixian Hui High Schools we operate. As of December 31, 2009, we have borrowed an aggregate of approximately $12.7 million from an aggregate of 870 employees. Such loans have been made without a fixed term and without written agreements. It is customary in China for businesses to obtain loans from employees without fixed terms or written agreements.

Our Strengths

We believe the following strengths have contributed to our growth and differentiate us from our competitors:

•

Early Mover advantage in acquiring control of bricks and mortar schools in China. We believe that as one of the first companies to pursue acquisitions of control of state and privately-owned educational service providers, we have established key relationships with local regulators as well as business leaders to enable us to successfully pursue our acquisition strategy;

•

Ability to Identify and Pursue Attractive Acquisition Opportunities on Favorable Terms. We have implemented an acquisition strategy that has delivered proven results with the two high schools and one post-secondary school we have acquired control of and currently operate;

•

Ability to Expand and Improve the Efficiency of Acquired Education Providers. We believe our operational control of the two high schools and one post-secondary school we have acquired control of has resulted in expansions of facilities and improvements in operational efficiencies;

•

Strong, Experienced and Stable Management Team with Extensive Industry Experience and Proven Track Record. Our management team has extensive experience in the education industry and has good relationships with (central and local) government officers in the education industry;

•

We believe our acquisitions of control of educational institutions present a mutually beneficial opportunity for both private owners or local government officers and target high schools, universities and colleges;

•	Our ability to tailor school improvement programs to meet local needs and contexts and build upon where educational institutions currently are;

•	Focus on high-quality courses and superior support and services for our course participants; and

•	Highly scalable and adaptable business model.

Our Strategy

Our goal is to establish and strengthen our position as a leading educational services chain in China by pursuing the following growth strategies:

•

Acquire control of Additional High-Quality Educational Service Providers such as leading high schools, colleges and universities. We seek to acquire control of high-quality state and privately-owned high schools, colleges and universities and leverage our education management expertise to improve the operational and administrative efficiency and reduce the operating costs of those high schools, colleges and universities;

•

Organic growth by improving teaching quality/course offerings and operations across schools and universities and introducing new education programs and services (nursing training and certification for overseas markets).

•

Further Increase Efficiency by Standardizing and Centralizing Functions and Practices Across Our Educational Institutions. We have designed a management improvement program to improve our operational efficiency, control overall costs and enhance our competitiveness;

•	Recruit and retain the best teachers in the region and in the nation; and

•	Pursue selective strategic acquisitions and alliances at attractive valuation. Focus on high schools, colleges and universities that have existing strong financial positions.

Our Challenge

We face challenges and risks from competition and operational issues, in our operations in China and in our corporate structure which are described below:

•

Competition in the China Education Industry. The China education industry is highly competitive. Competition among schools is primarily driven by reputation. In all of the geographical areas in which we expect to operate, there are schools, colleges, universities and other educational services providers, such as training and language learning centers, which provide services comparable to those that the schools and colleges we operate offer or expect to offer. Competition between Chinese schools and colleges has intensified in recent years due to the growing privatization of educational institutions and new policies that allow students to choose their teachers and the schools they would like to attend.

•

Operational Issues and Implementation of Business Strategy. We face the following challenges in the operation of high schools, colleges and universities and the implementation of our business strategy:

•	our ability to access sufficient capital to fund our acquisition strategy and development projects;

•	effectively manage our growth and expanding operations;

•

issues related to the implementation of our acquisition strategy, such as integration issues, minimizing the assumption of unknown and contingent liabilities and the ability to obtain the necessary government approvals; and

•	issues related to education operations in China, including the continued availability of tax benefits, the existence and distribution of educational products, and changes in government regulations.

•	Operations in China and Corporate Structure. In addition to the economic, political and legal risks related to operations in China, our corporate structure presents a number of risks including:

•	the ability of holders of ordinary shares to enforce judgments and legal rights in China;

•	changes in PRC regulations governing the foreign ownership of education companies;

•	the financial impact of the conversion to non-preferential tax treatment status for the two high schools and one post-secondary school we operate;

•	restrictions on educational institution operations and the ability of the educational institutions to pay dividends to the Management Company; and

•	conflicts of interest created by our corporate structure and lack of direct ownership of the two high schools and one post-secondary school we operate.

•

Limitations on access to capital to fund our acquisition strategy and development projects. Our growth and primary business strategy are limited due to the preferential tax treatment status of the schools we operate, as a result of which the only funds generated by operations that we are permitted to use for acquisitions and development of additional schools are service fees that we may receive from the schools. We have deferred receipt of service fees and expect to do so in the future; therefore, we have limitations on our access to capital to fund our acquisition and development projects, which are our primary business strategy for growth.

See “Risk Factors” for a further discussion of these challenges and risks related to our business.

Our Corporate History and Structure

China Education, Inc., a Cayman Islands exempted company with limited liability, was incorporated on August 2, 2007. Our wholly-owned Hong Kong subsidiary, HK Frank Education Investment and Management Limited, or HK Frank, is a limited liability company that was incorporated in January 2008, which owns 100% of the equity interests of our Chinese subsidiary, Tianjin Frank Consultancy Co., Ltd., or Tianjin Frank. Tianjin Frank is a limited liability company that was established on July 31, 2009 located in the Tianjin Binhai Hightech Park in Tianjin.

The Management Company was incorporated as a limited liability company in China on December 29, 2004. Zhengmao Hu and Min Hu, citizens of the PRC currently own 1.3% and 98.7%, respectively, of the Management Company. The Management Company acquired Suixian High School on August 17, 2005, Suixian Hui High School on January 4, 2008 and Boyang on January 4, 2008, in order to indirectly own Qingdao School. With active participation of the seller, the change in ownership of Suixian High School and Suixian Hui High

School has already been completed and registered although no payments have been made. These changes comply with relevant PRC law and are irreversible in that the closing of the deal has been effectuated on part of the sellers and under the acquisition agreements the sellers do not have direct recourse to the title of the schools if the buyers default in payment of the acquisition price.

If no payments are ever made for the properties and/or the buyers default on the acquisition agreements, the recourse or remedy available for the sellers is to sue the buyers for monetary compensation in which event the buyers can elect to repay the amounts due by means other than selling the schools back to the sellers. If in any event the buyers elect to sell the schools to repay the acquisition price due, they are not obligated to sell the schools back to the sellers. The sellers do not have a direct claim on the title of the schools, and are in no better position with respect to acquiring title to the schools than a third party creditor of the buyers.

The reason such transactions may be irreversible when no payments have been made is because the parties under the acquisition agreements changed the registered ownership of the schools to the Management Company with respect to both Suixian High School and Suixian Hui High School prior to any payments having been made. Those changes are not reversible in PRC without the consent of buyer to return the registered ownership of the schools to the seller. The change in ownership of Qingdao Boyang has not been registered due to the outstanding remaining payment of the purchase price, but, pursuant to Article 4.1 of the share transfer agreement, dated January 4, 2008, between the Management Company and Rong Zhou and Chengwu Sun (the “Share Transfer Agreement”) the parties agreed that the transfer and control of the ownership of Qingdao Boyang has been effective upon the signing of the share transfer agreement although it is not irreversible. In addition, pursuant to a tripartite agreement, dated January 4, 2008 (the “Tripartite Agreement”), among the Management Company, Qingdao Peking University Resources Technology Department Co., Ltd (“Qingdao Resources”) and Qingdao Boyang Education Investment and Management Co., Ltd. (“Qingdao Boyang”), the Management Company agreed to pay to Qingdao Resources RMB37,765,000, which remains unpaid by the Management Company and represents a debt originally incurred by Qingdao Boyang on September 2, 2005, representing a portion of the purchase price for the Qingdao School under the acquisition agreement, in satisfaction of an unpaid balance owed by Qingdao Boyang to Qingdao Resources for a real estate sale. Qingdao Resource recognizes the transfer of ownership to the Management Company notwithstanding the fact that it is still owned RMB37,765,000 pursuant to the tripartite agreement and the fact that it is still owed US $10.1 million under the Share Transfer Agreement. Under Article 4.1 of the Share Transfer Agreement, the parties agreed that the transfer and control of the ownership of Qingdao Boyang has been effective upon the signing of the share transfer agreement. Notwithstanding the foregoing, because the transfer of ownership of Qingdao School to the Management Company is reversible, if the Management Company fails to make the required payments under the Share Transfer Agreement, and fails to obtain any further extension or waiver for such payments from the seller, the ownership of Qingdao School may revert back to the seller. No penalty is due for the unpaid amount because the seller agreed to waive damages for the unpaid amount under an amendment to the share transfer agreement. The management of the schools report to the Management Company any issues that need the owner’s involvements or decisions. The Management Company has the rights to appoint and control the management team members of schools. We can direct the Qingdao School in the normal business affairs as a controlling party. Therefore, Qingdao School is under the control of the Management Company.

We conduct our operations in China primarily through Contractual Arrangements among our PRC subsidiary, Tianjin Frank, the Management Company, the two individual shareholders of the Management Company, and the schools. Under these Contractual Arrangements, Tianjin Frank provides investment consulting, management consulting, education consulting and technical consulting services to the Management Company and the high schools and post-secondary school in exchange for service fees from the Management Company and the high schools and post-secondary school. Additionally, Min Hu and Zhengmao Hu have pledged their equity interests in the Management Company to Tianjin Frank. Tianjin Frank also has an exclusive option to purchase all or part of the equity interests in, and/or the assets of, the Management Company when and to the extent permitted by applicable PRC law. We believe these Contractual Arrangements enable us to:

•	exercise effective control over the Management Company and the high schools and post-secondary school; and

•

receive substantially all of the economic benefits from the Management Company which owns the high schools and controls post-secondary school we operate in consideration for the services provided by Tianjin Frank.

As a result of Contractual Arrangements, we treat the Management Company as a variable interest entity, or VIE, and have consolidated its historical financial results in our financial statements in accordance with U.S. Generally Accepted Accounting Principles, or U.S.GAAP. We do not, however, own any equity interest in the Management Company or the high schools and post-secondary school we operate.

In June 2009, the FASB issued Accounting Standards Codification 810-10, “Consolidation—Overall” (“ASC 810-10”, previously SFAS 167, “Amendments to FASB Interpretation No. 46(R)”). This accounting standard will be effective for our fiscal year beginning January 1, 2010. This accounting standard eliminates exceptions of the previously issued pronouncement related to consolidation of qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. We do not believe the adoption of ASC 810-10 will have any significant impact on our consolidated financial statements or our operations. See “Management Discussion and Analysis of Our Financial Condition and Results of Operations Recent Accounting Pronouncements”.

PRC laws and regulations limit foreign ownership of primary and middle schools for students in grades one to nine. Our corporate structure allows us to acquire control of high schools and colleges in China by obtaining approvals only from local governments, without the need to obtain approvals from the Ministry of Education and the Ministry of Commerce. See “Regulation”. It also permits us to raise capital from investors outside of China.

In the opinion of Sinowing Law LLP, our PRC legal counsel:

•	each of Tianjin Frank and the Management Company was duly incorporated and is validly existing under the laws of the PRC;

•

each of Suixian High School, Suixian Hui High School and Qingdao School was duly registered and is validly existing as a private non-enterprise entity with legal person status under the laws of the PRC;

•	the ownership structure of the Management Company complies with, and immediately after this offering will comply with, the current PRC laws and regulations;

•

our Contractual Arrangements with the Management Company are valid and binding on all parties to these arrangements and will not result in any violation of PRC laws or regulations currently in effect; and

•	the business operations of the Management Company comply with current PRC laws and regulations.

There are, however, substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, we cannot assure you that the PRC authorities will not ultimately take a view that is contrary to the opinion of our PRC legal counsel. If the PRC government finds that the agreements establishing the structure for us to operate our China business do not comply with PRC government restrictions on foreign ownership of schools, we may be subject to severe penalties and may be forced to cease our China operations. See “Risk Factors—Risks Related to Our Corporate Structure—Our corporate structure is subject to legal risks that could limit our ability to do business.”

Additionally, the only payments we expect to receive from the high schools and post-secondary school we operate are for the services we provide. Due to the preferential tax treatment status of the schools we operate, we will not be able to use profits from the operations of the high schools and post-secondary school for reinvestment in our expansion of our business (other than reinvestment of the funds in the school from which the profits were derived) for distribution to our shareholders. As a result, for as long as the educational institutions we operate retain their preferential tax treatment status, the Management Company will be unable to use the profits from the operations of the educational institutions it owns for reinvestment in or expansion of its business (other than reinvestment of the funds in the educational institutions from which the profits were derived) or for distribution to its shareholders. Accordingly, we anticipate that at some point in the future the Management Company will convert the educational institutions we operate to non-preferential tax treatment entities to enable it to distribute their profits to the Management Company for use in other parts of its business. We are not able to predict the time of such conversion at this time. Factors to be considered in determining whether to undertake this conversion include, our ability to acquire control of additional educational institutions, the pace at which we are able to acquire control of additional educational institutions after the completion of this offering, our competitive position in the education industry in China and any negative impact the increase in tax expense will have on the network of educational institutions’ operating margins.

The following diagram illustrates our corporate structure and Contractual Arrangements of each of our subsidiaries and the Management Company and the educational institutions we operate, including the place of formation, as of the date of this prospectus.

Note (1):

Michael Qu made a loan directly to Messrs. Hu in 2004. Michael Qu assigned his creditor rights to HK Frank in January 2008. On August 4, 2009, HK Frank assigned its creditor rights to Tianjin Frank. As a result of the foregoing, Tianjin Frank currently owes RMB15 million to Michael Qu. Mr. Qu owns 100% of Above Great Limited. Above Great Limited owns 100% of China Education, see “PRINCIPAL SHAREHOLDERS”.

Note (2):	Beijing Frank controls 100% Qingdao School through Qingdao Boyang.

Corporate Information

Our principal executive office is located at 700, Guo Ji Chuang Ye Yuan 1#, 1 Shang Di Qi Jie Hai Dian District, Beijing 100085, People’s Republic of China. Our telephone number at this address is + (86 10) 6505 9488. Our registered office in the Cayman Islands is located at the offices of Offshore Incorporations (Cayman) Limited or OIL, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices.

Conventions Which Apply to This Prospectus

Except where the context otherwise requires and for purposes of this prospectus only:

•

“Chinese affiliated entity” or “Chinese affiliated entities” refers to the variable interest entity or variable interest entities through which we operate certain lines of our business and, which, pursuant to Contractual Arrangements, are effectively controlled by us and have transferred to us essentially all of the economic benefits of their businesses;

•	“China” or “PRC” refers to the People’s Republic of China, excluding for purposes of this prospectus Taiwan, Hong Kong and Macau;

•	“Contractual Arrangement” has the definition given to such term under Corporate Structure—Our Contractual Arrangements on page 43;

•	“shares” or “ordinary shares” refers to our ordinary shares;

•	“RMB” and “Renminbi” refer to the legal currency of China;

•	“$,” “dollars” and “U.S. dollars” refer to the legal currency of the United States;

•	“U.S GAAP” refers to the Generally Accepted Accounting Principles;

•	“registered students,” refer to students who either in the current period or in previous periods have paid tuition and are registered in an academic degree program;

•	“HK Frank” refers to HK Frank Education Investment and Management Limited;

•	“Tianjin Frank” refers to Tianjin Frank Consultancy Co., Ltd.;

•	“Suixian High School” refers to Branch of Suixian High School;

•	“Qingdao Boyang” refers to Qingdao Boyang Technology and Education Co., Ltd;

•	“Qingdao School” refers to Shandong Foreign Affairs Translation Business Middling Special School; and

•	“Suixian Hui High School” refers to Branch of Suixian Hui Nationality High School.

The Offering

Offering price	We estimate that the initial public offering price will be between $4.00 and $5.00 per ordinary share.

Ordinary shares in the offering	4,000,000

Number of ordinary shares to be outstanding immediately after this offering	13,609,554 ordinary shares.

Over-allotment option	We have granted to the underwriters an option, which is exercisable within 45 days from the date of this prospectus, to purchase up to 600,000 additional ordinary shares.

Use of proceeds

We estimate that our net proceeds from this offering without the exercise of the over-allotment option will be approximately $16.5 million, assuming an initial public offering price per ordinary share of $4.50, the midpoint of the estimated public offering price range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses which are payable by us.

We intend to use these net proceeds (i) to acquire control of additional educational institutions, (ii) to make a portion of the remaining payments on the purchase price of two high schools and one post-secondary school and (iii) for working capital and general corporate purposes. The minimum offering price that would provide us with sufficient net proceeds to pay the portion of the remaining purchase price on the two high schools and one post-secondary school that is due in the next year is $3.61 per ordinary share. See “Reasons for Offer and Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

NASDAQ symbol	“IEDU”

The number of ordinary shares that will be outstanding immediately after this offering:

•	assumes the underwriters’ over-allotment option is not exercised;

•	excludes ordinary shares reserved for future issuances under our share incentive plan.

Summary Consolidated Financial Data

The following summary consolidated financial data of China Education, presented in the table below, was derived from China Education’s audited consolidated financial statements for the years ended December 31, 2009, 2008, 2007 and 2006. This following summary consolidated statement of operations for the three months ended March, 31 2009 and 2010 and the balance sheet as of March 31, 2010 have been derived from our unaudited consolidated financial statements. The unaudited condensed consolidated financial statements included all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for the periods presented. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the full year. This summary consolidated financial data should be read in conjunction with “Operating and Financial Review and Prospects” included elsewhere in this prospectus, and our consolidated financial statements and related notes, which are included in this prospectus, beginning on page F-1.

Our consolidated financial statements are prepared in accordance with U.S Generally Accepted Accounting Principles, or U.S GAAP. The historical results are not necessarily indicative of results to be expected in any future period.

	For three months Ended March 31,		For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006
	US$	US$	US$	US$	US$	US$
	(in thousands, except share, per share and per ordinary share data)
Consolidated Statement of Operations Data(1):
Revenue	5,119	3,410	14,345	10,957	3,873	2,909
Cost of sales	(1,479)	(1,167)	(4,427)	(4,825)	(1,694)	(1,333)
Gross Profit	3,640	2,243	9,918	6,132	2,179	1,576
General & administration expense	(746)	(527)	(2,519)	(2,987)	(635)	(693)
Finance cost	(306)	(282)	(171)	(953)	(473)	(305)
Operating income	2,588	1,434	7,228	2,192	1,071	578
Other revenue	74	10	42	66	79	71
Other expenses	—	—	(63)	(500)	—	(28)
Income before provision for tax	2,662	1,444	7,207	1,758	1,150	621
Income tax	—	—	—	—	—	—
Net income	2,662	1,444	7,207	1,758	1,150	621
Dividends
Earnings per share (basic and diluted)	$0.29	$0.15	$0.77	$0.19	$0.12	—
Weighted average number of ordinary shares used in per share calculations:	9,329,664	9,329,664	9,329,664	9,329,664	9,329,664	—
Other Comprehensive Income
Foreign Currency Translation Adjustment	4	2	7	156	83	13
Comprehensive Income	2,666	1,446	7,214	1,914	1,233	634

	As of March 31,	As of December 31,
	2010	2009	2008	2007	2006
	US$	US$	US$	US$	US$
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	1,027	772	570	75	124
Total assets	58,063	55,924	47,862	16,680	15,286
Total liabilities	44,401	44,428	44,082	14,814	14,653
Total shareholders’ equity	13,662	10,996	3,780	1,866	633

(1)

Consolidated financial information has not been provided for the years ended December 31, 2005. We believe we would not be able to prepare consolidated financial statements of 2005 on a basis consistent with the years ended December 31, 2006, 2007, 2008 and 2009 in accordance with US GAAP without unreasonable effort and expense.

RISK FACTORS

An investment in our ordinary shares involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below and our consolidated financial statements and related notes, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

The preferential tax treatment status of the educational institutions we operate places limitations on our ability to freely operate our business, including limitations on pricing and our ability to withdraw profits from the educational institutions we operate for distribution to shareholders or for use in other parts of our business. The educational institutions we operate may incur additional costs if they seek to convert to non-preferential tax treatment status and we cannot assure you that the educational institutions we operate will be able to retain their preferential tax treatment status.

The educational institutions we operate are classified as educational institutions with preferential tax treatment, entitling them to certain tax benefits including exemption from income, turnover and property taxes. However, as a result of their preferential tax treatment status, the educational institutions we operate are prohibited from setting prices for educational services and accommodations above certain price thresholds set by the PRC government and are required to reinvest distributable profits into operations rather than being allowed to distribute profits as investment returns to the educational institutions’ owners. As a result, the educational institutions we operate are limited in the prices they may charge for educational services and accommodations and may not distribute their profits to the Management Company. These restrictions limit the financial returns the educational institutions we operate may achieve and prevent the Management Company from receiving profits from the educational institutions for investment in other high schools, colleges and universities, acquisitions of other high schools, colleges and universities or use in other parts of its business. The only fees we anticipate that Tianjin Frank and the Management Company will be able to receive from the educational institutions we operate are service fees to be paid by the educational institutions for technical services, investment and management consulting services provided by the Management Company and Tianjin Frank to the educational institutions we operate. As a result, for as long as the educational institutions we operate retain their preferential tax treatment status, the Management Company will be unable to use the profits from the operations of the educational institutions it owns for reinvestment in or expansion of its business (other than reinvestment of the funds in the educational institutions from which the profits were derived) or for distribution to its shareholders. Accordingly, we anticipate that at some point in the future the Management Company will convert the educational institutions we operate to non-preferential tax treatment entities to enable it to distribute their profits to the Management Company for use in other parts of its business. We are not able to predict the time of such conversion at this time. Factors to be considered in determining whether to undertake this conversion include, our ability to acquire control of additional educational institutions, the pace at which we are able to acquire control of additional educational institutions after the completion of this offering, our competitive position in the education industry in China and any negative impact the increase in tax expense will have on the network of educational institutions’ operating margins. Potential problems related to the conversion decision include, but are not limited to, the Management Company’s ability to obtain the necessary regulatory approvals for such a conversion. The conversion of the educational institutions we operate from entities that receive preferential tax treatment to entities that do not receive preferential tax treatment may result in an increase in the price of educational services provided by the network educational institutions in order to mitigate the effect of increased taxes and maintain the same profit margin. Any increase in prices for our services may result in the loss of price sensitive students. If the educational institutions we operate are converted into entities that do not receive preferential tax treatment entities, they will only be able to pay to the Management Company profits that have been generated from and after the date of conversion. An educational institution that does not receive preferential tax treatment is permitted to set its own pricing schemes and may distribute profits to its investors, but is required to pay corporate income taxes in China. As a result, if the Management Company converts the educational institutions we operate to entities that do not receive preferential tax treatment, the educational institutions we operate will be less competitive against the state-sponsored high schools, colleges and universities which receive preferential tax treatment, as they will be required to pay income taxes on the their profits from and after the date of conversion. At the time of conversion, those educational institutions will become subject to corporate income tax in China and we will be required to make payments to the local governments. A change in laws or a failure by one of the educational institutions we operate to satisfy the requirements of maintaining preferential tax treatment status may cause one or more of the educational institutions we operate to lose preferential tax treatment status. As a result, we cannot assure you that the educational institutions we operate or expect to operate will continue to qualify as preferential tax treatment entities and enjoy this preferential tax treatment in the future. We also cannot assure you that the laws will remain the same and that the Management Company will be able to convert the educational institutions we operate to non-preferential tax treatment entities at times that are desirable for our business. A loss of preferential tax treatment status by any of the educational institutions we operate before the desired time, or an inability to convert any of the educational institutions we operate to non-preferential tax treatment status at the desired time, may have a material adverse effect on our business, competitive position, cash flows, financial condition, results of operations and prospects.

It is subject to the restriction in contract for Suixian High School and Suixian Hui High School to pay surplus in operation or profit to the Management Company pursuant to certain acquisition agreements between the Management Company and the local government.

According to the acquisition agreement to establish Suixian High School entered into between Management Company and local government on August 17, 2005, as well as the acquisition agreement to establish Suixian Hui High School entered into between Management Company and local government on January 4, 2008, the Management Company agrees that it will not withdraw funds or receive any dividend within five years after payment of the first installment of acquisition price, and the surplus in operation of the schools will be used for the development and expansion of the schools. Since the Management Company has not paid any acquisition price to the local government, such five-year period has not been commenced. These restrictions may prevent the Management Company from withdrawing funds or receiving dividend from Suixian High School and Suixian Hui High School, which also prevent the Management Company from using the surplus of Suixian High School and Suixian Hui High School for investment in or acquisition of other schools other than using for operation and expansion of the schools from which the surplus was generated. The only fees we anticipate that Tianjin Frank and the Management Company will be able to receive from Suixian High School and Suixian Hui High School are service fees to be paid by such schools for technical service, investment and management consulting services provided by the Management Company and Tianjin Frank to such schools we operate.

We have a relatively short operating history and are subject to the risks of a new enterprise, any one of which could limit growth, content and services, or market development.

We acquired control of our first high school in August 2005. We acquired control of an additional high school and a post-secondary school in January 2008. As a result, we have a limited operating history and our historical operating results may not provide a meaningful basis for you to evaluate our business and financial performance. We may not have sufficient experience to address the risks frequently encountered by companies with relatively short operating histories and our business model and ability to achieve satisfactory operating results are unproven.

Our present and future competitors may have longer operating histories, larger student enrollments, larger teams of professional staff and greater financial, technical, marketing and other resources. They may be able to devote more resources to the development and promotion of their brand name and reputation, and may be able to react more quickly to changing customer requirements and demands, deliver competitive services at lower prices or respond to new technologies, trends or user preferences more effectively than we can. They may be able to offer services and products with better performance and prices than ours with the result that their services and products may gain greater market acceptance than ours. They may also offer free promotional services and products in connection with their marketing campaigns or significantly lower the prices for their services and products in order to attract students and capture additional market share. As a result, we may not be able to:

•	maintain profitability;

•	raise sufficient capital to sustain and expand our business;

•	expand our business by acquiring control of and operating additional high schools, colleges and universities;

•	attract students to educational institutions we operate;

•	attract, retain and motivate qualified personnel;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment; or

•	maintain effective control of our costs and expenses.

Any failure to address these risks may have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.

We are dependent on two high schools and one post-secondary school for all of our revenues. Any adverse development relating to any of these schools could materially and adversely affect our future results of operations.

Since our inception, Branch of Suixian High School, Branch of Suixian Hui Nationality High School and Shandong Foreign Affairs Translation Business Middling Special School have accounted for all of our revenues. Unless we are successful in acquiring control of and operating other educational institutions, all of our revenues will continue to be derived from these two high schools and one post-secondary school. As a result, any development that has a material adverse effect on one or more of these educational institutions may have a material adverse effect upon our business and financial performance, including developments such as the following:

•	any reduction in student enrollment at any of these educational institutions;

•

an increase in competition from existing high schools, colleges and universities or other educational services providers or the establishment of new high schools in Suixian, Shandong or regions near these two cities;

•	the failure to make improvements or enhancements to educational products and other facilities in any of the educational institutions we operate in a timely manner;

•	the failure to attract and retain high quality teaching staff in any of the educational institutions we operate;

•	the failure to meet the demand for and level of service by students; and

•	fire, floods, earthquakes, power failures or similar events that may interrupt the normal operations of the educational institutions we operate.

Any material change in the current demographic, economic, competitive or regulatory conditions applicable to any of educational institutions could adversely affect our operating results.

We may not be able to maintain our revenues and profitability as we operate in a highly competitive industry.

The education industry in China is highly competitive. Competition for students among high schools, colleges and other educational services providers has intensified in recent years as a result of the growth of the education industry in China. For example, changes in enrollment expansion policies in higher education now enable students to choose their preferred high schools, colleges or universities. In all of the geographical areas in which we operate or expect to operate, there are high schools, colleges and universities and other educational services providers, such as training centers and language learning centers and supplementary classes, which provide services comparable to those that the educational institutions we operate offer or are expected to offer. Some high schools, colleges and universities that compete with the educational institutions we operate are owned by governmental agencies and can finance capital expenditures on a tax-exempt basis. Currently, the high schools and post-secondary school that we operate receive preferential tax treatments. According to the Notice of the Ministry of Finance and the State Administration of Taxation on Relevant Tax Issues concerning Education institutions Caishui 2004 No. 39, the education institutions with preferential tax treatment, which collect tuition fees, including extra charges for education under the government-mandated price ceilings, are entitled to tax benefits including exemption from income, turnover and property taxes. Some of the competitors or potential competitors of the educational institutions we operate may be larger, more established, have greater geographic coverage, offer a wider range of services or have more capital or other resources than we do. Each of the educational institutions we operate compete with one other main school, college or university as well as various other education centers and training centers in its community. If the competitors of the educational institutions we operate receive adequate financing, actively recruit teaching staff, expand their services and/or obtain favorable managed training contracts, the educational institutions we operate could face difficulties retaining existing students and attracting new students. The educational institutions we operate may also face these difficulties if any of their competitors expand existing educational institutions or open new educational institutions in the markets where the educational institutions we operate service. Increased competition may also reduce the fees that the educational institutions we operate are able to charge their students.

If we are unable to continue to attract course participants to enroll in our courses, our revenues may decline and we may not be able to maintain profitability.

The success of our business depends primarily on the number of enrollments in our courses and the amount of course fees that we can charge. Therefore, our ability to continue to attract course participants to enroll in our courses and maintain revenue growth is critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to develop new courses and enhance existing courses to respond to changes in market trends and demands of course participants, to effectively market our courses to a broader base of prospective course participants, to train and retain qualified lecturers and tutors, to develop additional high-quality educational content and to respond to competitive pressures. If we are unable to increase our enrollments in some of our relatively new courses and generate sufficient course fees to exceed the incremental costs associated with developing and delivering such new courses, we may be unable to maintain substantial revenue growth. In addition, the expansion of our courses, services and products in terms of the types of offerings may not succeed due to competition, our failure to effectively market our new courses, services and products or maintain their quality and consistency, or other factors. Furthermore, we may be unable to develop and offer additional content on commercially reasonable terms and in a timely manner, or at all, to keep pace with changes in market requirements. If we are unable to continue to attract course participants to enroll in our courses, our revenues may decline and we may not be able to maintain profitability.

We will need to raise additional capital to maintain the operations of the educational institutions and acquire control of additional educational institutions, which could require us to incur substantial additional indebtedness or issue additional ordinary shares or other equity securities. Our ability to obtain additional financing may be limited.

We will need to raise additional capital to maintain the operations of the educational institutions we operate, including investing in new education facilities, and acquire control of additional educational institutions. Our current cash and capital resources and proceeds from this offering will allow us to maintain our operations for approximately the next twelve months. The Management Company has not yet fully paid for the acquisition of Shandong Foreign Affairs Translation Business Middling Special School. The aggregate amount of remaining payments as of March 31, 2010 due with respect to the purchase of this post-secondary school is approximately US $10.1 million. If we cannot raise additional capital, we will have to re-negotiate the terms of the acquisition, which we may not be able to do. If we are unable to raise additional capital or re-negotiate the terms of the acquisition, the Management Company may not be able to make the required payments, and may be declared in default under the acquisition agreement, in which event, it is possible that we may lose control of part or all of Qingdao School. It is possible that we may not be able to acquire control of additional educational institutions. We must continually assess the facilities needs of the schools we operate and upgrade educational products as a result of technological advances in the education industry. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by companies in the education industry;

•	economic, political and other conditions in the PRC and elsewhere;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds; and

•	PRC governmental regulation of foreign investment in educational services companies.

We also need to expand the buildings of the educational institutions we operate to accommodate an expected increase in the number of student enrollments. Our failure to raise additional capital through future financings will restrict our ability to grow our operations.

Moreover, our planned acquisitions require a significant amount of capital, which we may not be able to raise in a timely manner or at all. In addition, if we issue equity securities to pay for acquisitions, we may dilute the value of your shares. If we borrow funds to finance acquisitions, such debt instruments may burden us with substantial fixed charges and may contain restrictive covenants that could, among other things, restrict us from distributing dividends. Acquisitions may also result in significant amortization expenses related to intangible assets. We have no current arrangements or agreements for any specific acquisitions.

Failure to attract and retain qualified personnel and experienced senior management could disrupt our operations and adversely affect our business and competitiveness.

Our continuing success is dependent, to a large extent, on our ability to attract and retain qualified personnel and experienced senior management. If one or more of our senior management team members are unable or unwilling to continue to work for us, we may not be able to replace them within a reasonable period of time or at all, and our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses in recruiting and training additional personnel. Although our senior management is subject to certain non-competition restrictions during, and after termination of their employment, we cannot assure you that such non-competition restrictions will be effective or enforceable under PRC law. If any of our senior management joins a competitor or forms a competing business, our business may be severely disrupted. We have no “key man” insurance with respect to our key personnel that would provide insurance coverage payable to us for loss of their employment due to death or otherwise.

Our operating results may vary significantly from quarter to quarter as a result of seasonal and other variations to which our business is subject. This may result in volatility or adversely affect our stock price.

We experience seasonality in results of operations primarily as a result of changes in the level of student enrollments during the course of the school year and the duration of the school year. Because many parents prepay for their children’s programs at the time of enrollment the enrollment dates correspond to the trends of revenue. We typically generate the largest portion of revenue in the third quarter, and we experience lower revenues from tuition fees in the fourth quarter. As our high schools and post-secondary school revenue grows at varying rates, these seasonal fluctuations may become more evident. As a result, we believe that quarter-to-quarter comparisons of our results of operations may not be a fair indicator and should not be relied upon as a measure of future performance.

If we are unable to successfully centralize operations for our existing or future operations, we may fail to achieve anticipated synergies, cost savings and growth opportunities and our business and prospects may be materially and adversely affected.

Our successful operation of the high schools and post-secondary school we operate and any additional high schools, colleges and universities we may acquire control of in the future depends in part upon our achieving improvements in the operational efficiencies of each of the high schools, colleges and universities and of the group of high schools, colleges and universities as a whole. In order to achieve these operational efficiencies, we seek to centralize our operations by, among other things, centralizing the procurement of educational products and materials, marketing efforts and information technology systems. If we are not able to successfully centralize our operations, we may not be able to realize all the anticipated synergies, cost savings and growth opportunities that we hope to achieve by operating a group of high schools, colleges and universities and our business and prospects may be materially and adversely affected.

New products and programs we develop may compete with our current programs.

We are presently developing, and will likely in the future develop programs that compete with our existing programs. For example, our primary school holiday classroom program will compete with the periodical training project within the same campus. These services will be similar to those offered by our vocational post-secondary school during the summer and winter holiday. We cannot assure you that the primary schools that choose to provide periodical training services will not compete directly with our vocational post-secondary school training program.

We may lose market share and our profitability may be materially and adversely affected, if we fail to compete effectively with our present and future competitors or to adjust effectively to changing market conditions and trends.

We face competition from providers of online vocational/career education, training, and expect to face increasing competition from existing competitors and new market entrants in the traditional education and test preparation market. The provision of professional education and test preparation courses over the Internet is a relatively recent concept. Although traditional classroom instruction is generally viewed as a more accepted method, online education is increasingly apparent as an acceptable means of receiving training and instruction. We therefore compete with providers of online education institutions and training centers in the various subject areas for which we offer courses. As our courses are conducted solely in traditional bricks and mortar schools, if the perception persists or increases that on-line forms of education and training are preferred, we may not be able to compete effectively with competitors engaging in on-line forms of education and training. In addition, due to low barriers to entry for Internet-based businesses, we expect to face increasing competition from both existing domestic competitors and new entrants on the online education side. We may face increased competition from international competitors that cooperate with local businesses to provide services based on the foreign partners’ technology and experience developed in their home markets.

If we fail to develop and introduce new courses, services and products that meet our target customers’ expectations, or adopt new technologies important to our business, our competitive position and ability to generate revenues may be materially and adversely affected.

Our core business is centered on acquiring control of schools that provide high school, college and university educations in urban communities. As the growing trend toward urbanization is expected to result in more people seeking job and career advancement opportunities in urban areas, the development of new courses, services and products is subject to risks and uncertainties. Unexpected technical, operational, logistical, regulatory or other problems could delay or prevent the introduction of one or more of new courses, service or products. Moreover, we cannot assure you that any of these courses, products and services will match the quality or popularity of those developed by our competitors, achieve widespread market acceptance or generate the desired level of income.

The technology used in internet and value-added telecommunications services and products in general, and in online education services in particular, has evolved a lot in recent years. The online course providers seek to satisfy the demand of self-taught learners for high-level education and part-time workers seeking time flexibility. Providers of traditional education may lose part of the target course participants, if they fail to anticipate and adapt to such technological changes.

The education sector, in which all of our business is conducted, is subject to extensive regulation in China, and our ability to conduct business is highly dependent on our compliance with these regulatory frameworks.

The Chinese government regulates all aspects of the education sector, including licensing of parties to perform various services, pricing of tuition and other fees, curriculum content, standards for the operations of schools and learning centers associated with foreign participation. The laws and regulations applicable to the education sector are in some aspects vague and uncertain, and often lack detailed implementing regulations. These laws and regulations are subject to change, and new laws and regulations may be adopted, some of which may have retroactive application or have a negative effect on our business. For example, in 2003, the Chinese government adopted a new regulatory framework for Chinese-foreign cooperation in education. This new framework may encourage institutions with more experience, better reputations, greater technological know-how and larger financial resources than we have to compete against us and limit our growth. In addition, because the Chinese government and the public view the conduct of educational institutions as a vital social service, there is considerable ongoing scrutiny of the education sector and its participants.

We must comply with China’s extensive regulations on private and foreign participation in the education sector, which has caused us to adopt complex structural arrangements with our Chinese subsidiary and Chinese affiliated entity. If the relevant Chinese authorities decide our structural arrangements do not comply with these restrictions, we would be precluded from conducting some or all of our current business.

Chinese regulators have broad powers to regulate the tuition and other fees charged by schools and, as a result, can adversely impact the fees we receive from the schools to which we provide services, as well as the returns from the private primary and secondary schools operated by our Chinese affiliated entity. While China’s regulatory framework provides that investors in private schools are entitled to receive a “reasonable return” on their investment, there is no clear guidance in law as to what this term means.

Although our corporate structure and business are designed to comply with the limitations on foreign investment and participation in the education sector, we cannot assure you that we will not be found to be in violation of any current or future Chinese laws and regulations. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations. If we or our Chinese subsidiary or Chinese affiliated entity are found to be or to have been in violation of Chinese laws or regulations limiting foreign ownership or participation in the education sector, the relevant regulatory authorities have broad discretion in dealing with such violation, including but not limited to:

•	levying fines and confiscating illegal income;

•	restricting or prohibiting our use of the proceeds from this offering to finance our business and operations in China;

•	requiring us to restructure the ownership structure or operations of our Chinese subsidiary or Chinese affiliated entity;

•	requiring us to discontinue all or a portion of our business; and/or

•	revoking business licenses.

Any of these or similar actions could cause significant disruption to our business operations or render us unable to conduct all or a substantial portion of our business operations.

Our planned business growth, rapidly changing operating environment and future acquisitions may strain our existing resources and have an adverse effect on our business operations.

We anticipate fast expansion of our business through organic growth and acquisitions as we seek to grow our customer base, expand our service and product offerings and pursue new market opportunities. Our operational, administrative and financial resources may be inadequate to sustain the rate of growth we plan to achieve. As the number of our course participants increases or their demands and needs change or as our business activities expand, we will need to increase our investment in network infrastructure, facilities and other areas of operations, and we will be required to improve existing, and implement new, operational, technological and financial systems, procedures and controls, and to expand, train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with our regional and online agents and other third parties necessary for the success of our business. If we are unable to manage our growth and expansion effectively, the quality of our services could deteriorate and our business may suffer.

In addition, if we are presented with appropriate opportunities, we may acquire control of additional educational institutions and other assets, products, technologies or businesses that are complementary to our existing business. Future acquisitions and the subsequent integration of new assets and businesses into our own would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. In addition, acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. In addition to possible shareholders’ approval, we may also have to obtain approvals and licenses from the relevant government authorities in the PRC for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased costs and delay.

The process of integrating new high schools, colleges and universities into our operations may result in unforeseen operating difficulties and expenditures and may not provide the benefits anticipated. The areas where we face risks include:

•	difficulties integrating operations, personnel, technologies, products and information systems of the new high schools, colleges and universities;

•	potential loss of key employees of the new high schools, colleges and universities;

•	inability to maintain the key business relationships and the reputation of the new high schools, colleges and universities;

•	assumption of unknown or contingent liabilities by the Management Company of the new high schools, colleges and universities; and

•	diversion of management’s attention from other business concerns.

Our failure to address any of these risks or to implement and improve our management, operational and financial information systems, or to expand, train, manage or motivate our workforce, could reduce or prevent our growth and may have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.

Compliance with rules and requirements applicable to public companies may cause us to incur increased costs, which may negatively affect our results of operations.

As a U.S. public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and NASDAQ Stock Market, has required changes in corporate governance practices of U.S. public companies. We expect these rules and regulations to increase our legal, accounting and financial compliance costs.

In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures, retain a transfer agent, adopt an insider trading policy and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

Furthermore, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the Securities and Exchange Commission and the NASDAQ Stock Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We will also incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Changes in U.S. generally accepted accounting principles may impact our reported financial results of operations.

Our consolidated financial statements are prepared in accordance with U.S. GAAP. A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and are likely to occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

In June 2009, the FASB issued Accounting Standards Codification 810-10, “Consolidation—Overall” (“ASC 810-10”, previously SFAS 167, “Amendments to FASB Interpretation No. 46(R)”). This accounting standard will be effective for our fiscal year beginning January 1, 2010. This accounting standard eliminates exceptions of the previously issued pronouncement related to consolidation of qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity.

A summary of recent accounting pronouncements and their potential impact on our financial results are discussed in “Management Discussion and Analysis of Our Financial Condition and Results of Operations Recent Accounting Pronouncements”.

Changes in the conversion rate between the RMB and United States dollars, may adversely affect our profits

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Neither we nor our subsidiaries have a formal hedging policy with respect to foreign exchange exposure. In the future, we may hedge exchange transactions after considering the foreign currency amount, exposure period and transaction costs.

We may be negatively affected by the recent global financial market and economic crisis.

The recent global financial crisis has adversely affected the United States and other world economies. Although the PRC Government has adopted increasingly flexible macroeconomic policies, including an announced fiscal stimulus package, aimed at offsetting the slowdown brought about by the global financial crisis, as the financial crisis has broadened and intensified, the growth of China’s overall economy has been negatively impacted. In addition, the ongoing global financial crisis affecting the banking system and financial markets has resulted in a severe tightening in credit markets, a low level of liquidity in many financial markets and increased volatility in credit and equity markets. If these conditions continue or worsen, our cost of borrowing may increase and it may become more difficult to obtain financing for our operations or investments, which may adversely affect our business operations and implementation of our growth strategy.

If the educational institutions we operate are unable to obtain necessary governmental approvals for their expansion plans, our business and our prospects for growing our business may be adversely affected.

In China, high schools, colleges or universities expansion plans may require governmental approval in advance. For example, the educational institutions we operate may need to obtain governmental approval to add additional educational facilities and to purchase and spread educational product, such as reference books and multi-media study materials. If the educational institutions we operate are unable to obtain the necessary governmental approvals to expand the operations of the educational institutions we operate, our ability to generate additional revenue through the expansion of educational services and facilities will be limited.

Delay or failure in obtaining necessary approvals and building ownership certificates for the buildings of the educational institutions we operate may have an adverse impact on our business and operations.

Our future success substantially depends on our ability to significantly expand the facilities of the educational institutions we operate necessary to accommodate increasing student enrollments. However, the expansion of the facilities of educational institutions we operate may be constrained by the lack of land to develop new buildings or the lack of funds to construct or acquire new buildings, although all required building permits were obtained in connection with construction of the buildings. Building ownership certificates for the newly constructed buildings may not yet have been obtained. Although there is no legal requirement that educational institutions obtain these ownership certificates by a specific date, the failure to obtain these certificates will preclude educational institutions from mortgaging these properties until such certificates are obtained. Future buildings to be constructed may require a certain time period after their completion to obtain the building ownership certificate. Although educational institutions have secured the land use rights over the land occupied by these buildings and have invested in the construction of these buildings, we cannot assure you that educational institutions will obtain these certificates in a timely manner, or at all. Any delay or failure in obtaining necessary approvals to maintain the legitimate use of educational institutions buildings may have an adverse impact on our business and operations.

The local finance bureau may, in its sole discretion, discontinue paying a portion of the teachers’ salaries and benefits and interest cost associated with employee loans on our behalf, which would negatively affect our results of operations and financial results.

The local finance bureau has discretion to pay part of the expenses of the schools we operate. In determining whether to pay part of such expenses, the local finance bureau considers the performance of the schools. In 2009, the local finance bureau paid a portion of the teachers’ salaries and benefits in the amount of $1.5 million, and interest cost associated with employee loans, in the amount of $1.15 million, on our behalf in 2009. No such payments were made by the local finance bureau on the schools’ behalf in 2008.

The local finance bureau has complete discretion as to whether to fund any portion of the schools’ expenses, even if the schools maintain a 100% admission rate to colleges and universities. There are no stated standards under which such payments may be made. Accordingly, the local finance bureau may decline to pay any part of the schools’ expenses regardless of the performance of the schools. If the local finance bureau does not make such payments on our behalf in the future, our results of operations and financial results would be adversely impacted.

Our borrowing activities may be found in violation of the PRC laws and Regulations and we may be required to pay off the money plus corresponding interests to the lenders immediately, which may adversely affect our business and financial results.

Suixian High School and Suixian Hui High School borrowed the money in the approximate principal amount of $12.7 million from their 870 employees (the “Lenders”) by the end of December, 2009 with interest rates between 7.2% and 8% per annum (the “Lending”). The Lending does not have any written agreement and does not have fixed term. The Lenders may require us to pay off the money plus corresponding interest at any time.

Pursuant to the PRC Laws and Regulations, in the event that units or individuals raise money from the public and promise to pay off the money and corresponding interest in certain period without obtaining approval from the relevant governmental authorities (which in our case would be People’s Bank of China), it will constitute an illegal financing. We cannot assure you that competent government authorities will not consider the Lending to be an illegal financing. If the Lending is found to be an illegal financing, People’s Bank of China could order the schools to repay the loans and could impose a fine of one to five times the illegal gains obtained, or if no illegal gains were obtained, RMB100,000 to 500,000. Since the proceeds of this offering will not be used to repay such Lending, we would be required to obtain other funds with which to make the payments. Such funds may not be available when needed or may only be available on disadvantageous terms and conditions, which may adversely affect our business and financial results.

In addition, if we are unable to repay to the loans upon demand, an employee could bring an action against us in court and obtain a monetary judgment requiring us to repay such loans immediately. If an employee obtains a monetary judgment against us which we are unable to meet, the employee could foreclose on our assets.

Risks Related to Our Acquisition Strategy

We may not be able to implement our acquisition strategy successfully or in a timely manner.

We plan to acquire control of additional educational institutions with a portion of the net proceeds from this offering. However, we cannot assure you that these acquisitions will be completed in a timely fashion, or at all. Our acquisition strategy is subject to the various risks, including:

•	our relative lack of experience in identifying, financing and completing acquisitions;

•	insufficient funds or financing to pay the purchase price for such high schools, colleges and universities;

•	our inability to negotiate acceptable acquisition terms or being outbid by a competitor;

•	our inability to obtain the necessary government approvals for our planned acquisitions;

•	economic and environmental changes in the cities or provinces where our proposed target high schools, colleges and universities are located and changes in the priorities of local government officials;

•	changes in laws and regulations;

•	lack of support from local governments and from the management of our target high schools, colleges and universities;

•	our inability to obtain approval from the employees’ representatives of our target high schools, colleges and universities; and

•	uncertainties with respect to our use of the Management Company to acquire and own high schools, colleges and universities, which could require us to obtain approvals from the Ministry of Education.

Moreover, our planned acquisitions require a significant amount of capital, which we may not be able to raise in a timely manner or at all. In addition, if we issue equity securities to pay for acquisitions, we may dilute the value of your shares. If we borrow funds to finance acquisitions, such debt instruments may burden us with substantial fixed charges and may contain restrictive covenants that could, among other things, restrict us from distributing dividends. Acquisitions may also result in significant amortization expenses related to intangible assets.

In addition, as long as our educational institutions maintain their preferential tax treatment status, we will be unable to use the profits from our existing educational institutions, if any, to finance our acquisition and development strategy and will have to depend on any service fees we receive from the educational institutions and the proceeds from our offering of our capital stock. Even if our educational institutions are converted to non-preferential tax treatment entities, we will only be able to use the profits generated by those educational institutions from and after the date the educational institutions are converted to non-preferential tax treatment entities. We have no current arrangements or agreements for any specific acquisitions.

We may face increased competition in acquiring control of and operating high schools, colleges and universities from domestic and international education companies.

We may face competition from domestic and international education companies in acquiring control of and operating high schools, colleges and universities in China. We expect competition to intensify as a result of the continued privatization of the education industry in China. Our competitors include existing providers of educational services. Many of these competitors, especially foreign-owned education companies, have a longer operating history and greater financial resources than we have. In addition, our current or future competitors may be acquired by, receive investments from, or enter into other commercial relationships with, well-established and well-financed companies and therefore obtain significantly greater financial, marketing, management and technological resources than we have. Any bids by these and other competitors for the acquisition of the state- owned high schools, colleges and universities we are seeking to acquire control of may prevent us from successfully pursuing our strategy of establishing a group of high schools, colleges and universities across China or increase the costs to us of acquiring control of those educational institutions such that our profitability and results of operations are adversely affected. Furthermore, as there are significant barriers to set up new high schools, colleges and universities, such as significant capital expenditures and the approval of the local Bureau of Education or Ministry of Education of China, and we have no experience in setting up new high schools, colleges and universities and have not developed a strategy to set up new high schools, colleges and universities, to the extent existing high schools, colleges and universities we are currently seeking to acquire control of or may seek to acquire control of in the future are instead acquired by our competitors, we will be unable to pursue our strategy of acquiring control of high schools, colleges and universities to establish a group of educational institutions across China, which could have material adverse effect on our business, results of operations and prospects.

Risks Related to Our Corporate Structure

You may face difficulties in protecting your interests because we are incorporated under Cayman Islands law, conduct all of our operations in China and all of our officers reside in China.

We are incorporated in the Cayman Islands and own and conduct all of our operations in China through the Management Company and Tianjin Frank, which have contractual agreements with the Management Company. All of our officers reside in and most of the assets of those persons are located in China. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China. Even if you are successful in bringing an action of this kind, you still may not be able to enforce a judgment against our assets or the assets of our directors and officers. Although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits, there is no statutory recognition in the Cayman Islands of judgments obtained outside the Cayman Islands.

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law, as amended, and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in other jurisdictions, such as the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to other jurisdictions, such as the United States, and provides significantly less protection to investors. As a result, our shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in other jurisdictions.

Our corporate structure is subject to legal risks that could limit our ability to do business.

PRC regulations limit the foreign ownership of companies that provide educational services. Under such regulations, primary and secondary schools cannot have foreign ownership, while post-secondary and higher educational institutions may have foreign ownership (see “Regulation”). In addition, the establishment of a Sino- foreign joint venture educational institution requires approvals from the Ministry of Education and the Ministry of Commerce. As a result, the Management Company owns and controls the educational institutions we operate in China.

We do not directly hold any equity interest in the Management Company. However, we, Tianjin Frank and the Management Company have entered into a series of Contractual Arrangements with the Management Company pursuant to which Tianjin Frank provides services to the Management Company and the educational institutions controlled by the Management Company which we operate in exchange for fees, and we have undertaken to provide financial support and loans to the shareholders of the Management Company to acquire additional high schools, colleges and universities and expand and update facilities of the educational institutions controlled by the Management Company which we operate. In return, the shareholders of the Management Company have pledged their equity interest in the Management Company to Tianjin Frank and granted Tianjin Frank an option to purchase their equity interest at any time. The Management Company has granted Tianjin Frank an option to purchase the assets of the Management Company at any time. See “Corporate Structure.” There are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations, including regulations governing the validity and enforcement of these Contractual Arrangements. If the PRC government finds that our Contractual Arrangements with the Management Company do not comply with its restrictions on certain foreign-invested companies from engaging in the education businesses, the relevant regulatory authorities will have broad discretion to:

•	require us, the Management Company, or Tianjin Frank to restructure our ownership structure or operations;

•	impose conditions or requirements with which we, the Management Company, or Tianjin Frank may not be able to comply;

•	restrict how we finance our business and operations in China, including how we apply the proceeds from this offering;

•	revoke the Management Company’s or Tianjin Frank’s business and operating licenses; and

•	take other regulatory or enforcement actions, including levying fines.

Moreover, our corporate structure and Contractual Arrangements with the Management Company could result in a 5% PRC business tax being levied on both the Management Company’s revenues derived from its ownership of high schools, colleges and universities in China and Tianjin Frank’s revenues derived from its Contractual Arrangements with the Management Company. Also, we could face material and adverse tax consequences if the PRC tax authorities determine that our Contractual Arrangements with the Management Company were not entered into on an arm’s length basis. Although we based our Contractual Arrangements on those of established businesses in industries with similar ownership restrictions, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, we or the Management Company could face increased tax liability or the educational institutions we operate could lose their preferential tax treatment and financial incentives.

Our corporate structure may not be as beneficial to our shareholders as direct ownership, and we have limited recourse against the Management Company if it violates our Contractual Arrangements.

To facilitate the acquisition of control of educational institutions, we operate the educational institutions in our group through Contractual Arrangements with the Management Company. This corporate structure may not be as beneficial to our shareholders as direct ownership, and we have limited recourse against the Management Company if it violates these Contractual Arrangements. For example, the Management Company could refuse to operate the educational institutions in our group in an acceptable manner or pay the service fees due under our Contractual Arrangements. Because our Contractual Arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in China, if the Management Company fails to perform its obligations under our Contractual Arrangements, we may have to rely on remedies under PRC law, including seeking specific performance and claiming damages. In addition, generally the PRC has substantially less experience related to the enforcement of contractual rights through its judiciary or the arbitration process as compared to the United States or the Cayman Islands. This inexperience presents the risk that the judiciary or arbitrators in the PRC may be reluctant to enforce contractual rights, interpret these rights and remedies differently than what was intended by the parties to the agreements, or find that such contractual agreements do not comply with restrictions in current PRC laws. A PRC court may also set aside an arbitration award by reason of any defect the court considers to be present in the arbitration proceeding, remedies at law may not be adequate and a PRC court may not order specific performance. Additionally, contract interpretation and enforcement is not as developed as that in the United States and a contract dispute could be subject to uncertainties. In addition, any legal proceeding may result in substantial costs, disruptions to our business, damage to our reputation and diversion of our resources.

If any of the Management Company or the educational institutions it operates becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy those assets, which could reduce the size of our operations and materially and adversely affect our business, our ability to generate revenue and the market price of our ordinary shares.

To comply with PRC laws and regulations relating to restrictions on foreign ownership of educational institutions, we currently conduct our operations in China through Contractual Arrangements with the Management Company and the educational institutions we operate. As part of these arrangements, the Management Company holds some of the assets that are important to the operation of our business. If the Management Company goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If the Management Company undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, our ability to generate revenue and the market price of our ordinary shares. In addition, the acquisition agreements the Management Company entered into with local governments for the acquisition of some of the educational institutions we operate provide that the Management Company may not sell the educational institutions without providing local governments the option to reacquire the educational institutions from the Management Company, which would limit the flexibility of the Management Company in divesting assets in the event that it needed to sell one or more of the educational institutions we operate to raise capital or for any other reason. If any of the educational institutions we operate goes bankrupt or undergoes voluntary or involuntary liquidation, our ability to generate revenue may be adversely affected.

Risks Related to Doing Business in China

PRC economic, political and social conditions, as well as changes in any government policies, laws and regulations, could adversely affect the overall economy in China or the prospects of the education market, which in turn could adversely affect our business.

Substantially all of our operations are conducted in China, and substantially all of our revenues are derived from China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake are subject, to a significant extent, to economic, political and legal developments in China.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for our products and services depend, in large part, on economic conditions in China. Any slowdown in China’s economic growth may cause our potential customers to delay or cancel their plans to participate in our educational services, which in turn could reduce our net revenues.

Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the overall economy in China or the prospects of the education market, which could harm our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources, which have for the most part had a positive effect on our business and growth. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us.

China’s social and political conditions are also not as stable as those of the United States and other developed countries. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have negative effects on our business and results of operations. In addition, China has tumultuous relations with some of its neighbors and a significant further deterioration in such relations could have negative effects on the PRC economy and lead to changes in governmental policies that would be adverse to our business interests.

The PRC legal system embodies uncertainties that could limit the legal protections available to you and us.

Unlike common law systems, the PRC legal system is based on written statutes and decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has been to significantly enhance the protections afforded to various forms of foreign investment in China. Our PRC operating subsidiary, Tianjin Frank, is a wholly foreign-owned enterprise, and is subject to laws and regulations applicable to foreign investment in China in general and laws and regulations applicable to wholly foreign-owned enterprises in particular. Our PRC affiliated entity, the Management Company, is subject to laws and regulations governing the formation and conduct of domestic PRC companies. Relevant PRC laws, regulations and legal requirements may change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than under more developed legal systems. Such uncertainties, including the inability to enforce our contracts and intellectual property rights, could materially and adversely affect our business and operations. In addition, confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with respect to the privatization of the education industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you.

The education sector is subject to extensive regulation in China, and the educational institutions’ ability to conduct operation is highly dependent on their compliance with these regulatory frameworks. We may not possess or update all the licenses required to operate our business, or may fail to maintain the licenses we currently hold. This could subject us to fines and other penalties, which could have a material adverse effect on our results of operations.

The Chinese government regulates all aspects of the education sector, including licensing of parties to perform various services, pricing of tuition and other fees, curriculum content, recruitment quota, standards for the operations of schools with private or foreign participation.

We are required to hold a variety of permits, licenses and certificates to conduct our business in China. We may not possess or update all the permits, licenses and certificates required for our business and may have to apply for permits, licenses and certificates in addition to the currently secured ones from time to time. In addition, there may be circumstances under which the approvals, permits, licenses or certificates granted by the governmental agencies are subject to change without substantial advance notice, and it is possible that we could fail to obtain the approvals, permits, licenses or certificates that are required to expand our business as we intend. If we fail to obtain or to maintain such permits, licenses or certificates or renewals are granted with onerous conditions, we could be subject to fines and other penalties and be limited in the number or the quality of the products or services that we would be able to offer. As a result, our business, result of operations and financial condition could be materially and adversely affected.

Pursuant to PRC laws and regulations, the private funded school education permit is required to establish and run a private school. Running a private funded school without valid license may be subject to relevant penalties such as warning, suspension of operation. We cannot assure you that we will not be found to be in violation of any requirement of PRC laws and regulations.

The tuition charged by the educational institutions are all subject to price controls administered by the Chinese government, and our revenue is highly dependent on the level of these tuition charges.

Our revenue comes primarily from the tuition revenue of the educational institutions that we provide services to, and the tuition charges are subject to price controls administered by various price control offices. In light of the substantial increase in tuitions and other education-related fees in China in recent years, China’s price control authorities may impose stricter price control on tuition charges in the future. If the tuition charges, upon which our revenue depends, were to be decreased or if they were not to be increased in line with increases in our costs because of the actions of China’s administrative price controls, our revenue and profitability would be adversely affected. We cannot assure you that all of the educational institutions will not be found to be in violation of any requirement regarding the tuition charges. The failure by the educational institutions to comply with applicable laws and regulations could subject them to administrative penalties such as fines, which will adversely affect our business and operation.

Our title over the interests of Qingdao School through Qingdao Boyang is subject to the change of the registered shareholders of Qingdao Boyang with local SAIC which is contingent upon the certain remaining payment of the purchase prices.

The Management Company has already executed acquisition agreement with shareholders of Qingdao Boyang in order to indirectly own the 100% interests of Qingdao School through Qingdao Boyang, and made certain payment against the purchase prices. However the official change of the registered shareholders of Qingdao Boyang with local administration for industry and commerce does not change yet since the change is contingent upon the certain remaining payment of the purchase price and the remaining payment is planned to be paid out of the proceeds from this offering. There is a risk before the change of the registered shareholders of Qingdao Boyang at local SAIC which will have significant adverse impact on our operation and financial result.

We have not yet obtained appropriate title certificates for rights to land and buildings occupied by our educational institutions. If our land use rights and titles to real estates are revoked, we would have no recruiting capabilities adversely affected or we will suffer from interruption of business operation.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property. Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. Each of Suixian High School and Suixian Hui High School right now does not have registered land use right to the land occupied by them, and any successful challenge of our rights to use the same would have a material adverse effect on our company.

Each branch of Suixian High School and Suixian Hui High School does not have registered title to the buildings occupied by them. We cannot assure you that no third party will seek to assert their ownership rights against branch of Suixian High School and branch of Suixian Hui High School or challenge the properties occupied by Suixian High School and Suixian Hui High School in the future. Should we failed to defend any challenge to the right to use such properties; we may encounter difficulties in our continuous utilization of such properties., which may result in business interruption and additional relocation costs. If any of these events occurs, our revenues and/or profit may be materially and adversely affected.

If we are unable to enforce our contractual rights through the PRC legal system, our business could be materially adversely affected.

We are substantially dependent on agreements that we have signed with local governments in connection with our acquisition of control of high schools and post-secondary school in Suixian and Qingdao. These agreements contain covenants of the local governments to refrain from taking various actions that may diminish the value of the high schools and post-secondary school we acquired control of from such local governments. However, we cannot assure you that these local governments will not take positions with respect to the interpretation of these agreements that are contrary to what we believe has been agreed by the parties, that our rights against these local governments under these agreements will be enforceable under the PRC legal system or that the protections that we have negotiated for our business will not be circumvented through the actions of higher levels of the Chinese government.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in the prospectus.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all of our senior executive officers reside within China. As a result, it may not be possible to affect service of process within the United States or elsewhere outside China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of court judgments.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiary Tianjin Frank, which in turn, derives its revenues from management fees from the Management Company. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiary and affiliate to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ordinary shares.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise adversely affect us.

SAFE issued a public notice in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose company.” PRC residents that are shareholders and/or beneficial owners of offshore special purpose companies established before November 1, 2005 are required to register with the local SAFE branch before March 31, 2006. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to file, update and modify his or her SAFE registration with the SAFE or its competent local branch, with respect to that offshore special purpose company in connection with any of its increase or decrease of capital, transfer of shares, merger, split, equity investment or creation of any security interest over any assets located in China. The SAFE regulations require retroactive approval and registration of direct or indirect investments previously made by PRC residents in offshore special purpose companies. To further clarify the implementation of Circular 75, SAFE issued Circular 106 in May, 2007. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. There still remain uncertainties as to how certain procedures and requirements under the aforesaid SAFE regulations will be enforced in our case, and it remains unclear how these existing regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We have requested our current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of the SAFE notice and urge those who are PRC residents to register with the local SAFE branch as required under the SAFE notice. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the SAFE notice or the failure of future shareholders and/or beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE notice may subject such shareholders and/or beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute dividends to our company or otherwise adversely affect our business.

The discontinuation of any of the preferential tax treatments currently available to our PRC subsidiary could materially increase our tax liabilities.

Prior to January 1, 2008, under applicable PRC tax laws, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at statutory rates of 30% and 3%, respectively. In addition, an enterprise qualified as a “high and new technology enterprise” located in certain specified high-tech zones was entitled to a preferential state EIT rate of 15% and could enjoy an exemption from the state EIT rate for the first three years of its operation and a 50% reduction of the state EIT for the succeeding three years. The qualification of a “high and new technology enterprise” was subject to an annual or biennial evaluation by the relevant government authority in China.

In March 2007, the National People’s Congress enacted the Enterprise Income Tax Law, or the New EIT Law, and in December 2007, the State Council promulgated the implementing rules of the New EIT Law, both of which became effective on January 1, 2008. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous tax law. The New EIT Law, however, (i) reduces the top rate of enterprise income tax from 33% to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria. The New EIT Law and its implementing rules permit certain “high and new technology enterprises” to enjoy a reduced 15% EIT rate. Under the phase-out rules, enterprises established before the promulgation date of the New EIT Law and which were granted preferential EIT treatment under the then effective tax laws or regulations may continue to enjoy their preferential tax treatments until their expiration and will gradually transition to the uniform 25% EIT rate over a five-year transition period. However, the recently published qualification criteria are significantly higher than those prescribed by the old tax rules under which we had been granted preferential treatment. We cannot assure you that our PRC subsidiary, Tianjin Frank, will qualify as a high and new technology enterprise under the New EIT Law. In the event the preferential tax treatment for Tianjin Frank is discontinued, it will become subject to the standard PRC enterprise income tax rate. We cannot assure you that the local tax authorities will not, in the future, change their position and discontinue any of our preferential tax treatments, potentially with retroactive effect. The discontinuation of any of our preferential tax treatments could materially increase our tax obligations.

Any increase in the enterprise income tax rate applicable to us or discontinuation or reduction of any of the preferential tax treatments or financial incentives currently enjoyed by our PRC subsidiary could adversely affect our business, operating results and financial condition.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that its approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. On June 22, 2009, the MOFCOM promulgated the amended Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Order 6”, together with M&A rule, the “New M&A Rules”), which became effective immediately. The M&A Rule, among other things, has certain provisions that require offshore special purpose vehicles, or SPVs, new formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. If the CSRC or another PRC regulatory agency subsequently determines that its approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends by our PRC subsidiary to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the ordinary shares being offered by us.

The M&A Rule establishes more complex procedures for some acquisitions of PRC companies by foreign entities, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rule establishes additional procedures and requirements that could make some acquisitions of PRC companies by foreign entities, such as ours, more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign entity takes control of a PRC domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. There was case in China that certain government misused its government authority power to recall the change of sponsor after acquisition was completed. We cannot exclude the risk that the local government may change back the registration of schools sponsors by misusing or taking advantage of its government authority position which may cause material adverse effect to our operation of Suixian Schools.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds we expect to receive from this offering to make loans to our PRC subsidiary and PRC affiliated entity or to make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiary Tianjin Frank, and our PRC affiliated entity, the Management Company. In utilizing the proceeds we expect to receive from this offering for the purposes described in “Reasons for Offer and Use of Proceeds,” we plan to make loans to our PRC subsidiary, whether currently in existence or to be formed in the future, and to the Management Company or other PRC affiliated entities formed in the future, or make additional capital contributions to our PRC subsidiary.

Any loans we make to our PRC subsidiary cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Under applicable PRC law, the government authorities must approve a foreign-invested enterprise’s registered capital amount, which represents the total amount of capital contributions made by the shareholders that have registered with the registration authorities. In addition, the authorities must also approve the foreign-invested enterprise’s total investment, which represents the total statutory capitalization of the company, equal to the company’s registered capital plus the amount of loans it is permitted to borrow under the law. The ratio of registered capital to total investment cannot be lower than the minimum statutory requirement and the excess of the total investment over the registered capital represents the maximum amount of borrowings that a foreign invested enterprise is permitted to have under PRC law. We expect that the net proceeds we will receive from this offering will exceed the maximum amount of foreign debt our PRC subsidiary is permitted to incur. If we were to advance some net proceeds to our PRC subsidiary in the form of loans, we would have to apply to the relevant government authorities for an increase in their permitted total investment amounts. The various applications could be time-consuming and their outcomes may be uncertain. Concurrently with the loans, we might have to make capital contributions to these subsidiaries to maintain the statutory minimum registered capital and total investment ratio, and such capital contributions involve uncertainties of their own, as discussed below. Furthermore, even if we make loans to our PRC subsidiary that do not exceed their current maximum amount of borrowings, we will have to register each loan with SAFE or its local counterpart for the issuance of a registration certificate of foreign debts. In practice, it could be time-consuming to complete such SAFE registration process.

Any loans we make to our PRC affiliated entity, which is treated as a PRC domestic company rather than a foreign-invested enterprise under PRC law, are also subject to various PRC regulations and approvals. Under applicable PRC regulations, international commercial loans to PRC domestic companies are subject to various government approvals.

We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or PRC affiliated entity or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively and the ability of our PRC subsidiary to obtain financing.

Substantially all of our revenues and operating expenses are denominated in Renminbi. Restrictions on currency exchange imposed by the PRC government may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies. Under current PRC regulations, Renminbi may be freely converted into foreign currency for payments relating to “current account transactions,” which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Our PRC subsidiary may also retain foreign exchange in their respective current account bank accounts, subject to a cap set by SAFE or its local counterpart, for use in payment of international current account transactions.

However, conversion of Renminbi into foreign currencies and of foreign currencies into Renminbi, for payments relating to “capital account transactions,” which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of our PRC subsidiary to make investments overseas or to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

In August 2008, SAFE promulgated Circular 142, a notice regulating the conversion by Foreign Invested Enterprises or “FIEs” of foreign currencies into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-denominated capital of a FIE may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided for otherwise. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

Any existing and future restrictions on currency exchange may affect the ability of our PRC subsidiary or affiliated entity to obtain foreign currencies, limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies, or otherwise materially and adversely affect our business.

Risks Related to Our ordinary shares and This Offering

There has been no public market for our ordinary shares prior to this offering, and an active trading for our ordinary shares may not develop after this offering so you may not be able to resell your ordinary shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares. Our ordinary shares have been approved for listing on the NASDAQ Stock Market under the symbol “IEDU”. If an active trading market for our ordinary shares does not develop after this offering, the market price and liquidity of our ordinary shares would be materially and adversely affected.

The initial public offering price for our ordinary shares will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ordinary shares after the initial public offering. An active trading market for our ordinary shares may not develop and the market price of our ordinary shares may decline below the initial public offering price. You may lose part or all of your investment in our ordinary shares.

The market price for our ordinary shares may be volatile.

The market price for our ordinary shares may be volatile and subject to wide fluctuations in response to factors such as actual or anticipated fluctuations in our quarterly results of operations, changes in financial estimates by securities research analysts, changes in the economic performance or market valuations of other comparable companies, announcements by us or our competitors of material acquisitions, strategic partnerships, joint ventures or capital commitments, fluctuations of exchange rates between RMB and U.S. dollar, intellectual property litigation, release of lock-up or other transfer restrictions on our outstanding shares or ordinary shares, and economic or political conditions in China. In addition, the performance, and fluctuation in market prices, of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price and trading volumes of our ordinary shares. Furthermore, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ordinary shares.

Since the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase our ordinary shares in this offering, you will pay more for your ordinary shares than the amount paid by our existing shareholders for their ordinary shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution of approximately $2.45 per ordinary share, representing the excess of the initial public offering price per ordinary share over our net tangible book value per ordinary share as of March 31, 2010, after giving effect to this offering at an assumed initial public offering price of $4.50 per ordinary share, the midpoint of the estimated public offering price range shown on the cover of this prospectus, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, and assuming no exercise of underwriters’ over-allotment option. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon completion of this offering.

Our corporate actions are substantially controlled by our officers, directors, principal shareholders and their affiliated entities.

After this offering, our executive officers, directors, principal shareholders and their affiliated entities will beneficially own approximately 72.72% of our outstanding shares. These shareholders, if they act together, could exert substantial influence over matters requiring approval by our shareholders, including electing directors and approving mergers or other business combination transactions and they may not act in the best interests of other minority shareholders. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including you.

Substantial future sales or the perception of sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

Sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline. Upon completion of this offering, we will have 13,109,554 ordinary shares outstanding, assuming the underwriters do not exercise their option to purchase additional ordinary shares. All ordinary shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. In addition, we will have 9,329,664 ordinary shares outstanding after this offering which will be available for sale, upon the expiration of the applicable lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. See “Shares Eligible for Future Sale” and “Underwriting and Plan of Distribution” for a detailed description of the lock-up restrictions. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the lead underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ordinary shares could decline.

Our management will have considerable discretion as to the use of the net proceeds to be received by us from this offering.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We intend to use these net proceeds to (i) acquire control of additional educational institutions; (ii) make the remaining payments on the educational institutions we currently operate and (iii) for working capital and general corporate purposes. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Our articles of association may contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, at a premium.

We are considering adopting amended and restated articles of association that will contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares and ordinary shares may be materially and adversely affected.

We may be unable to establish and maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results or prevent fraud.

Upon the completion of this offering, we will become a public company in the United States that is or will be subject to the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on our internal control over financial reporting in our Annual Report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2009. In addition, our independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting. Our management may conclude that our internal controls are not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may disagree and may decline to attest to our management’s assessment or may issue an adverse opinion. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could adversely affect the trading price of our ordinary shares.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

We do not expect to be considered a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2009. However, the application of the PFIC rules is subject to ambiguity in several respects, and, in addition, we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The market value of our assets generally will be determined based on the market price of our ordinary shares and ordinary shares, which is likely to fluctuate after this offering. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we were treated as a PFIC for any taxable year during which a U.S. person held an ordinary share, certain adverse U.S. federal income tax consequences could apply to such U.S. person. See “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, the following:

•	statements contained in “Risk Factors;”

•	statements contained in “Summary” concerning our strengths, strategies and business challenges;

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statements contained in “Operating and Financial Review and Prospects” and the notes to our consolidated financial statements, such as our ability to acquire additional control of high schools and post-secondary schools on favorable terms; potential changes in and effects of government regulation on our business; and estimates in our critical accounting policies;

•

statements contained in “Business” concerning our strengths, business strategies, operational efficiencies, acquisition strategies, competitiveness, teacher recruiting and retention, insurance coverage and compliance with law; and

•	statements throughout concerning our legal structure and the regulation of our business.

Factors that could cause actual results to differ materially include, but are not limited to the following, which are discussed more fully in “Risk Factors:”

•	our limited operating history and anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	any material adverse development relating to one of our educational institutions;

•	any substantial change to the laws and regulations applicable to Chinese educational services and educational products;

•	our ability to effectively compete in the highly competitive Chinese educational industry;

•	our ability to attract and retain qualified personnel, key management, teaching staff, professors and other educational professionals;

•	the availability and terms of capital to fund additional acquisitions;

•	the loss of the services of members of our senior management team;

•	our ability to successfully centralize operations for our existing or future operations to achieve anticipated synergies, cost savings and growth opportunities;

•	existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

•	legislative proposals for education reform;

•	our ability to remain eligible for charging students tuition fees through student enrollment under the provincial laws of China;

•	our ability to obtain the necessary government approvals for our planned school expansions;

•	our ability to obtain the necessary government approvals to acquire target control of high schools, colleges and universities;

•	our ability to manage our acquisitions of control of high schools, colleges, and universities and the expansion of our operations;

•	our ability, where appropriate, to enter into arrangements with the acquisition target high schools, colleges and universities and the terms of these arrangements;

•	our ability to obtain financing to fund our acquisition and development strategy;

•	our anticipated growth strategies;

•	our ability to effectively integrate high schools, colleges and other educational facilities which we have acquired control of;

•	increased competition from domestic and international educational companies in acquiring and operating high schools, colleges and other educational facilities in China;

•	the uncertainties of the interpretation and application of current and future PRC laws and regulations, including regulations governing the validity and enforcement of Contractual Arrangements;

•	general changes in economic and business conditions in China and in the regions in which we operate;

•	listing or delisting of our securities from the NASDAQ Stock Market or the ability to have our securities listed on the NASDAQ Stock Market.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement that includes this prospectus with the understanding that our actual future results may be materially different from what we expect. You should not rely upon forward-looking statements as predictions of future events.

Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties. We cannot assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

REASONS FOR OFFER AND USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $16.5 million based on an assumed initial public offering price of $4.5 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us of $230,000.

We intend to use our net proceeds from this offering as follows:

•	approximately $1.7 million to acquire control of additional educational institutions

•

approximately $13.2 million in installments towards completion of the payment of the aggregate $22.1 million purchase price of our existing two high schools and one post-secondary school including RMB37.7 million or USD5.5 million under by the Tripartite Agreement which remains unpaid by the Management Company and represents a debt originally incurred by Qingdao Boyang on September 2, 2005. The $22.1 million we owe for the three schools includes, under the terms of the respective purchase agreements, approximately $6.6 million for Suixian High School, $5.4 million for Suixian Hui High School, and $10.1 million for Qingdao School. 30% of the purchase price for each school is due in early October 2010 (approximately $1.98 million for Suixian High School, $1.62 million for Suixian Hui High School and $3.03 million for Qingdao School), 30% is due in early December 2010 (approximately $1.98 million for Suixian High School, $1.62 million for Suixian Hui High School and $3.03 million for Qingdao School) and the remaining 40% is due in early June 2012. We intend to use approximately $13.2 million of the net proceeds of this offering to make the respective payments due in early October 2010 and early December 2010, set forth above, for each of the schools. Thus, we intend to use approximately $3.96 million of the net proceeds of this offering towards payment for Suixian High School (including $1.98 million in early October 2010 and $1.98 million in early December 2010), $3.24 million of the net proceeds towards payment for Suixian Hui School (including $1.62 million in early October 2010 and $1.62 million in early December 2010), and $6.06 million of the net proceeds towards payment for Qingdao School (including $3.03 million in early October 2010 and $3.03 million in early December 2010). The minimum offering price that would provide us with sufficient not proceeds to pay the portion of the remaining purchase price on the two high schools and one post-secondary school that is due in the next year is $3.61 per ordinary share.

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approximately $1.6 million for working capital and general corporate purposes, including $0.4 million for upgrading our financial and accounting systems, $0.8 million for infrastructure for high schools, colleges and universities acquired by the Management Company, and $0.4 million for general corporate purposes.

We intend to use $1.7 million of the net proceeds of this offering to acquire control of additional educational institutions, rather than first completing the purchase of our three existing schools, so that we can continue to grow and develop our business. As noted above, under the respective purchase agreements, 40% of the purchase price for each school (approximately $2.64 million for Suixian High School, $2.16 million for Suixian Hui High School, and $4.04 million for Qingdao School) is due in early June 2012. We intend to pay this remaining $8.84 million of the purchase price for the schools through:

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Service fees which we may receive from the schools under the respective management and service agreements. As noted under “Our Challenge” and “Management’s Discussion and Analysis”, we have deferred receipt of service fees and expect to do so in the future, but we may elect to receive such service fees in the future and may use such fees towards payment of the remaining $8.84 of the purchase price. We intend to defer the service fees in the future until the Board of Directors of China Education decides to declare and pay dividends to its shareholders. The factors that China Education will consider in determining whether to defer the service fees in the future are i) whether the Board of Directors of China Education, Inc. decides to declare and pay dividends to its shareholders and ii) whether the schools continue to need such funds for their development and expansion.

•	Public or private sales of equity or debt securities, and/or

•	Refinancing through loans from financial institutions

There is no assurance we will be able to obtain financing for payment of the remaining $8.84 million of the purchase price, if necessary. As noted above, we may use service fees which we may receive from the schools under the respective management and service agreements towards payment of the remaining $8.84 million of the purchase price. In the event that we do receive such fees, and such fees are in an amount sufficient to cover the remaining $8.84 million of the purchase price (neither of which can be assured), additional financing towards the remaining payment may not be necessary. If we are unable to make the remaining $4.04 million payment for Qingdao School due in early June 2012, and we fail to obtain any further extension or waiver for such payment from the seller, the sellers may sue us for monetary compensation. If the Qingdao School sellers obtain a monetary judgment against us which we are unable to meet, they may foreclose on our assets. If we are unable to make the remaining $2.64 million and $2.16 million payments due in early June 2012 for Suixian High School and Suixian Hui School, respectively, and we fail to obtain any further extension or waiver for such payments from the sellers, the sellers may sue us for monetary compensation. If the Suixian High School and Suixian Hui High sellers obtain a monetary judgment against us which we are unable to meet, they may foreclose on our assets.

We do not intend to use the proceeds of the offering to repay the RMB15,000,000 loan owed by Tianjin Frank to Michael Qu.

In case the above use of proceeds is restricted by SAFE circular 142, we plan to pledge to an international commercial bank operating in China or a third party the proceeds in U.S. dollars from this offering as security for the borrowing by the Management Company in RMB.

The method of pledging to an international Commercial bank operating in China or a third party the proceeds in U.S. dollars from this offering as security for the borrowing by the Management Company in RMB will be accomplished as indicated in the following diagram:

The Company receives the proceeds and invests in HK Frank as registered capital in USD. HK Frank invests in Tianjin Frank as registered capital and working capital in USD. Proceeds of this offering will be paid into Tianjin Frank in US Dollars as the contribution to its capital increase. Tianjin Frank will deposit the cash in US

Dollars at a third party bank, and pledge deposit receipt with the bank as a guarantee to the bank’s 15 year long term loan to Beijing Frank. Money so borrowed by Beijing Frank will be paid to the sellers of the three schools we control. The loan will be repaid by cumulative dividends to be paid by the three schools to Beijing Frank, after the expiry of the 5 years period starting from payment of first installment of acquisition price during which Beijing Frank undertakes not to request distribution of dividends from Suixian School and Suixian Hui School. For avoidance of doubt, to facilitate the repayment of loan, the service fees payable to Tianjin Frank by the schools may be further deferred by Tianjin Frank until the loan is fully repaid.

The whole purpose of our proposed method for using the offering proceeds is to avoid converting the paid-in capital to be received by Tianjin Frank from HK Frank into RMB, which is regulated and restricted by Circular 142. The paid-in capital will only be used as collateral to support the loan from a bank to Beijing Frank, without converting it into RMB. We have been advised by Sinowing Law LLP, our PRC legal counsel, that the method for using the proceeds is not restricted by SAFE 142. In particular, because, under this method, the proceeds in USD will be used as security for a loan, and not converted into RMB, such use of proceeds will comply with SAFE 142.

While we regularly seek and evaluate possible acquisition opportunities, neither we nor the Management Company have material definitive agreements, commitments, understandings or arrangements with respect to any acquisition. As part of our acquisition strategy, we routinely evaluate the potential acquisition of control of educational institutions. While we have had preliminary discussions with certain educational institutions, our evaluations of, and discussions with, these candidates are in the early stages and any transaction is subject to extensive due diligence, our board of directors’ approval and regulatory approval. There can be no assurance that we or the Management Company will make any firm offers, reach any binding agreements or receive the requisite government approvals with these or any other potential buyers we elect to evaluate. We may not be able to acquire control of any or all of the high schools and colleges we have targeted. See “Risk Factors—Risks Related to Our Acquisition Strategy.”

Because the future of our business is difficult to predict, we may use the proceeds for purposes not listed above in response to working capital requirements or business opportunities that we do not now anticipate. Any such uses could reduce the proceeds available for the uses described above.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds from this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds from this offering differently than as described in this prospectus. This could affect our profitability and cause the prices of our ordinary shares to decline. See “Risk Factors—Risks Related to Our Business.” Pending their use, we intend to hold our net proceeds in demand deposits or invest them in interest-bearing government securities.

DIVIDEND POLICY

We have not paid any dividends in the past, and have no present plan to declare and pay any dividends on our ordinary shares in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion as to whether to declare and pay dividends to our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. The statutory reserve is to be utilized to offset a prior year’s losses or to increase a company’s share capital. Until the statutory reserve is accumulated, no amounts may be distributable to us as a dividend. In addition, if our subsidiary in China incurs debt on its own behalf, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Furthermore, the PRC Enterprise Income Tax Law, which took effect on January 1, 2008, eliminates the current exemption of enterprise income tax on dividend derived by foreign investors from foreign invested enterprises and imposes on our subsidiary in China an obligation to withhold tax at the rate of 10% on dividend distributions to us. This rate may be further decreased to no more than 5% for dividends paid to HK Frank in certain instances according to a bilateral tax arrangement between the PRC and the Hong Kong Special Administrative Region.

The same PRC laws regarding dividends are applicable to each school’s ability to declare and pay dividends to the Management Company. Additionally, the high schools and post-secondary school we operate currently maintain preferential tax treatment status, which makes them eligible for certain tax benefits, and are required under PRC laws to reinvest distributable profits into their educational operations rather than being allowed to distribute profits as investment returns to the Management Company. As a result, our ability to extract revenues from the high schools and post-secondary school operations is limited.

Cash dividends on our shares, if any, will be paid in U.S. dollars.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of March 31, 2010:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of 4,000,000 ordinary shares by us in this offering at an assumed initial public offering price of $4.50 per share, the midpoint of the estimated public offering price range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Operating and Financial Review and Prospects.”

	As of March 31, 2010
	Actual	As adjusted
	(US$ in thousands, except share data)
Non-current liabilities	24,545	$24,545
Borrowings	220	220
Other Payables	24,325	24,325
Shareholders’ equity:
Ordinary shares,
$0.00021437 par value; 233,241,592 shares authorized, 9,329,664 shares issued and outstanding, actual; 13,329,664, as adjusted	2	3
Additional paid-in capital		16,497
Exchange reserve	263	263
Retained profits	13,397	13,397
Total equity	13,662	30,160

Total capitalization and indebtedness	38,207	54,705

The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity (deficit) and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering to be determined at pricing.

Assuming the number of ordinary shares offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of $4.50 per would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $3.72 million.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per and our net tangible book value per after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares.

Our net tangible book value as of March 31, 2010 was approximately $10.8 million, or $1.16 per share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per share, after giving effect to the additional proceeds we will receive from this offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming an initial public offering price per share represented by the midpoint of the estimated initial public offering price range set forth on the cover of this prospectus.

Without taking into account any other changes in net tangible book value after March 31, 2010, other than giving effect to the sale of the ordinary shares offered in this offering at the initial public offering price of $4.50 per ordinary share after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2010 would have been $27.3 million, or $2.05 per share. This represents an immediate increase in net tangible book value of $0.89 per share to the existing shareholders and an immediate dilution in net tangible book value of $2.45 per share to investors purchasing ordinary shares in this offering. The following table illustrates such dilution:

US$
Assumed initial public offering price per share	$4.50
Net tangible book value per share as of March 31, 2010	$1.16
Amount of dilution in net tangible book value per share to new investors in the offering	$2.45

A $1.00 increase (decrease) in the assumed public offering price of $4.50 per ordinary share would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $3.72 million, the pro forma net tangible book value per share and this offering by $0.28 per ordinary share and the dilution in pro forma net tangible book value per share to new investors in this offering by $0.28 per ordinary share assuming no charge to the number of ordinary shares offered by us as set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses payable by us.

The following table summarizes, on a pro forma basis as of March 31, 2010, the differences between existing shareholders and the new investors with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid, without deducting the underwriting discounts and commissions and estimated expenses payable by us in connection with this offering. The total number of shares does not include the ordinary shares issuable upon the exercise of the underwriters’ option to purchase additional ordinary shares.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
					US$

Existing shareholders	9,329,664	70%	10.8 million	39%	$1.16

New investors	4,000,000	30%	16.5 million	61%	4.13

Total	13,329,664	100%	27.5 million	100%

A $1.00 increase (decrease) in the assumed initial public offering price of $4.50 per ordinary share would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ordinary share paid by all shareholders by $3.72 million, $3.72 million and $0.28, respectively, assuming no change in the number of ordinary shares sold by us as set forth on the cover page of this prospectus.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering to be determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands, such as a less developed body of securities laws as compared to the United States, significantly less legal protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. In addition, a majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation, located at 111 Eighth Avenue, 13/F, New York, New York 10011 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Campbells, Attorneys-at-law, our counsel as to Cayman Islands law, and Sinowing Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Campbells has further advised us that a judgment obtained in a court outside the Cayman Islands, or a foreign judgment in personam, will be recognized and enforced in the courts of the Cayman Islands without any reexamination of the merits at common law by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, where the judgment is final and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligation, and which was neither obtained in a manner, nor is of a kind enforcement of which is, contrary to the natural justice or the public policy of the Cayman Islands.

Sinowing Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign court judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

CORPORATE STRUCTURE

Our History

China Education, Inc., a Cayman Islands exempted company with limited liability, was incorporated on August 2, 2007. Our wholly-owned Hong Kong subsidiary, HK Frank Education Investment and Management Limited, or HK Frank, is a limited liability company with limited liabilities that was incorporated in January 2008, which owns 100% of the equity interests of our Chinese subsidiary, Tianjin Frank Consultancy Co., Ltd., or Tianjin Frank. Tianjin Frank is a limited liability company that was incorporated on July 31, 2009, located in the Tianjin Binhai Hightech Park in Tianjin.

The Management Company was incorporated as a limited liability company in China on December 29, 2004. Zhengmao Hu and Min Hu, citizens of the PRC currently own 1.3% and 98.7%, respectively, of the Management Company. The Management Company acquired Suixian High School on August 17, 2005, Suixian Hui High School on January 4, 2008 and Qingdao School on January 4, 2008. The Management Company has generated the funds for paying China Education’s executives and the RMB3 million payment on the Qingdao School through registered capital contribution of Min Hu and Zhengmao Hu of RMB15,000,000 to the Management Company. This capital contribution was made on December 29, 2004 and the funds for this capital contribution came from the loan from Michael Qu.

We are wholly owned by Above Great Limited, a company incorporated in British Virgin Islands and controlled by Michael Qu, a Singapore citizen. Above Great Limited acquired ownership of the Company by purchasing 9,329,664 ordinary shares on August 18, 2009 for $2,000. Michael Qu also beneficially owned the one (non-Reverse Split adjusted) outstanding share of the company issued to Frank Hu in August 2007, upon the issuance of the share in August 2007 pursuant to the Share Holding Entrustment entered into by and between Michael Qu and Frank Hu on August 2, 2007. Pursuant to the Share Holding Entrustment, Mr. Qu designated Mr. Hu to hold the share on behalf of Mr. Qu, and Mr. Hu agreed to hold the share in trust for Mr. Qu.

Our Contractual Arrangements

PRC laws and regulations limit foreign ownership of primary and middle schools for students in grades one to nine. Accordingly, we conduct our operations in China primarily through Contractual Arrangements among our PRC subsidiary, Tianjin Frank, the Management Company, two individual shareholders of the Management Company and the educational institutions owned by the Management Company. Tianjin Frank has entered into business cooperation agreements with the Management Company and the high schools and post-secondary school owned or controlled by the Management Company respectively under which Tianjin Frank provides investment consulting, management consulting, education consulting and technical consulting services to the Management Company and the educational institutions we operate in exchange for service fees from the Management Company and the high schools and post-secondary school we operate. Additionally, Min Hu and Zhengmao Hu have pledged their equity interests in the Management Company to Tianjin Frank and granted Tianjin Frank an option to purchase their equity interest when and to the extent permitted by applicable PRC law. The Management Company has granted Tianjin Frank an option to purchase the assets of the Management Company when and to the extent permitted by applicable PRC law. As used in this prospectus, the term “Contractual Arrangements” refers to the following agreements:

•	Loan Agreement, dated August 4, 2009, by and among Zhengmao Hu, Min Hu and Tianjin Frank Education Consultancy Co., Ltd. (described on page 95)

•	Management and Service Agreement dated August 4, 2009, by and between Beijing Frank Education Investment and Management Co., Ltd and Tianjin Frank Education Consultancy Co., Ltd (described on page 59)

•	Management and Service Agreement dated August 4, 2009, by and between Suixian Senior High School and Tianjin Frank Education Consultancy Co., Ltd. (described on page 58)

•	Management and Service Agreement dated August 4, 2009, by and between Suixian Hui High School and Tianjin Frank Education Consultancy Co., Ltd. (described on page 58)

•

Management and Service Agreement dated August 4, 2009, by and between Shandong Foreign Affairs Translation Business Middling Special School and Tianjin Frank Education Consultancy Co., Ltd. (described on page 58)

•

Proxy Agreement, dated August 4, 2009, by Zhengmao Hu and Min Hu in favor of Tianjin Frank Education Consultancy Co., Ltd and Beijing Frank Education Investment and Management Co., Ltd. (described on page 94-95)

•

Share Pledge Agreement, dated August 4, 2009, by and among Tianjin Frank Education Consultancy Co., Ltd, Min Hu, Zhengmao Hu and Beijing Frank Education Investment and Management Co., Ltd. (described on page 94)

•

Share Option Agreement, dated August 4, 2009, by and among Zhengmao Hu, Min Hu, Tianjin Frank Education Consultancy Co., Ltd. and Beijing Frank Education Investment and Management Co., Ltd. (described on page 95)

•

Assignment Agreement, dated August 4, 2009, by and among HK Frank Education Investment and Management Limited, Tianjin Frank Education Consultancy Co., Ltd., Zhengmao Hu, Min Hu, and Beijing Frank Education Investment and Management Limited, pursuant to which, HK Frank assigned its creditor rights to Tianjin Frank.

We believe these Contractual Arrangements will enable us to:

•	exercise effective control over the Management Company and the educational institutions it owns and controls; and

•	receive a substantial portion of the economic benefits from the Management Company and its educational institutions in consideration for the services provided by Tianjin Frank.

Our corporate structure allows us to acquire control of high schools, colleges and universities in China by obtaining approvals only from local governments, without the need to obtain approvals from the Ministry of Education and the Ministry of Commerce. See “Regulation”. It also permits us to raise capital from investors outside of China.

As a result of Contractual Arrangements, we treat the Management Company as a variable interest entity, and have consolidated its historical financial results in our financial statements in accordance with US GAAP. We do not, however, own any equity interest in the Management Company or the educational institutions we operate.

We intend to invest a portion of the net proceeds from this offering through HK Frank into Tianjin Frank. Tianjin Frank may provide additional funding to the Management Company for acquisitions by the Management Company or for general corporate purposes, which funding we anticipate would be accomplished through additional loans made by Tianjin Frank to Min Hu and Zhengmao Hu to enable Min Hu and Zhengmao Hu to invest the funds in the Management Company in exchange for additional equity of the Management Company. Min Hu and Zhengmao Hu have pledged their equity interest in the Management Company to Tianjin Frank and granted Tianjin Frank an option to purchase their equity interest when and to the extent permitted by applicable PRC law. The Management Company has granted Tianjin Frank an option to purchase the assets of the Management Company when and to the extent permitted by applicable PRC law. See “Related Party Transactions.” Tianjin Frank may also establish one or more parallel structures similar to the structure involving Min Hu, Zhengmao Hu and the Management Company for purposes of acquiring additional educational institutions by entering into Contractual Arrangements with additional affiliated Chinese management companies and Min Hu, Zhengmao Hu or other citizens of the PRC. Funds invested by Tianjin Frank in the Management

Company or any similar management company we may establish will be used to invest in our existing high schools and post-secondary school or acquire additional educational institutions.

Our high schools and post-secondary school are currently classified as educational institutions with preferential tax treatment under Chinese law, which entitles them to tax benefits. The Management Company may in the future convert the high schools and post-secondary school to for profit educational institutions with non-preferential tax treatment under Chinese law, after which time the high schools and post-secondary school would be able to distribute all profits from and after the date of conversion to the Management Company and any profits received by the Management Company could be paid to Tianjin Frank under the management and service agreements. Currently, the only fees that may be paid by the high schools and post-secondary school to Tianjin Frank are the service fees that may be paid under the Contractual Arrangements entered into between the parties. See “Related Party Transactions.”

In the opinion of Sinowing Law Firm, our PRC legal counsel:

•	Each of Tianjin Frank and the Management Company was duly incorporated and is validly existing under the laws of the PRC;

•

each of Suixian High School, Suixian Hui High School and Qingdao School was duly registered and is validly existing as a private non-enterprise entity with legal person status under the laws of the PRC;

•	the ownership structure of the Management Company complies with, and immediately after this offering will comply with, the current PRC laws and regulations;

•

our Contractual Arrangements with the Management Company are valid and binding on all parties to these arrangements and will not result in any violation of PRC laws or regulations currently in effect; and

•	the business operations of the Management Company comply with current PRC laws and regulations.

There are, however, substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, we cannot assure you that the PRC authorities will not ultimately take a view that is contrary to the opinion of our PRC legal counsel. If the PRC government finds that the agreements establishing the structure for us to operate our China business do not comply with PRC government restrictions on foreign ownership of high schools and post-secondary school, we may be subject to severe penalties and may be forced to cease our China operations. See “Risk Factor–Risks Related to Our Corporate Structure—Our corporate structure is subject to legal risks that could limit our ability to do business.”

The following diagram illustrates our current corporate structure and the place of formation and affiliation of each of our subsidiaries as of the date of this prospectus.

Note (1):

Michael Qu made a loan directly to Messrs. Hu in 2004. Michael Qu assigned his creditor rights to HK Frank in January 2008. On August 4, 2009, HK Frank assigned its creditor rights to Tianjin Frank. As a result of the foregoing, Tianjin Frank currently owes RMB15 million to Michael Qu. Mr. Qu owns 100% of Above Great Limited. Above Great Limited owns 100% of China Education, see “PRINCIPAL SHAREHOLDERS”.

Note (2):	Beijing Frank controls 100% Qingdao School through Qingdao Boyang.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data of China Education, presented in the table below, was derived from China Education’s audited consolidated financial statements for the year ended December 31, 2009, 2008, 2007 and 2006. This following summary consolidated statement of operations for the three months ended March, 31 2009 and 2010 and the balance sheet as of March 31, 2010 have been derived from our unaudited consolidated financial statements. The unaudited condensed consolidated financial statements included all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for the periods presented. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the full year. This summary consolidated financial data should be read in conjunction with “Operating and Financial Review and Prospects” included elsewhere in this prospectus, and our consolidated financial statements and related notes, which are included in this prospectus, beginning on page F-1.

Our consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles, or U.S GAAP. The historical results are not necessarily indicative of results to be expected in any future period.

	For three months Ended March 31,		For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006
	US$	US$	US$	US$	US$	US$
	(in thousands, except share, per share and per ordinary share data)
Consolidated Statement of Operations Data(1):
Revenue	5,119	3,410	14,345	10,957	3,873	2,909
Cost of sales	(1,479)	(1,167)	(4,427)	(4,825)	(1,694)	(1,333)
Gross Profit	3,640	2,243	9,918	6,132	2,179	1,576
General & administration expense	(746)	(527)	(2,519)	(2,987)	(635)	(693)
Finance cost	(306)	(282)	(171)	(953)	(473)	(305)
Operating income	2,588	1,434	7,228	2,192	1,071	578
Other revenue	74	10	42	66	79	71
Other expenses	—	—	(63)	(500)	—	(28)
Income before provision for tax	2,662	1,444	7,207	1,758	1,150	621
Income tax	—	—	—	—	—	—
Net income	2,662	1,444	7,207	1,758	1,150	621
Dividends
Earnings per share (basic and diluted)	$0.29	$0.15	$0.77	$0.19	$0.12	—
Weighted average number of ordinary shares used in per share calculations:	9,329,664	9,329,664	9,329,664	9,329,664	9,329,664	—
Other Comprehensive Income
Foreign Currency Translation Adjustment	4	2	7	156	83	13
Comprehensive Income	2,666	1,446	7,214	1,914	1,233	634

	As of March 31,	As of December 31,
	2010	2009	2008	2007	2006
	US$	US$	US$	US$	US$
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	1,027	772	570	75	124
Total assets	58,063	55,424	47,862	16,680	15,286
Total liabilities	44,401	44,428	44,082	14,814	14,653
Total shareholders’ equity	13,662	10,996	3,780	1,866	633

(1)

Consolidated financial information has not been provided for the year ended December 31, 2005. We believe we would not be able to prepare consolidated financial statements of 2005 on a basis consistent with the years ended December 31, 2006, 2007, 2008 and 2009 in accordance with US GAAP without unreasonable effort and expense.

MANAGEMENT DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Through the Management Company, we currently operate two high schools and one post-secondary school in China. Our goal is to establish through acquisitions a chain of high schools, colleges and universities in urban areas.

We intend to pay for the acquisition of control of schools through the sale of securities, including this offering (see “Reasons for Offer and Use of Proceeds”). Such funding will be used to acquire control of the schools through a loan to the Management Company. We anticipate that the operation of the schools will be funded primarily through cash generated from operating activities, and if necessary, through the sale of securities. In case the above use of proceeds is restricted by SAFE circular 142, we plan to pledge to an international commercial bank operating in China or a third party the proceeds in U.S. dollars from this offering as security for the borrowing by the Management Company in RMB. Tianjin Frank has negotiated with each of schools and Management Company and specified that the amount of the service fee under the management and service agreements is equal to 75% of net income of current year after deduction of the money used for development of the Schools. Tianjin Frank has agreed to delay the payment due from the schools and Management Company without any penalty.

The management and service agreements do not govern or affect the use of proceeds of this offering. Rather, the management and service agreements govern the distribution of the net incomes of the schools in the form of service fees to Tianjin Frank, the wholly owned subsidiary of HK Frank, which in turn is a wholly owned subsidy of China Education, Inc. China Education has not entered into any agreements relating to the use of any funds it provides for operation of the schools and intends to provide funds without any binding agreement with the Management Company.

We are wholly owned by Above Great Limited, a company incorporated in British Virgin Islands and controlled by Michael Qu, a Singapore citizen.

In China, all students are required to attend school through junior high school. No education beyond junior high school is required, and any education beyond junior high school, including senior high school and any post-secondary school, must be paid for by the student. Senior high school students typically range in age from 15 to 19. Students in post-secondary schools (or any educational institution beyond senior high school) typically range in age from 20 to 24.

The Management Company has acquired 100% equity interests in Branch of Suixian High School (“Suixian High School”), Shandong Foreign Affairs Translation Middling Special School (“Qingdao School”) and Branch of Suixian Hui Nationality High School (“Suixian Hui High School”). In the three months ended March 31, 2010 and 2009 and the year ended December 31, 2009, 2008 and 2007, we earned revenues of approximately $5.1 million, $3.4 million, $14.3 million, $11.0 million and $3.9 million, respectively.

The increase in desire for education resulting in increasing number of students applying and being admitted to senior high schools and post-secondary schools even though the students are not required to attend high school or post-secondary school and are not required to take a minimum course load, there are more and more students who would like to attend to the high schools and post-secondary schools that we control.

Since the graduates from those high schools and post-secondary schools that we control usually are admitted by top or good universities while the course load do not change significantly and attrition is slightly increasing. The tuition fee students paid increases under the thresholds set by the P.R.C government. The tuition rates for the high schools and post-secondary schools that we control are under guidelines set by local P.R.C government which is RMB6,000 per student per year for high schools, while post-secondary schools is RMB5,000 per student per year.

Factors Affecting Our Results of Operations

We believe that as China’s population continues to grow and per capita expenditures increase, demand for high-quality educational services will increase. We aim to supply the underserved education market by acquiring and operating high-quality high schools, colleges and universities in China. With the trend towards privatization of the country’s education industry, the PRC government has opened the door for foreign ownership of high schools, colleges and universities, allowing us to actively pursue, negotiate and acquire control of state-owned high schools, colleges and universities on favorable terms. We believe we can capitalize on the growth trend of the education industry and the regulatory changes to establish an extensive multi-province network of schools specializing in post-secondary and vocational education in China’s urban areas.

The role of government officials in the operation of Suixian High School and Suixian Hui High School on behalf of the two high schools since the acquisition by the Management Company, has been to regulate how much the schools can charge for tuition, and to collect tuition on behalf of the schools. Government officials have not played a role in the operation of Qingdao School other than regulating how much the school can charge for tuition. The reason the government officials collect tuition for the Suixian schools but not the Qingdao school is that the Suixian schools and Qingdao school happen to be in two different cities with different government policies regarding collecting tuition. While Suixian government officials collect tuition for the Suixian schools, Qingdao government officials do not collect tuition for the Qingdao school. Such tuition collection is not related in any way with the fact that no payments for the Suixian schools have ever been made.

The amount of tuition charged by each school is regulated pursuant to Article 29 of Education Law of the People’s Republic of China, promulgated on March 18, 1995, effective on September 1, 1995.

No governmental entity collects tuition on behalf of Qingdao School.

The major factors affecting our results of operations of our two high schools and one post-secondary school include:

Macroeconomic and Industry Specific Trends

There are a number of macroeconomic and industry specific trends that are impacting both the demand for educational products and services and the growth of our business in China, including:

•	strong GDP growth;

•	rising disposable income for education;

•	urbanization;

•	increase in desire for education resulting in increasing number of students applying and being admitted to senior high schools;

All of the above drivers and factors result in increased demand for enrollment in the schools we operate, which in turn results in increases in our tuition fees.

Trends Regarding Attendance, Course Loads and Attrition at the Schools We Control

While students in China are not required to attend high school or post-secondary school, the factors listed above under “Macroeconomic and Industry Specific Trends” have resulted in increased demand for enrollment in the schools we operate, which in turn results in increases in actual enrollment and tuition fees. In addition, enrollment at the schools has been increasing as a result of the success of the schools’ students in gaining admission to top universities. The course loads of students at the schools we operate have not been changing significantly, and attrition at the schools has been increasing slightly. Tuition fees at the schools we operate have increased to a level below the limit set by the local PRC government, which is RMB 6,000/year for high schools, and RMB 5,000/year for post-secondary schools, and such fees will remain below the applicable limits. The increase in enrollment and tuition and stable course loads have had, and are expected to continue to have, a positive effect on our results of operations.

Global economic conditions have not had, and are not expected to have, a material effect on our results of operations.

We conduct our operations in China primarily through Contractual Arrangements among our PRC subsidiary, Tianjin Frank, the Management Company, the two individual shareholders of the Management Company, and the schools owned and controlled by the Management Company. Under these Contractual Arrangements, Tianjin Frank provides investment consulting, management consulting, education consulting and technical consulting services to the Management Company and the high schools and post-secondary school in exchange for service fees from the Management Company and the high schools and post-secondary school. Additionally, Min Hu and Zhengmao Hu have pledged their equity interests in the Management Company to Tianjin Frank. Tianjin Frank also has an exclusive option to purchase all or part of the equity interests in, and/or the assets of, the Management Company when and to the extent permitted by applicable PRC law. We believe these Contractual Arrangements enable us to:

•	exercise effective control over the Management Company and the high schools and post-secondary school; and

•

receive substantially all of the economic benefits from the Management Company which owns and controls the high schools and post-secondary school we operate in consideration for the services provided by Tianjin Frank.

Pursuant to these Contractual Arrangements, we receive revenues from fees equal to the net income of the educational institutions we operate.

Revenues

Our revenues amounted to $5.1 million, $14.3 million, $11.0 million and $3.9 million for the three months ended March 31, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively. Our revenues primarily consist of tuition fees. Tuition fees are revenues generated from registered students for education services provided, which amounted to $14.3 million, $11.0 million and $3.9 million for the years ended December 31, 2009, 2008 and 2007, respectively. The increase in revenue in 2008 compared to 2007 was mainly due to the acquisition of control of Suixian Hui High School and Qingdao School in January 2008, which had revenues in 2008 of $3.6 million and $2.7 million, respectively.

Increased revenues from tuition at Suixian High School are driven by increase in demand for enrollment, resulting from an increase in the quality of teaching at the school, evidenced by an increase in the number of students being admitted to top universities.

Two factors that strongly increased our revenue are the increase in desire for education reflected in the increased number of student enrollment and the improving mix of products and services reflected in the increased tuition fee per student for our schools.

Cost of Sales

Our cost of sales primarily consists of salaries and benefits provided to our teachers. The cost of sales amounted to $1.5 million, $4.4 million, $4.8 million and $1.7 million for the three months ended March 31, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively.

Two factors that strongly related to our cost of sales are the demand of teaching staff resources reflected in the number of teachers and the salaries and benefits to teachers working for our schools.

Other Income and Gain Revenue

Other income and gain consists primarily of rental income for the staff quarters rented to the teachers. The other income and gain amounted to $0.07 million, $0.04 million, $0.07 million and $0.08 million for the three months ended March 31, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively.

Other Expenses

Our Other Expenses were $0.0, $0.06 million, $0.5 million and $0.0 million for the three months ended March 31, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively.

General and Administration Expenses

General and Administrative expenses consist primarily of depreciation charges, salary and benefit expenses of the supporting departments, utilities charges and other office expenses. Administrative expenses for the three months ended March 31, 2010 and the years ended December 31, 2009, 2008 and 2007 were $0.7 million, $2.5 million, $3.0 million and $0.6 million, respectively. The significant increase in 2008 compared to 2007 was primarily due to the acquisition of control of Suixian Hui High School and Qingdao School in January 2008, which had general and administration expenses of $1.1 million and $0.8 million, respectively.

Finance Expenses

Finance Expenses consist primarily of interest charged on loans from bank and employees. Finance costs were $0.3 million, $0.2 million, $1.0 million and $0.5 million for the three months ended March 31, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively.

Critical Accounting Policies

(a) Basis of consolidation and subsidiaries

Subsidiaries are entities (including special purpose entities) over which HK Frank, the Management Company and its subsidiaries (collectively referred to as the “Group”) have the power to control the financial and operating policies so as to obtain benefits from their activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are excluded from consolidation from the date that control ceases.

Business combinations (other than for combining entities under common control) are accounted for by applying the purchase method. This involves the revaluation at fair value of all identifiable assets and liabilities, including contingent liabilities of the subsidiary, at the acquisition date, regardless of whether or not they were recorded in the financial statements of the subsidiary prior to acquisition. On initial recognition, the assets and liabilities of the subsidiary are included in the consolidated balance sheet at their fair values, which are also used as the bases for subsequent measurement in accordance with the Group’s accounting policies. Goodwill represents the excess of the cost of a business combination or an investment over the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. If the cost of acquisition is less than the fair value of the net identifiable assets of the subsidiary acquired, the difference is recognized directly in the consolidated income statements.

Intra-group transactions, balances and unrealised gains on transactions between the Group companies are eliminated in preparing the consolidated financial statements. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Minority interest represents the portion of the profit or loss and net assets of a subsidiary attributable to equity interests that are not owned by the Group and are not the Group’s financial liabilities.

Minority interests are presented in the consolidated balance sheets within equity, separately from the equity attributable to our equity holders. Profit or loss attributable to the minority interests are presented separately in the consolidated income statements as an allocation of the Group’s results. Where losses applicable to the minority exceeds the minority interests in the subsidiary’s equity, the excess and further losses applicable to the minority are allocated against the minority interests to the extent that the minority has a binding obligation and is able to make an additional investment to cover the losses. Otherwise, the losses are charged against the Group’s interests. If the subsidiary subsequently reports profits, such profits are allocated to the minority interests only after the minority’s share of losses previously absorbed by the Group has been recovered.

(b) Revenue recognition

Revenue comprises the fair value of the consideration received and receivable for the rendering of services and the use by others of the Group’s assets yielding interest, dividends, net of rebates and discounts. Provided it is probable that the economic benefits will flow to the Group and the revenue and costs, if applicable, can be measured reliably, revenue is recognized as follows:

i)

Tuition revenue paid from students for the education services provided at the two schools in Suixian are historically first collected by the local finance bureau on behalf of the schools. The schools record amount due from the local finance bureau. The local finance bureau then transfers funds to the schools upon receipt of the expenditure request filed by the schools. At the same time the schools record cash and reduce the balance of amount due from the local finance bureau. Based on our experiences, China Education does not have any restrictions on access and used-funds held by the finance bureau, there has not been denial nor reduction of any expenditure requests by the local finance bureau since the acquisitions.

(c) Property, plant and equipment

Property, plant and equipment are stated at acquisition cost less accumulated depreciation and accumulated impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to the working condition and location for its intended use. Subsequent expenditure relating to property, plant and equipment is added to the carrying amount of the assets if it can be demonstrated that such expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets.

Depreciation is provided to write off the cost less their residual values, if any, over their estimated useful lives, using the straight-line method. Judgment is required to determine the estimated useful lives of assets. Changes in these estimates and assumptions could materially impact our financial position and results of operations.

(d) Impairment of assets

Property, plant and equipment, construction in progress, land use rights, intangible assets and other non-current assets are subject to impairment testing. They are tested for impairment whenever there are indications that the asset’s carrying amount may not be recoverable.

An impairment loss is recognized as an expense immediately for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of fair value, reflecting market conditions less costs to sell, and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessment of time value of money and the risk specific to the asset.

For the purposes of assessing impairment, where an asset does not generate cash inflows largely independent from those from other assets, the recoverable amount is determined for the smallest group of assets that generate cash inflows independently (i.e. a cash-generating unit). As a result, some assets are tested individually for impairment and some are tested at cash-generating unit level.

An impairment loss is reversed if there has been a favourable change in the estimates used to determine the asset’s recoverable amount and only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Material Business Combination in the Year of Acquisition

We have applied the purchase accounting method to account for the acquisitions of Suixian High School, Qingdao School and Suixian Hui High School.

Suixian High School

On August 17, 2005, the Management Company acquired the 100% equity interest in Suixian High School. This school, located at Shangqiu City of Henan Province, 750km southwest of Beijing, the capital city of the PRC, is principally engaged in provision of educational services in the city. It is one of the oldest senior high schools in Henan province, having been in operation for 68 years. It currently serves over 13,200 students on campus.

As a senior high school, the age range for students at Suixian High School is typically from 15 to 19, and the school’s students are not required to attend school or take a minimum course load.

The results of Suixian High School’s operations have been included in the consolidated financial statements since the date of the acquisition. The purchase price was $ 5.6 million to be paid in cash in multiple installments.

Qingdao School

On January 4, 2008, the Management Company acquired 100% equity interest of the Qingdao School. Qingdao School is located in Qingdao City of Shandong Province, 850km southeast of Beijing. It currently serves over 3,175 students on one campus. An additional satellite campus ceased operations in October 2009. It is ranked as one of the 12 best post-secondary schools in Shandong province, by the Education Department of Shandong.

As a post-secondary school, the age range for students at Qingdao School is typically from 15 to 24, and the school’s students are not required to attend school or take a minimum course load.

The aggregate purchase price to acquire Qingdao School was $9.9 million to be fully paid in cash in multiple installments. Results of operations of this post-secondary school have been included in our consolidated income statement since the date of the acquisition.

Suixian Hui High School

On January 4, 2008, the Management Company acquired the 100% equity interest in Suixian Hui High School. This school is located at Shangqiu City of Henan Province, 750km southwest of Beijing. Suixian Hui High School has 9,700 students and more than 128 classrooms. In recent years, it has been recognized by the Ministry of Education as one of the top 100 senior high schools in Henan province.

As a senior high school, the age range for students at Suixian Hui High School is typically from 15 to 19, and the school’s students are not required to attend school or take a minimum course load.

The purchase price to acquire Suixian Hui High School was approximately $5.0 million to be paid in cash in multiple installments. Results of operations of this high school have been included in the consolidated income statement since 4 January 2008.

Results of Operations

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

	Three Months Ended March 31,
	2010	2009	2010 to 2009
	US$	US$	Changes	% Changes
	(in thousands, except percentages)
Revenue:
Education service income	5,119	3,410	1,709	50.1%
Total Revenue	5,119	3,410	1,709	50.1%
Cost of Sales	1,479	1,167	312	26.7%
Gross Profit	3,640	2,243	1,397	62.3%

Revenues

Revenues increased by $1.7 million, or 50.1%, from $3.4 million in the first quarter ended March 31, 2009 to 5.1 million in the first quarter ended March 31, 2010 resulted from an increase in tuition fees per student, which resulted in increased revenues of $1.0 million, and an increase in student enrollment, which resulted in increased revenues of $0.7 million.

Cost of Sales

Cost of sales increased by $0.3 million, or 26.7%, from $1.2 million in the first quarter ended March 31, 2009 to $1.5 million in the first quarter ended March 31, 2010. The increase was mainly due to the increase in salaries and benefits in the first quarter ended March 31, 2010.

Cost of sales as a percentage of revenue decreased from 34.2% in the first quarter ended March 31, 2009 to 28.9% in the first quarter ended March 31, 2010, which was mainly due to the increase in revenue as a result of the increase in student enrollment. In addition, the cost of sales primarily consisted of fixed costs, which did not increase with the increase in student enrollment proportionally. Therefore, cost of sales as a percentage of revenue decreased.

General and Administrative Expenses

Administrative expenses increased by $0.2 million, or 40.0%, from $0.5 million in the first quarter ended March 31, 2009 to $0.7 million in the first quarter ended March 31, 2010. The increase was mainly due to the increase in business expenses at Suixian Hui High School and the increase in advertising expenses at Suixian High School.

Net Income

Our net income was $1.4 million in the first quarter ended March 31, 2009 compared to net income of $2.7 million in the first quarter ended March 31, 2010. The increase was mainly due to the increase in gross profits in the first quarter ended March 31, 2010.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

	Year Ended December 31,
	2009	2008	2009 to 2008
	US$	US$	Changes	% Changes
	(in thousands, except percentages)
Revenue:
Education service income	14,345	10,957	3,388	30.9%
Total Revenue	14,345	10,957	3,388	30.9%
Cost of Sales	4,427	4,825	(392)	(8.2%)
Gross Profit	9,918	6,132	3,786	61.7%

Revenue

Revenue increased by $3.3 million, or 30.9%, from $11.0 million in 2008 to $14.3 million in 2009 as a result of an increase in tuition fees per student from $502 in 2008 to $550 in 2009, which resulted in increased revenues of $1.2 million, and an increase in student enrollment from 21,819 in 2008 to 26,075 in 2009, which resulted in increased revenues of $2.1 million. The increased number of students and the tuition fee per student were mainly the result of the increased number of students who graduated and were admitted by top universities in China and the fact that more supplementary courses were introduced in 2009.

Suixian High School

Revenues from tuition fees at Suixian High School increased by $3.1 million, from $4.6 million in 2008 to $7.7 million in 2009. This revenue increase includes a $2.1 million contribution from the increase in student enrollment from 9,040 in 2008 to 13,200 in 2009, and a $1.0 million contribution from increase in tuition fees per student from $506 in 2008 to $581 in 2009.

Suixian Hui High School

Revenues from tuition fees at Suixian Hui High School increased by $1.4 million, from $3.6 million in 2008 to $5.0 million in 2009. This revenue increase was primarily because of the increase in student enrollment from 7,577 in 2008 to 9,700 in 2009, which resulted in increased revenue of $1.0 million, and an increase in tuition fees per student from $481 in 2008 to $518 in 2009, which resulted in increased revenue of $0.4 million.

Qingdao School

Revenues from tuition fees at Qingdao School decreased by $1.0 million, from $2.7 million in 2008 to $1.7 million in 2009. This revenue decrease was primarily because of the decrease in student enrollment from 5,202 in

2008 to 3,175 in 2009, while there was no material change in the tuition fee per student in 2009 compared to 2008.

Cost of sales

Cost of sales decreased by $0.4 million, or 8.3%, from $4.8 million in 2008 to $4.4 million in 2009.

Cost of sales as a percentage of revenue decreased from 44.0% in 2008 to 30.9% in 2009. The cost of sales primarily included salaries and benefits of the teachers. The number of teachers increased by 81 from 1,160 in 2008 to 1,241 in 2009, which is in line with the increase of the number of students and resulted in the cost of sales increasing by $0.3 million. The number of teachers required is affected by the student enrollment, and approximately 20 students are instructed by each teacher on average. In addition, the average amount of salaries and benefits per teacher increased by $576 from $3,120 in 2008 to $3,696 in 2009, which drove the cost of sales up by $0.7 million. The actual salaries and benefits of the teachers increased by $1.0 million in 2009 compared to 2008. However, in 2009, part of the teachers’ salaries and benefits in the amount of $1.5 million was borne by the local finance bureau, such that the salaries and benefits borne by the schools decreased by $0.5 million. This is why the cost of sales as a percentage of revenue decreased from 44.0% in 2008 to 30.9% in 2009.

The local finance bureau has discretion to pay part of the expenses of the schools we operate. In determining whether to pay part of such expenses, the local finance bureau considers the performance of the schools. The schools performed well in 2009, with the schools’ students achieving a 100% admission rate to colleges and universities, compared to a national average admission rate of 62%. In 2008, the schools did not achieve this milestone, and no expenses were paid on the schools’ behalf by the local finance bureau. We anticipate that the schools can maintain a high level of performance in the foreseeable future, and that, if they do so, the local finance bureau may continue to pay a part of the schools’ expenses, such as part of the teachers’ salaries and benefits. However, the local finance bureau has complete discretion as to whether to fund any portion of the schools’ expenses, even if the schools maintain a 100% admission rate to colleges and universities. There are no stated standards under which such payments may be made. Accordingly, the local finance bureau may decline to pay any part of the schools’ expenses regardless of the performance of the schools.

There are not any conditions or circumstances that would require us to repay the local finance bureau.

In addition, the cost of sales consisted of not only variable costs, but also fixed costs, such as depreciation which did not increase proportionally with the increase in student enrollment.

The breakdown of cost of sales is as follows:

	2009	2008
	USD’000	USD’000
Salaries and benefits	3,066	3,621
Depreciation	1,361	1,204

Total cost of sales	4,427	4,825

Suixian High School

The cost of sales at Suixian High School decreased by $0.3 million, from $2.0 million in 2008 to $1.7 million in 2009. The number of teachers increased by 81 from 443 in 2008 to 524 in 2009, which is in line with the increase in the number of students and resulted in the cost of sales increasing by $0.3 million. The average amount of salaries and benefits per teacher increased by $1,332 from $3,732 in 2008 to $5,064 in 2009, which drove the cost of sales up by $0.7 million. The actual salaries and benefits of the teachers increased by $1.0 million in 2009 compared to 2008. However, in 2009, part of the teachers’ salaries and benefits in the amount of

$1.4 million was borne by the local finance bureau, such that the salaries and benefits borne by the schools decreased by $0.4 million.

The depreciation expenses increased slightly from $0.36 million in 2008 to $0.39 million in 2009.

Suixian Hui High School

The cost of sales increased by $0.4 million, from $1.5 million in 2008 to $1.9 million in 2009. The number of teachers increased by 25 from 441 in 2008 to 466 in 2009, which is in line with the increase in the number of students and resulted in the cost of sales increasing by $0.1 million. The average amount of salaries and benefits per teacher increased by $636 from $2,808 in 2008 to $3,444 in 2009, which drove the cost of sales up by $0.3 million. The actual salaries and benefits of the teachers increased by $0.4 million in 2009 compared to 2008. However, in 2009, part of the teachers’ salaries and benefits in the amount of $0.1 million was borne by the local finance bureau, such that the salaries and benefits born by the schools increased by $0.3 million.

The depreciation expenses increased slightly from $0.3 million in 2008 to $0.4 million in 2009.

Qingdao School

The cost of sales decreased by $0.5 million from $1.3 million in 2008 to $0.8 million in 2009. The number of teachers decreased by 25 from 276 in 2008 to 251 in 2009, which is in line with the decrease of the number of students and resulted the cost of sales decreased by $0.1 million. The average amount of salaries and benefits per teacher decreased by $1,368 from $2,640 in 2008 to $1,272 in 2009, which drove the cost of sales down by $0.4 million.

The depreciation expenses increased slightly from $0.55 million in 2008 to $0.56 million in 2009.

Gross Profit

Gross profit increased by $3.9 million, or 63.9%, from $6.1 million in 2008 to $10.0 million in 2009. The increase in gross profit was primarily due to the increase in revenue from education services.

Other Revenue

Other Revenue decreased by $0.03 million from $0.07 million in 2008 to $0.04 million in 2009. The decrease was mainly due to the decrease of rental income at Suixian High School in 2009.

Finance Expenses

	Year ended December 31,
	2008	2009
	USD’000	USD’000
Interest charges
—Bank loans	149	171
—Loans from employees	1,151	—

	1,300	171
Less: Amount capitalized in construction in progress	(347)	—

Operations finance interest expense	953	171

Finance expenses decreased by $0.8 million or 80.0% from $1.0 million in 2008 compared to finance expenses of $0.2 million in 2009. The decrease was because the total amount of the interest costs for employee loan in the amount of $1.1 million was borne by the local finance bureau in 2009.

The local finance bureau has discretion to pay part of the expenses of the schools we operate. In determining whether to pay part of such expenses, the local finance bureau considers the performance of the schools. The schools performed well in 2009, with the schools’ students achieving a 100% admission rate to colleges and universities, compared to a national average admission rate of 62%. In 2008, the schools did not achieve this milestone, and no expenses were paid on the schools’ behalf by the local finance bureau. We anticipate that the schools can maintain a high level of performance in the foreseeable future, and that, if they do so, the local finance bureau may continue to pay a part of the schools’ expenses, such as interest costs for employee loans. However, the local finance bureau has complete discretion as to whether to fund any portion of the schools’ expenses, even if the schools maintain a 100% admission rate to colleges and universities. There are no stated standards under which such payments may be made. Accordingly, the local finance bureau may decline to pay any part of the schools’ expenses regardless of the performance of the schools.

There are not any conditions or circumstances that would require us to repay the local finance bureau.

Furthermore, with the completion of construction in progress in late 2008, there was no interest capitalized in 2009 compared to $0.3 million interest capitalized in 2008.

General and Administrative Expenses

Administrative expenses decreased by $0.5 million, or 16.7%, from $3.0 million in 2008 to $2.5 million in 2009. The decrease was mainly due to the decrease in research and development expenses for centralization software in 2009 which mainly included labor cost, office expenses, and depreciation charges. The project was substantially finished in early 2009. Therefore, the administrative expenses decreased in 2009 compared to 2008. We may incur similar costs in the future depending on the development of our business.

Income tax

We did not incur any income tax expenses in 2009 and 2008 as our high schools, being preferential tax treatment educational institutions, are not subject to PRC income tax under applicable PRC law and our subsidiary and other affiliated entities did not generate any income subject to income tax in 2009 and 2008.

Net Income

Our net income was $7.2 million in 2009 compared to net income of $1.8 million in 2008. The increase was mainly due to the increase in gross profit 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

	Year ended December 31,
	2008	2007	2008 to 2007
	US$	US$	Changes	%
	(in thousands, except percentages)
Revenue:
Education service income	10,957	3,873	7,084	182.9
Total Revenue	10,957	3,873	7,084	182.9
Cost of Sales	4,825	1,694	3,131	184.8
Gross Profit	6,132	2,179	3,953	181.4

Revenue

Revenue increased by $7.1 million, or 182.1%, from $3.9 million in 2007 to $11.0 million in 2008. Of this increase, $0.7 million, or 9.9%, was from internal growth at Suixian High School. Of this increase, $3.6 million, or 50.7%, was from Suixian Hui High School which was acquired in 2008, and $2.7 million, or 38.0%, was from Qingdao School which was acquired in 2008.

Suixian High School

Revenue from Suixian High School increased by $0.7 million, or 17.9%, from $3.9 million in 2007 to $4.6 million in 2008. That revenue increase includes a $0.1 million contribution from the increase in student enrollment, and a $0.6 million contribution from increase of tuition fee per student.

Cost of Sales

Cost of sales increased by $3.1 million, or 184.8%, from $1.7 million in 2007 to $4.8 million in 2008 due to increased cost for teacher salaries, resulting from increased demand for enrollment. Cost of sales as a percentage of revenue increased from 43.7% in 2007 to 44.0% in 2008. Of this increase, $0.3 million, or 9.7%, was due to the increase in cost of sales at Suixian High School. Of this increase, $1.5 million, or 48.4%, was from Suixian Hui High School which was acquired in 2008. Of this increase, $1.3 million, or 41.9%, was from Qingdao School which was acquired in 2008.

The increase in cost of sales of Suixian High School in 2008 was mainly due to the $0.2 million increase in salary and benefits provided for each of the school’s teaching staff and $0.1 million resulting from hiring new teaching staff. As the number of students increased, the salaries of the teachers increased in 2008.

Gross Profit

Gross profit increased by $3.9 million, or 181.4%, from $2.2 million in 2007 to $6.1 million in 2008. Of this increase, $0.3 million, or 7.7%, was due to the increase in gross profit at Suixian High School. Of this increase, $2.1 million, or 53.8%, was from Suixian Hui High School which was acquired in 2008. Of this increase, $1.5 million, or 38.5%, was from Qingdao School which was acquired in 2008.

Other Revenue

Other Revenue decreased by $0.01 million from $0.08 million in 2007 to $0.07 million in 2008. The decrease was mainly due to the decrease of rental income at Suixian High School in 2008.

General and Administrative Expenses

Administrative expenses increased by $2.4 million, or 400.0%, from $0.6 million in 2007 to $3.0 million in 2008. Of this increase, $0.1 million, or 4.2%, was mainly due to the increase in depreciation and advertising expenses at Suixian High School. Of this increase, $1.1 million, or 45.8%, was from Suixian Hui High School which was acquired in 2008. Of this increase, $0.8 million, or 33.3%, was from Qingdao School which was acquired in 2008.

Other Expenses

Other operating expenses increased by $0.5 million from zero in 2007 to $0.5 million in 2008. The increase was mainly due to the acquisition of Qingdao School in 2008, which had other expenses of $0.5 million in 2008.

Finance Expenses

Finance costs increased by $0.5 million or 100.0% from $0.5 million in 2007 compared to finance costs of $1.0 million in 2008. The increase was due to the acquisition of Suixian Hui High School in 2008, which has borrowed $1.4 million.

Income tax

We did not incur any income tax expenses in 2007 and 2008 as our high schools, being preferential tax treatment educational institutions, are not subject to PRC income tax under applicable PRC law and our subsidiary and other affiliated entities did not generate any income subject to income tax in 2007 and 2008.

Net Income

Our net income was $1.8 million in 2008 compared to a net income of $1.2 million in 2007. The increase of $0.6 million was primarily due to the acquisition of Suixian Hui High School, which had net income of $0.6 million in 2008, and an increase in net income of $0.1 million in 2008 by Suixian High School, as a result of increased enrollment.

Liquidity and Capital Resources

Historically, we have financed our operations primarily through internally generated cash, loans borrowed from banks and other parties. As of March 31, 2010, December 31, 2009, 2008 and 2007, we had approximately $1.0 million, $0.8 million, $0.6 million and $0.08 million in cash and cash equivalents, respectively. Our current cash and cash equivalents primarily consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities. Our management believes that the growing attendance, stabilizing course load and high tuition fee for the high schools and post-secondary schools that we operate will have a positive impact on our results of operation and liquidity and capital restructuring. The Management Company intended to pay for the schools for which it entered into acquisition agreements in August 2005 and January 2008 mainly through the offering proceeds (which offering was already contemplated). In the absence of this offering, we would seek to raise proceeds through private placements for such payments. The Management Company would not be able to pay for the acquisition absent the offering proceeds and proceeds from private placements. Our management believes that the net cash proceeds provided by this offering will be adequate to fund our operations for the next 12 months, including our intentions to make payment of the $13.2 million due within 12 months of the purchase price totaling RMB151.1 million ($22.1 million) (i.e. the contractual undiscounted balance of payables) as of December 31, 2009. Regarding the ability to meet our obligations for at least the next 12 months (i) with $13.2 million will be paid in 2010 for the remaining payment and $1.6 million for working capital or paying such loans since the loan payables by 2010 is $1.6 million, and (ii) $1.7 million for acquiring additional schools and universities. The net cash proceeds provided by this offering will be adequate to fund our operations for the next 12 months, including our intentions to make $13.2 million due within 12 months of the remaining payments of the purchase price totaling $22.1 million as of December 31, 2009. We believe that, if net proceeds under this offering will be approximately $16.5 million, we will have adequate resources to meet our obligations in the forthcoming year. The minimum offering price that would provide us with sufficient net proceeds to pay the portion of the remaining purchase price on the two high schools and one post-secondary school that is due in the next year is $3.61 per ordinary share. See “Reasons for Offer and Use of Proceeds” included elsewhere in this prospectus.

The $22.1 million we owe for the three schools includes, under the terms of the respective purchase agreements, approximately $6.6 million for Suixian High School, $5.4 million for Suixian Hui High School, and $10.1 million for Qingdao School. 30% of the purchase price for each school is due in early October 2010 (approximately $1.98 million for Suixian High School, $1.62 million for Suixian Hui High School and $3.03 million for Qingdao School), 30% is due in early December 2010 (approximately $1.98 million for Suixian High School, $1.62 million for Suixian Hui High School and $3.03 million for Qingdao School) and the remaining

40% is due in early June 2012. We intend to use approximately $13.2 million of the net proceeds of this offering to make the respective payments due in early October 2010 and early December 2010, set forth above, for each of the schools. Thus, we intend to use approximately $3.96 million of the net proceeds of this offering towards payment for Suixian High School (including $1.98 million in early October 2010 and $1.98 million in early December 2010), $3.24 million of the net proceeds towards payment for Suixian Hui School (including $1.62 million in early October 2010 and $1.62 million in early December 2010), and $6.06 million of the net proceeds towards payment for Qingdao School (including $3.03 million in early October 2010 and $3.03 million in early December 2010).

We intend to use $1.7 million of the net proceeds of this offering to acquire control of additional educational institutions, rather than first completing the purchase of our three existing schools, so that we can continue to grow and develop our business. As noted above, under the respective purchase agreements, 40% of the purchase price for each school (approximately $2.64 million for Suixian High School, $2.16 million for Suixian Hui High School, and $4.04 million for Qingdao School) is due in early June 2012. We intend to pay this remaining $8.84 million of the purchase price for the schools through:

•

Service fees which we may receive from the schools under the respective management and service agreements. As noted under “Our Challenge” and “Management’s Discussion and Analysis”, we have deferred receipt of service fees and expect to do so in the future, but we may elect to receive such service fees in the future and may use such fees towards payment of the remaining $8.84 of the purchase price. We intend to defer the service fees in the future until the Board of Directors of China Education decides to declare and pay dividends to its shareholders. The factors that China Education will consider in determining whether to defer the service fees in the future are i) whether the Board of Directors of China Education, Inc. decides to declare and pay dividends to its shareholders and ii) whether the schools continue to need such funds for their development and expansion.

•	Public or private sales of equity or debt securities, and/or

•	Refinancing through loans from financial institutions

There is no assurance we will be able to obtain financing for payment of the remaining $8.84 million of the purchase price, if necessary. As noted above, we may use service fees which we may receive from the schools under the respective management and service agreements towards payment of the remaining $8.84 million of the purchase price. In the event that we do receive such fees, and such fees are in an amount sufficient to cover the remaining $8.84 million of the purchase price (neither of which can be assured), additional financing towards the remaining payment may not be necessary. If we are unable to make the remaining $4.04 million payment for Qingdao School due in early June 2012, and we fail to obtain any further extension or waiver for such payment from the seller, the sellers may sue us for monetary compensation. If the Qingdao School sellers obtain a monetary judgment against us which we are unable to meet, they may foreclose on our assets. If we are unable to make the remaining $2.64 million and $2.16 million payments due in early June 2012 for Suixian High School and Suixian Hui School, respectively, and we fail to obtain any further extension or waiver for such payments from the sellers, the sellers may sue us for monetary compensation. If the Suixian High School and Suixian Hui High sellers obtain a monetary judgment against us which we are unable to meet, they may foreclose on our assets.

Prior to December 31, 2009, we relied on loans from employees for the building, construction and establishment of the branches of Suixian High School and Suixian Hui High Schools we operate. As of December 31, 2009, we have borrowed an aggregate of approximately $12.7 million from an aggregate of 870 employees. Such loans have been made without a fixed term and without written agreements. It is customary in China for businesses to obtain loans from employees without fixed terms or written agreements.

Because the construction, building, and establishment of the branches has been completed, we do not expect to obtain additional loans from employees beyond December 2009.

The employees may require us to repay the loans, with corresponding interest at any time. We believe that, because of the large number of employees who made the loans, and the small amounts lent by each individual employee, it is unlikely that a significant portion of the employee loans will need to be repaid within a short period. We intend to gradually repay the loans by cash generated from operations. The amount of loans obtained and repaid in each of the last three fiscal years is set forth in the following table:

	2007	2008	2009
	(RMB in thousands)
Loans obtained from employees	30,727	22,625	24,332
Repayments during the year	24,990	21,639	19,358

If we are unable to repay the loans upon demand, an employee could bring an action against us in court and obtain a monetary judgment requiring us to repay such loans immediately. If an employee obtains a monetary judgment against us which we are unable to meet, the employee could foreclose on our assets.

Pursuant to the PRC Laws and Regulations, in the event that units or individuals raise money from the public and promise to pay off the money and corresponding interest in certain period without obtaining approval from the relevant governmental authorities (which in our case would be People’s Bank of China), it will constitute an illegal financing. Management believes, based on advice of Sinowing Law LLP, our PRC legal counsel, that, the loans do not constitute an illegal financing because the loans do not have a fixed term and were obtained from employees of the Company, and thus were not obtained from the public within the meaning of the PRC Laws and Regulations. If the loans are found to be an illegal financing, People’s Bank of China could order the schools to repay the loans from its employees and could impose a fine against them of one to five times the illegal gains received, or if no illegal gains were received, a fine from RMB100,000 to RMB500,000. Since the proceeds of this offering will not be used to repay the loans, we would be required to obtain other funds with which to make the payments. Such funds may not be available when needed or may only be available on disadvantageous terms and conditions, which may adversely affect our business and financial results.

As described in this prospectus, we plan to pursue a number of acquisitions. We believe that we will require significant capital expenditures to consummate these acquisitions. We will require additional external sources of funding to consummate these acquisitions. Currently, we do not have an external financial facility and the lack of external financing affects our operations and acquisition plans, particularly in light of the restrictions on the use of profits from the schools we operate due to the preferential tax treatment status of the schools. In particular, due to the lack of an external financing facility, we may not be able to acquire control of additional educational institutions. We may raise substantial additional funds through equity or debt financings, collaborative arrangements with corporate partners, or from other sources. However, there can be no assurance that additional funding will be available on favorable terms from any of these sources or at all. See “Business—Our Strategy.”

Tianjin Frank has entered into management and service agreements, dated August 4, 2009, with each of Suixian Hui High School, Suixian High School, and Qingdao School. Pursuant to the management and service agreements between Tianjin Frank and each of the schools, Tianjin Frank agreed to provide certain services to each school, as applicable, including consulting services relating to each school’s information technology, hardware equipment, finances, personnel, and daily operations, and each school agreed to pay Tianjin Frank services fees in an amount equal to a percentage of such school’s net income annually which the parties have agreed will be 75% through a confirmation letter negotiated between the parties dated January 31, 2010. The purpose of the confirmation letters is to allow the schools to delay or defer the payments without any penalty and retain the net income for the development of the schools. In addition, the confirmation letter was negotiated in order that the payment of the schools’ net income as a service fee, notwithstanding the management and service agreements, complies with the Article 37 under the Implementation Rules to the Law of the People’s Republic of China on Promotion of Privately-run Schools issued by State Council in 2004, which requires that approximately 25% of the schools’ net income remain with the schools.

We have chosen to defer all of Tianjin Frank’s service fees to date for the reason that such deferral allows all three schools to use such funds for their development and expansion since the schools have been in a period of rapid development and expansion.

We intend to defer the service fees in the future until the Board of Directors of China Education decides to declare and pay dividends to its shareholders. The factors that China Education will consider in determining whether to defer the service fees in the future are i) whether the Board of Directors of China Education, Inc. decides to declare and pay dividends to its shareholders and ii) whether the schools continue to need such funds for their development and expansion.

In addition, Tianjin Frank has entered into a management and services agreement, dated August 4, 2009, with the Management Company. Pursuant to the management and services agreement between Tianjin Frank and the Management Company Tianjin Frank agreed to provide certain services to the Management Company, including consulting relating to the Management Company’s information technology, hardware equipment, finances, personnel, and daily operations, and the Management Company agreed to pay Tiajin Frank service fees in an amount equal to 90% of the Management Company’s net income annually. The management and services agreement between Tianjin Frank and the Management Company has a term of ten years, which may be extended for an additional ten years at the written request of Tianjin Frank.

The educational institutions we operate are classified as educational institutions with preferential tax treatment, entitling them to certain tax benefits including exemption from income, turnover and property taxes. However, as a result of their preferential tax treatment status, the educational institutions we operate are prohibited from setting prices for educational services and accommodations above certain price thresholds set by the PRC government and are required to reinvest distributable profits into operations rather than being allowed to distribute profits as investment returns to the educational institutions’ owners. The payment of service fees to Tianjin Frank pursuant to the management and service agreements is considered an expense of the schools and not a distribution of profit and as such is consistent with the preferential tax treatment of the schools.

Section 3.3 of the respective management and service agreements provides that Tianjin Frank may agree to allow delay in the payment of service fees owed under the respective agreements. In accordance therewith, no services fees were paid under the management and service agreements for the period from August 4, 2009 (the date of the management and service agreements) to December 31, 2009, because Tianjin Frank elected to defer the fees payable under the management and service agreements so that the funds could be used for the growth of the schools. From August 4, 2009 to December 31, 2009, the aggregate amount of the service fees generated under the management and service agreements that were then deferred was USD2,351,451. The amounts generated under each management and services agreement that were then deferred for such period were USD1,550,650 under the management and services agreement between Tianjin Frank and Suixian High School; USD718,723 under the management and services agreement between Tianjin Frank and Suixian Hui High School and USD82,078 under the management and services agreement between Tianjin Frank and Qingdao School. There were no services fees generated under the management and services agreement between Tianjin Frank and the Management Company for such period.

Cash Flows and Working Capital

As of March 31, 2010, we had approximately $1.0 million in cash and cash equivalents, of which $0.1 million was held by the Suixian Hui High School and $0.7 million was held by the Suixian High School and $0.2 million was held by other companies within our group. Our cash and cash equivalents primarily consist of cash on hand and at bank. Although we consolidate the results of the Management Company and its subsidiaries in our consolidated financial statements and we can utilize its cash and cash equivalents in our operations, we do not have direct access to the cash and cash equivalents or future earnings of the Management Company. However, these cash balances can be utilized by us for our normal operations pursuant to our agreements with the Management Company that provide us with the substantial ability to control the Management Company and its operations. The following table shows our cash flows with respect to operating activities, investing activities and financing activities for three months ended March 31, 2010, the years ended December 31, 2009, 2008 and 2007.

	Three Months Ended March 31		Year Ended December 31,
	2010	2009	2009	2008	2007
			(US$ in thousands)
Net cash generated from operating activities	502	218	3,274	3,191	1,146
Net cash used in investing activities	(230)	(256)	(2,785)	(3,238)	(868)
Net cash generated from/(used in) financing activities	(13)	(9)	(280)	386	(410)
Net increase/(decrease) in cash and cash equivalents	259	(47)	209	339	(132)
Exchange difference	(4)	(2)	(7)	156	83
Cash and cash equivalents at the beginning of the year,	772	570	570	75	124
Cash and cash equivalents at the end of year,	1,027	521	772	570	75

Operating Activities

Our operations generated net cash flow of $0.5 million, $0.2 million, $3.3 million, $3.2 million and $1.1 million for three months ended March 31, 2010 and 2009, and years ended December 31, 2009, 2008 and 2007, respectively.

Net cash generated from operating activities increased by $0.3 million from three months ended 2009 to 2010. This was primarily attributable to (i) an increase in profit before income tax in amount of $1.2 million, (ii) an increase in other receivables, deposits and prepayments in the amount of $1.0 million, (iii) a decrease in trade payables in the amount of $0.4 million and (iv) an increase in other payables in the amount of $0.5 million.

Net cash generated from operating activities increased by $0.1 million from 2008 to 2009. This was primarily attributable to (i) an increase in profit before income tax in amount of $5.4 million, (ii) an decrease in other receivables, deposits and prepayments in the amount of $5.8 million, (iii) an increase in trade payables in amount of $0.2 million, and (iv) an increase in depreciation in the amount of $0.2 million.

Net cash generated from operating activities increased by $2.1 million from 2007 to 2008. This was primarily attributable to (i) an increase profit before income tax in the amount of $0.6 million, (ii) an increase in depreciation in the amount of $0.8 million, (iii) an increase in trade payables in the amount of $0.2 million, and (iv) an increase in other payables, accruals and deferred revenue in the amount of $0.4 million.

Investing Activities

For three months ended March 31, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, we utilized $0.2 million, $0.3 million, $2.8 million, $3.2 million and $0.9 million in investing activities, respectively.

Net cash used in investing activities decreased by $0.4 million from 2008 to 2009. This was primarily attributable to (i) a decrease in construction in progress in the amount of $1.9 million, (ii) an increase in purchase in property, plant and equipment in the amount of $1.3 million, and (iii) an increase in other non-current assets in the amount of $0.1 million.

Net cash used in investing activities increased by $2.3 million from 2007 to 2008. This was primarily attributable to (i) an increase in construction in progress in the amount of $1.7 million, and (ii) an increase in purchase of property, plant and equipment in the amount of $0.7 million.

Financing Activities

Net cash used in financing activities were $0.01 million and $0.01 million for three months ended March 31, 2010 and 2009, respectively. Net cash used in financing activities were $0.3 million in 2009. Net cash generated from financing activities was $0.4 million in 2008, compared to net cash used in financing activities of $0.4 million in 2007.

Net cash used in financing activities increased by $0.7 million from 2008 to 2009. This was primarily attributable to a decrease in net proceeds of borrowing in the amount of $0.7 million.

Net cash generated from financing activities increased by $0.8 million from 2007 to 2008. This was primarily attributable to (i) an increase in proceeds of borrowings in the amount of $0.6 million and (ii) a decrease in repayment of borrowings in the amount of $0.2 million.

We believe that our current cash and cash equivalents, cash flow from operations and the maximum proceeds from this offering will be sufficient to meet our anticipated cash needs, including for working capital and capital expenditures for at least the next 12 months. We may, however, require additional cash resources due to more acquisitions, changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financial covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Pursuant to our main business strategy, we continually evaluate possible investments, acquisitions or divestments, and we may, if a suitable opportunity arises, make an investment or acquisition or conduct a divestment. See “Business—Our Acquisitions—Acquisition Strategy.”

Significant Contractual Obligations and Commitments

The following table sets forth our significant contractual obligations and commitments as of December 31, 2009:

	Total	Less than one year	1-3 years	3-5 years	Over 5 years
	(US$ in thousands)
Significant contractual obligations:
Purchase Obligations for the remainder of acquisitions	22,122	13,273	8,849
Borrowings	1,771	1,538	233
Employee loans	12,731	12,731
Interest on employee loans	1,018	1,018
Total	37,642	28,560	9,082

As of December 31, 2009, substantially all of our operating lease arrangements for office rent provided for the calculation of lease payments based on formulas that reference the actual fee. Future lease payments for these arrangements are based on the contracts. We have obligations to pay approximately $6.6 million of the purchase price of Suixian High School approximately $10.1 million of the purchase price of Qingdao School and approximately $5.4 million of the purchase price of Suixian Hui High School. These payments are payable, without interest, in three installments, the first of which, for 30% of the aggregate amount, is payable early October 2010; the second of which, for 30% of the aggregate amount, is payable early December 2010; and the third of which, for 40% of the aggregate amount, is payable early June 2012. On May 22, 2009, we entered into an amendment to the acquisition agreement for Suixian High School to clarify that the purchase price for Suixian High School is RMB45,294,700 (approximately $6.6 million), rather than RMB109,110,400 as had previously been stated due to a typographical error. On June 14, 2009, we entered into an amendment to the share transfer agreement for Qingdao School which reduced the purchase price for Qingdao School from RMB85,000,000 to RMB72,000,000 (approximately $10.5 million), due to the global financial crisis. In November 2009 we entered into amendments to the respective purchase agreements which provided that, of the remaining payments due under the agreements, 30% would be payable in early October 2010, 30% would be payable in early December 2010, and 40% would be payable in early June 2012.

We intend to use $13.2 million of the proceeds of this offering towards payment of the first two installments for the schools. We intend to pay the remaining $8.84 million under the last installment through:

•

Service fees which we may receive from the schools under the respective management and service agreements. As noted under “Our Challenge” and “Management’s Discussion and Analysis”, we have deferred receipt of service fees and expect to do so in the future, but we may elect to receive such service fees in the future and may use such fees towards payment of the remaining $8.84 of the purchase price. We intend to defer the service fees in the future until the Board of Directors of China Education decides to declare and pay dividends to its shareholders. The factors that China Education will consider in determining whether to defer the service fees in the future are i) whether the Board of Directors of China Education, Inc. decides to declare and pay dividends to its shareholders and ii) whether the schools continue to need such funds for their development and expansion.

•	Public or private sales of equity or debt securities; and/or

•	Refinancing through loans from financial institutions.

There is no assurance we will be able to obtain financing for payment of the remaining $8.9 million of the purchase price, if necessary. As noted above, we may use service fees which we may receive from the schools under the respective management and service agreements towards payment of the remaining $8.84 million of the purchase price. In the event that we do receive such fees, and such fees are in an amount sufficient to cover the remaining $8.84 million of the purchase price (neither of which can be assured), additional financing towards the remaining payment may not be necessary.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

Our exposure to interest rate risk primarily relates to interest expenses incurred by our short-term and long-term borrowings, as well as interest income generated by excess cash invested in demand deposits and liquid investments with original maturities of three months or less. Such interest-earning instruments carry a degree of interest rate risk. We have not used any derivative financial instruments to manage our interest rate risk exposure. We have not been exposed to nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense may increase due to changes in market interest rates.

Foreign Exchange Risk

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of our earnings and cash assets are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

We do not believe that we currently have any significant foreign currency exchange risk and we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.

Inflation

In recent years, China has not experienced significant inflation, and therefore inflation has not had a significant effect on our business. According to the National Bureau of Statistics of China, the change in the Consumer Price Index in China was 4.8%, 5.8% and (0.7%) in 2007, 2008 and 2009 respectively. Based on the upward change of the Consumer Price Index in late 2008, the PRC government announced measures to restrict bank lending and investment in China in order to reduce inflationary pressures on China’s economy. Such measures adopted by the PRC government may not be successful in reducing or slowing the rate of inflation in China, and sustained or increased inflation in China in the future may adversely affect our business and financial results.

Recent Accounting Pronouncements

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115, or SFAS 159. SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 became effective in the first quarter of fiscal 2009. The adoption of this statement did not have a material effect on our consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), or SFAS 141R, “Business Combinations.” SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R also establishes principles and requirements for how the acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; (2) improves the completeness of the information reported about a business combination by changing the requirements for recognizing assets acquired and liabilities assumed arising from contingencies; (3) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (4) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (for acquisitions closed on or after January 1, 2009 for us). Early application is not permitted. On April 1, 2009, SFAS 141R was amended by FASB Staff Position FAS 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, to address application issues regarding the accounting and disclosure provisions for contingencies. The FSP amended SFAS 141R by replacing the guidance on the initial recognition and measurement of assets and liabilities arising from contingencies acquired or assumed in a business combination with guidance similar to that in SFAS 141, before the 2007 revision. The FSP also amended SFAS 141R’s subsequent accounting guidance for contingent assets and liabilities recognized at the acquisition date and amends the disclosure requirements for contingencies. The amendments to SFAS 141R coincide with the effective date of SFAS 141R. Since the application of SFAS 141R is effective prospectively, we have determined that this statement will not have a material effect on our consolidated financial statements for any period prior to December 31, 2008.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, or SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” which requires all entities to report noncontrolling interests (previously referred to as minority interests) in subsidiaries as a separate component of equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We have determined that this statement will not have a material effect on our consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, or SFAS 161 “Disclosures about Derivative Instruments and Hedging Activities” to expand the disclosure framework in SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”. The new Statement requires companies with derivative instruments to disclose information about how and why the company uses derivative instruments; how the company accounts for derivative instruments and related hedged items under Statement 133; and how derivative instruments and related hedged items affect the company’s financial position, financial performance, and cash flows. The expanded disclosure guidance also requires a company to provide information about its strategies and objectives for using derivative instruments; disclose credit-risk-related contingent features in derivative agreements and information about counterparty credit risk; and present the fair value of derivative instruments and related gains or losses in a tabular format. SFAS 161 is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. We have determined that this statement will not have a material effect on our consolidated financial statements.

In June 2009, the FASB issued Accounting Standards Codification 810-10, “Consolidation—Overall” (“ASC 810-10”, previously SFAS 167, “Amendments to FASB Interpretation No. 46(R)”). This accounting standard eliminates exceptions of the previously issued pronouncement related to consolidation of qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This accounting standard also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of the previously issued pronouncement. This accounting standard will be effective for the Company’s fiscal year beginning January 1, 2010. The Group does not believe the adoption of ASC 810-10 will have any significant impact on its consolidated financial statements.

INDUSTRY

China’s Education Industry Overview

China’s education market is a large and rapidly growing industry as a result of favorable demographic and consumption expenditure trends as well as the increased attention paid to the development of private education. In addition, due to the high level of fragmentation in the industry, we believe the market presents substantial opportunities for acquisitions. According to the China Education Yearbook, China’s total educational expenditures were approximately RMB1,214.8 billion in 2007, a significant increase from approximately RMB385 billion in 2000, representing a compound annual growth rate, or CAGR, of approximately 15.4%, since 2000. This growth is in part fueled by the strong growth in China’s gross domestic product, or GDP, which has grown at a CAGR of approximately 12.2% from 2000 to 2007, according to the National Statistics Bureau.

The growth in China’s education industry is also fueled by the historical low level of penetration of the education industry in China. Despite the size of China’s overall education market, its infrastructure and resources lag behind other developed economies. In 2004, total education expenditures as a percentage of total GDP was 4.5% for China, as compared to 7.2% for the United States, 5.7% for the U.K and 5.5% for Japan’s GDP. Education expenditures represented approximately 4.6% of China’s GDP in 2006 and 4.9% in 2007. We believe that as China’s economy continues to grow and its increasingly affluent and sophisticated population demands educational services that are closer to what is available in more developed countries, China’s education industry should continue to grow at a strong rate.

The following charts show the growth in education funds in China for the periods indicated and total education expenditures as a percentage of GDP in 2006 in China and other developed countries:

Source: China Statistic Yearbook 2008

Source: OECD Statistics, U.K Public Spending

The foregoing charts and data relate to the market for the entire China education industry. Our market segment consists of only state and privately-owned high schools, colleges, and universities, which represents only a small portion of this market.

Outlook for China’s Education Industry

We believe that the education market in China will continue to see significant growth as a result of the supply and demand dynamics of the country’s population, the urbanization of the country, the increasing demand for educational services, and the growth potential of the private educational institutions and general shortage of education resources.

Population

China has a growing population. While individuals between the ages 5 to 24 are the largest consumers of educational products and services, the market for educational products and services includes individuals of all ages. As noted above, our market segment, which consists of high school and post-secondary education, represents only a small part of the entire education market. With respect to our market segment, individuals between the ages of 15 to 24 represent the largest consumers. According to the National Statistics Bureau, China’s population between age 15 and age 24 has slightly decreased from approximately 185,312,000 people, or 15.2% of the total population, in 2003 to approximately 177,517,000 people, or 14.9% of the total population, in 2007. High school students are typically between the ages of 15 to 19, while post-secondary education students are typically between the ages of 15 to 24. However, according to China Economic Network, China’s population is expected to grow to approximately 1.37 billion people by 2010 and to approximately 1.4 billion people by 2015. This represents an estimated CAGR of China’s population of approximately 0.62% between 2000 and 2015. The education market is fragmented, so that there are various opportunities for educational institutions to serve various different age groups and their educational service demands.

Urbanization

There has been a steady migration to urban areas in China. The strong growth of the Chinese economy has caused job-seekers to move to cities, increasing the population of urban areas from approximately 480.6 million, representing 37.66% of the total population, in 2000 to 593.8 million, representing 44.9% of the population, in 2007 the CAGR is 3.1%. Rural people move to the urban areas. The following chart shows the recent urbanization of the population in China from 2000 to 2007.

(in Millions)	2000	2001	2002	2003	2004	2005	2006	2007
Urban Population	459.1	480.6	502.1	523.8	542.8	562.1	577.1	593.8
Total Population	1,267.4	1,276.3	1,284.5	1,292.3	1,299.9	1,307.6	1,314.5	1,321.2
Urban Population as Percentage of Total Population	36.2%	37.7%	39.1%	40.5%	41.8%	43.0%	43.9%	44.9%

Source: China Statistical Yearbook, 2008—Statistical Report of National Economic and Social Development of China

Increased Consumption

The desire of rural people to improve their standard of living is expected to increase the demand for educational products and services as consumption expenditure on education tends to be higher in urban areas than in rural areas. China’s overall consumer spending has been increasing in recent years. From 2002 to 2007, per capita consumption for the urban population in China increased from RMB6,030 to RMB9,997, representing a CAGR of approximately 8.8%. In the same period, per capita consumption for the rural population in China also increased, from RMB1,834 to RMB3,223.9, representing a CAGR of approximately 9.9%.

Per capita education, culture and recreation service expenditure have been increasing for both the rural and urban populations, but at a faster rate for the rural population. Such spending has been increased less rapidly than overall consumer spending which is 13.3% of total annual consumption expenditures per capita in urban households in 2007 and has become the third largest category after Food and Transport and Communications. According to the China Statistic Yearbook, the per capita education, culture and recreation service expenditure of the urban population increased from approximately RMB902 in 2002 to approximately RMB1,329 in 2007, representing a CAGR of approximately 6.7%. Per capita education, culture and recreation service expenditure of the rural population increased from RMB210 to RMB295 in the same period, representing a CAGR of approximately 5.8%.

(in RMB)	2002	2003	2004	2005	2006	2007	2002-2007
							CAGR
Urban
Per capita consumption	6029.9	6510.94	7182.1	7942.9	8696.6	9997.5	8.8%
Per capita education, culture and recreation services expenditure	902.3	934.38	1032.8	1097.5	1203.0	1329.2	6.7%
Education, culture and recreation services expenditure as % of Total Consumption Expenditures	15.0%	14.4%	14.4%	13.8%	13.8%	13.3%	—

Rural
Per capita consumption	1834.3	1943.3	2184.7	2555.4	2829.0	3223.9	9.9%
Per capita education, culture and recreation services expenditure	128.5	162.5	192.6	295.5	305.1	305.7	15.5%
Education, culture and recreation services expenditure as % of Total Consumption Expenditures	7.0%	8.4%	8.8%	11.6%	10.8%	9.5%	—

Source: China Statistic Yearbook 2003-2008

Increasing Demand for Education Services

We believe that China’s single child policy has affected the education industry. Because the size of a family is limited, the status of children in the family increases. We believe that children’s wants are valued by not only the parents but also the market. In addition, since education reforms have been gradually implemented, the effect of shifting from emphases on passing exams to personal skill developments has been shown by increasing enrollments in supplementary courses. As a result of market demand and the efforts by the Chinese government in raising education levels to a globally comparable standard, the overall student enrollment in vocational secondary schools increased from 5 million people in 2000, to 7.4 million people in 2007 which represents a CAGR of 4.9%, and total student enrollment in higher education had a CAGR of 16.5% in the same period.

Source: China Statistic Yearbook 2008

Total student enrollment for senior high school also continuously increased from 12 million people in 2000 to 25 million people by 2007. The size of the education market continues to increase due to new student enrollment in higher education institutions, senior high schools, and vocational colleges.

Source: China Statistic Yearbook 2008

Due to the decline in the youth population age 15-19, senior high school new student enrollment decreased slightly from the same year. But this decrease in the youth population did not have a significant effect on higher education and vocational college enrollments, which showed stable growth. During 2000-2007, new enrollment in the higher education sector has increased from 2.2 million people to 5.7 million people, which represents a CAGR of 12.5%. Because the number of higher educational institutions has not grown as fast as the number of new enrollments, we believe the market presents a growth opportunity.

Vocational colleges have been popular in China, due to their ability to provide people with improved employment prospects in some fields. However, as the economy has evolved, we believe vocational education has come to be seen as less desirable, and the number of vocational colleges has decreased (source: China Statistic Yearbook 2008).

Government fiscal spending and policy

Chinese government spending on education only comprises approximately 0.46% of China’s GDP as of 2006 vs. 6% of US’s GDP as of 2006 according to United Nations Educational, Scientific and Cultural Organization Data Centre. Compared to the high growth of GDP, the proportion of government fiscal spending on education is still relatively low. In 2005, Chinese government spending on education was RMB842 billion ($123.3 billion) compared to RMB828 billion ($121.4 billion) in 2007. The Chinese government encourages private investment in education industry. To support the central government policy of education development, provinces and cities sell educational facilities to private buyers to effectively raise capital for “social benefits”.

Shortage of Educational Resources

Despite China’s increasing educational expenditures, its education sector remains underinvested. Compared to other developed countries, China lags behind in educational services available to its population. The following chart shows how China has fewer educational institutions and full-time teachers compared to other developed countries:

Source: China Statistic Yearbook 2008

Country	Total Number of Educational Institutions(1)	Total Numbers of Higher Educational Institutions(2)	Total Number of Full-Time Teachers(3)
India	1,208,378	19,403	N.A
U.S	124,110	5,758	11,863,000
Japan	62,070	6,152	414,000

Notes: India total number of educational institutions (2005); U.S (2003-2004); Japan (2003); India (2004); U.S (2006); Japan (2003); India( N/A); U.S (2006); Japan (2003)

China’s Education Industry

There have been extensive developments in China’s education market over the past ten years affecting every level and field of the market. All sectors of the market are developing rapidly. According to China Education and Training Industry Research Report China’s education market was approximately $72 billion (RMB580 billion) in 2004. By 2007, this market had grown to over approximately $132 billion (RMB900 billion), representing a CAGR of 15.8%. In general, the provinces with high population density have greater demand for educational services. The chart that follow shows that 8 provinces with the highest proportion of students at the senior secondary level relative to total population size (2007) account for more than 1/4 of the whole senior secondary market in China.

Eight Provinces Total Population as a percentage of China Population	8 Provinces Total Number of students per 100,000 Population of Senior Secondary Level

Source: China Statistic Yearbook 2008

The foregoing charts and data related to the market for the entire China education industry. Our market segment consists of only state and privately-owned high schools, colleges, and universities, which represents only a small portion of this market.

China’s education system is divided into two major categories, which are commonly recognized as formal education and training. Formal education is under the authority of China’s Ministry of Education, based on a policy framework. According to China Statistic Yearbook 2008 of National Bureau of Statistics, there are currently 89,448 no schooling people undertaking a level of formal education currently.

Training aims to advance and improve the skills acquired in the formal education cycle, and generally includes both programs available to children below the age of 18 and adult training. The cost is borne by individuals and the programs may be either certified or non-certified.

Operation of Chinese Schools

Sources of Revenue

In China, school revenues are predominantly generated from educational services provided by teaching staff on campus.

Educational services. An educational institution may provide a range of educational and training services, including diploma programs, language learning, test preparation, training classes, vocational education programs, etc. Educational institutions may also provide research or R&D support for institutions, including industry surveys, project development, new product design, and IT support. Schools that receive preferential tax treatment must follow pricing guidelines promulgated by the Chinese government, while schools that do not receive preferential tax treatment are allowed to set their own prices for educational services. Chinese schools are typically the primary center of education for a community and a significant component of a school’s facilities are allocated to student tuition fees.

Rental. An educational institution may outsource the operation of its cafeteria, canteen, and snack counter. The rental income from such outsourcing may represent a substantial part of a school’s non-taxable income.

Payment System

The Chinese education market operates on a cash payment system. Even those who receive some form of scholarship are generally required to pay part of the tuition fee. Since the payment system of the education industry has a seasonality feature corresponding to the school year, the revenue of high schools, colleges and universities have the same seasonality feature, which varies based on the type of educational services provided. Normally vocational colleges have two entering classes per school year while other types of formal educational institutions have one entering class per school year.

The training educational service sector also has a seasonal aspect, but it is generally not as significant as that of the traditional educational service sector. Since training education programs vary widely, their degree of seasonality will also typically vary.

Labor Costs

Labor costs are a significant part of the total operational costs of high schools, colleges and universities. Labor costs of educational institutions are lower in China, however, than in the U.S. and other developed countries. According to the China Statistics Yearbook 2008, total wage bill of education staff and workers increased from RMB200.7 billion in 2003 to RMB385.8 billion in 2007, representing a CAGR of 14%. The average earning of employed person in urban units for education was RMB25,908, and RMB18,470 for 2007 and 2005, respectively, representing a CAGR of 11.9%.

BUSINESS

Overview

We are an educational services company focused on acquiring control of and operating high-quality high schools, colleges and universities in China through the Management Company. Our goal is to establish a multi-province group of general and specialty high schools, colleges and universities in urban areas. We believe that we are one of the first companies to begin to address the pressing educational needs of China’s population by bringing professional management, advanced technology, stringent quality standards, strategic direction and capital to educational institutions formerly under state and other private ownership. Since our inception in 2007, we have acquired control of two high schools and one post-secondary school through the Management Company:

•	Branch of Suixian High School in Henan Province in August 2005;

•	Shandong Foreign Affairs Translation Business Middling Special School in Shandong Province in January 2008; and

•	Branch of Suixian Hui Nationality High School in Henan Province in January 2008.

China Education was incorporated in the Cayman Islands on August 2, 2007. We operate two high schools and one post-secondary school in China. Our goal is to become the leading national chain of high schools, colleges and universities in China, through the acquisition of control of state and privately-owned high schools, colleges and universities.

We are wholly owned by Above Great Limited, a company incorporated in British Virgin Islands and controlled by Michael Qu, a Singapore citizen.

In China, all students are required to attend school through junior high school. No education beyond junior high school is required, and any education beyond junior high school, including senior high school and any post-secondary school, must be paid for by the student. Senior high school students typically range in age from 15 to 19. Students in post-secondary schools (or any educational institution beyond senior high school) typically range in age from 20 to 24.

Suixian High School has been in operation for 69 years and is one of the oldest and we believe the best senior high school in Henan province, having been recognized as a “Provincial Model Senior High School” by the Department of Education in Shangqiu city. The campus is located beside Suixian Lake, on over 133,320 square meters. The school currently has over 13,200 students.

As a senior high school, the age range for students at Suixian High School is typically from 15 to 19, and the school’s students are not required to attend school or take a minimum course load.

Suixian Hui High School covers an area of more than 50,000 square meters, has 9,700 students, and 131 classrooms. The principal of Suixian Hui High School was recognized by the Ministry of Education as one of the best 99 teachers in China for year 2007.

As a senior high school, the age range for students at Suixian Hui High School is typically from 15 to 19, and the school’s students are not required to attend school or take a minimum course load.

Qingdao School currently serves over 3,175 students on a campus located in Qingdao. An additional satellite campus ceased operations in October 2009. Qingdao School was ranked one of the 12 best vocational post-secondary schools in Shandong province by the Education Department of Shandong province. Qingdao School uses training by recruiting commitment model which means that all graduating students are guaranteed employment after graduation. In 2009 the school received recruiting commitments from more than 300 national and international corporations.

As a post-secondary school, the age range for students at Qingdao School is typically from 15 to 24, and the school’s students are not required to attend school or take a minimum course load.

Our core business objective is to operate high schools, colleges and universities offering academic programs or providing education/training services to students through traditional “bricks and mortar” campuses. We seek to acquire control of only the leading schools and colleges in urban communities in selected regions or cities.

We intend to use $13.2 million of the net proceeds of this offering towards payment of the aggregate of $22.1 million of the purchase price for our three schools (see “Reasons for Offer and Use of Proceeds”). The $22.1 million we owe for the three schools includes, under the terms of the respective purchase agreements, approximately $6.6 million for Suixian High School, $5.4 million for Suixian Hui High School, and $10.1 million for Qingdao School. 30% of the purchase price for each school is due in early October 2010 (approximately $1.98 million for Suixian High School, $1.62 million for Suixian Hui High School and $3.03 million for Qingdao School), 30% is due in early December 2010 (approximately $1.98 million for Suixian High School, $1.62 million for Suixian Hui High School and $3.03 million for Qingdao School) and the remaining 40% is due in early June 2012. We intend to use approximately $13.2 million of the net proceeds of this offering to make the respective payments due in early October 2010 and early December 2010, set forth above, for each of the schools. Thus, we intend to use approximately $3.96 million of the net proceeds of this offering towards payment for Suixian High School (including $1.98 million in early October 2010 and $1.98 million in early December 2010), $3.24 million of the net proceeds towards payment for Suixian Hui School (including $1.62 million in early October 2010 and $1.62 million in early December 2010), and $6.06 million of the net proceeds towards payment for Qingdao School (including $3.03 million in early October 2010 and $3.03 million in early December 2010). We intend to use approximately $1.7 million of the net proceeds of this offering to acquire control of additional educational institutions, rather than first completing the purchase of our three existing schools, so that we can continue to grow and develop our business. As noted above, under the respective purchase agreements, 40% of the purchase price for each school (approximately $2.64 million for Suixian High School, $2.16 million for Suixian Hui High School, and $4.04 million for Qingdao School) is due in early June 2012. We intend to pay this remaining $8.84 million of the purchase price for the schools through:

•

Service fees which we may receive from the schools under the respective management and service agreements. As noted under “Our Challenge” and “Management’s Discussion and Analysis”, we have deferred receipt of service fees and expect to do so in the future, but we may elect to receive such service fees in the future and may use such fees towards payment of the remaining $8.84 of the purchase price. We intend to defer the service fees in the future until the Board of Directors of China Education decides to declare and pay dividends to its shareholders. The factors that China Education will consider in determining whether to defer the service fees in the future are i) whether the Board of Directors of China Education, Inc. decides to declare and pay dividends to its shareholders and ii) whether the schools continue to need such funds for their development and expansion.

•	Public or private sales of equity or debt securities; and/or

•	Refinancing through loans from financial institutions

There is no assurance we will be able to obtain financing for payment of the remaining $8.84 million of the purchase price, if necessary. As noted above, we may use service fees which we may receive from the schools under the respective management and service agreements towards payment of the remaining $8.84 million of the purchase price. In the event that we do receive such fees, and such fees are in an amount sufficient to cover the remaining $8.84 million of the purchase price (neither of which can be assured), additional financing towards the remaining payment may not be necessary. If we are unable to make the remaining $4.04 million payment for Qingdao School due in early June 2012, and we fail to obtain any further extension or waiver for such payment from the seller, the sellers may sue us for monetary compensation. If the Qingdao School sellers obtain a monetary judgment against us which we are unable to meet, they may foreclose on our assets. If we are unable to make the remaining $2.64 million and $2.16 million payments due in early June 2012 for Suixian High School and Suixian Hui School, respectively, and we fail to obtain any further extension or waiver for such payments from the sellers, the sellers may sue us for monetary compensation. If the Suixian High School and Suixian Hui High sellers obtain a monetary judgment against us which we are unable to meet, they may foreclose on our assets.

Loans from Employees

Prior to December 31, 2009, we relied on loans from employees for the building, construction and establishment of the branches of Suixian High School and Suixian Hui High Schools we operate. As of December 31, 2009, we have borrowed an aggregate of approximately $12.7 million from an aggregate of 870 employees. Such loans have been made without a fixed term and without written agreements. It is customary in China for businesses to obtain loans from employees without fixed terms or written agreements.

Suixian Hui High School decided to establish and construct the branch of Suixian Hui High School in 1999. At that time, the school employees and the school found it was mutually beneficial to have employees make loans to the school at a 7.2% annual interest rate, because the employees would otherwise receive approximately 2% interest from depositing their savings at a bank, while the loans provided the school with the necessary capital for the building, construction and establishment of the branch. The school raised $6.6 from 402 employees at an orally agreed-upon interest rate of 7.2%. The proceeds were used for the building, construction and establishment of the branch. Interest payments are made annually to the employees.

Similarly, Suixian High School decided to construct and establish the branch of Suixian High School in 2001. Suixian High School and the school employees orally agreed upon an 8% annual interest rate. The school raised $6.1 million from 468 employees at the 8% agreed upon annual interest rate. The proceeds were used for the building, construction and establishment of the branch. Interest payments are made annually to the employees.

Management of Suixian Hui High School and Suixian High School passed resolutions in 1999 and 2001, respectively, for construction of branches of Suixian Hui High School and Suixian High School. The resolutions provided for the schools to obtain such employee loans at interest rates of 7.2% and 8% for Suixian Hui High School and Suixian High School, respectively.

Because the construction, building, and establishment of the branches has been completed, we do not expect to obtain additional loans from employees beyond December 2009.

The employees may require us to repay the loans, with corresponding interest, at any time. We believe that, because of the large number of employees who made the loans, and the small amounts lent by each individual employee, it is unlikely that a significant portion of the employee loans will need to be repaid within a short period. We intend to gradually repay the loans by cash generated from operations.

Pursuant to the PRC Laws and Regulations, in the event that units or individuals raise money from the public and promise to pay off the money and corresponding interest in certain period without obtaining approval from the relevant governmental authorities (which in our case would be People’s Bank of China), it will constitute an illegal financing. Management believes, based on advice of Sinowing Law LLP, our PRC legal counsel, that, the loans do not constitute an illegal financing because the loans do not have a fixed term, and were obtained from employees of the Company, and thus were not obtained from the public within the meaning of the PRC Laws and Regulations. If the loans are found to be an illegal financing, People’s Bank of China could order the schools to repay the loans from its employees and could impose a fine against it of one to five times the illegal gains received, or if no illegal gains were received, a fine from RMB100,000 to RMB500,000. Since the proceeds of this offering will not be used to repay the loans, we would be required to obtain other funds with which to make the payments. Such funds may not be available when needed or may only be available on disadvantageous terms and conditions, which may adversely affect our business and financial results.

We have not been required to obtain approval by People’s Bank of China or other government authorities to date.

Business opportunity

China’s education market is a large and rapidly growing industry as a result of favorable demographic, and consumption expenditure trends as well as the increased attention paid to the development of private education. In addition, due to the high level of fragmentation in the industry, we believe the market presents substantial opportunities for acquisitions.

According to the China Education Yearbook, China’s total educational expenditures were approximately RMB1,076 billion in 2007, a significant increase from approximately RMB385 billion in 2000, representing a compound annual growth rate (“CAGR”) of approximately 15.5%, since 2000. This growth is in part fueled by the strong growth in China’s gross domestic product, or GDP, which has grown at a CAGR of approximately 12.1% from 2000 to 2007, according to the National Statistics Bureau.

The growth in China’s education industry is also fueled by the historical low level of penetration of the education industry in China. Despite the size of China’s overall education market, its infrastructure and resources lag behind other developed economies. In 2006, total education expenditures as a percentage of total GDP was 4.7% for China, as compared to 5.7% for the United States, 5.5% for the U.K and 3.5% for Japan. Education expenditures represented approximately 4.7% of China’s GDP in 2006 and 4.9% in 2007. We believe that as China’s economy continues to grow and its increasingly affluent and sophisticated population demands educational services that are closer to what is available in more developed countries, China’s education industry should continue to grow at a strong rate.

According to the China Statistical Yearbook (2008), in 2006, approximately 406.8 million people in China were between the ages of five and twenty-nine. Ongoing urbanization has increased the proportion of China’s population living in urban areas from 36.2% in 2000 to 44.9% in 2007, as stated in the China Statistical Yearbook (2008), and is expected to continue increasing.

According to the National Bureau of Statistics of China, average per capita annual consumption expenditures in urban areas in China have increased, from approximately RMB4,998 ($731.8) in 2000 to approximately RMB9,997 ($1,465.8) in 2007. Consumption expenditures on education, cultural and recreational services accounted for 13.3% of total annual consumption expenditures per capita in urban households in 2007, the third largest category after Food and Transport and Communications. We believe these demographic and consumption expenditure trends increase demand for foundational education.

Chinese government spending on education only comprises approximately 3.41% of China’s GDP as of 2007 vs. 6% of US’s GDP as of 2006. Compared to the high growth of GDP, the proportion of government fiscal spending on education is still relatively low. In 2005, Chinese government spending on education was RMB842 billion ($123.3 billion) compared to RMB828 billion ($121.4 billion) in 2007. The Chinese government encourages private investment in education to achieve its goal of total education spending of 4% of GDP by 2010.

To support the central government policy of education development, provinces and cities sell educational facilities to private buyers in order to effectively raise capital for “social benefits”. There are 137 million school age individuals not enrolled in school which represents 30% of the total school age population. The number of candidates enrolled in National Matriculation (examination for university admissions) is over 10 million though China’s universities are not able to accommodate all candidates. Compared to other developed countries, China lags behind in educational services available to its population. As a result, vocational education providers have become more important. We believe the need for Chinese companies to steadily improve the skills and efficiency of their workforce to compete effectively with foreign competitors will stimulate continuing growth in demand for specialized vocational education services in domains such as accounting, law, finance, healthcare, information technology and general management. Increasing competition in the job market coupled with the effect of education on career prospects are motivating job seekers and working professionals to extend their skills and knowledge base, and to better equip themselves with multiple certificates and diplomas.

Our Strengths

We believe the following strengths have contributed to our growth and differentiate us from our competitors:

Early Mover Advantage in China

We believe that as one of the first companies to pursue acquisitions of control of state-owned educational service providers, we have established key relationships with local regulators and business leaders to enable us to successfully pursue our acquisition strategy. We believe that by enhancing the reputation of the high schools, colleges and universities we currently operate, we may have greater opportunities to acquire control of additional high schools as local governments and their constituents see the benefits of privatization of educational institutions in the communities where the Management Company acquired educational institutions. As a result, we believe we are well positioned to acquire control of the most sought-after high-quality high schools, colleges and universities in key areas and establish ourselves as a leading private school group in China.

Ability to Identify and Pursue Attractive Acquisition Opportunities on Favorable Terms

The members of our acquisition taskforce have extensive experience in education management and administration and have implemented an acquisition strategy that has delivered proven results with the two high schools and one post-secondary school we have acquired control of and currently operate. We have a complete selection schedule and due diligence strategy in acquiring control of and operating educational institutions. Our acquisition taskforce is able to use local business know-how to effectively negotiate favorable terms for our acquisitions. Our acquisitions demonstrate our ability to identify attractive opportunities by conducting feasibility studies and financial and management due diligence. At present, our management has identified a number of educational institutions for potential future acquisition. We plan to use our proven acquisition strategy and approach to acquire control of additional educational institutions, with a portion of the proceeds of this offering. We believe our prior acquisitions have demonstrated our ability to close acquisitions on favorable terms and we intend to apply the same price discipline and investment approach to our evaluation and pursuit of future acquisition opportunities.

Ability to Expand and Improve the Efficiency of Acquired Education Providers

Our operational control of the two high schools and one post-secondary school has resulted in expansions of facilities such as the addition of new buildings with more classrooms, an entertainment center, library and improvements in operational efficiencies evidenced by more students being admitted to top universities. We have increased the richness and diversity of courses by adding more English and car bodyshop courses and have enhanced forms of extra-curricular activities. We are planning to strengthen the high schools’ and post-secondary school’s audio-visual teaching system to make teaching more lively and efficient.

Strong Management Team with Extensive Industry Experience

Our management team has extensive experience in the education industry and has friendly relationships with (central and local) government officers in the education industry. We have an experienced management team with an average of over 10 years of experience in the educational services industry. We have recruited strong leaders with proven skills to serve in key positions within our management team, and our team includes members with substantial experience in education, technology, marketing and finance.

Our Strategy

Our goal is to establish and strengthen our position as a leading education chain in China by pursuing the following growth strategies:

Acquire control of additional high-quality educational service providers.

We seek to acquire control of and operate high-quality state and privately-owned educational institutions, and leverage our expertise in education management to improve the operational and administrative efficiency and reduce the operating costs of those educational institutions. Our potential target high schools, colleges and universities are some of the best high schools in their respective regions and we believe their strong financial condition also makes them attractive acquisition targets.

China’s increasing prosperity, growing population and population shift to urban areas have increased the demand for education. We believe that acquiring control of high schools, colleges and universities with an established reputation and operational history minimizes the risks associated with building new high schools, colleges, and universities and establishing a new locally-recognizable brand. We will continue to identify, evaluate and acquire control of high-quality, well-managed educational institutions through our disciplined acquisition strategy, which includes the acquisition criteria discussed below. Through our contractual relationships with the Management Company, we seek to acquire control of educational institutions with strong reputations. We look for educational institutions that are currently profitable, but can significantly benefit from easy to implement and inexpensive operational and efficiency improvements that can be accomplished soon after the Management Company acquires them. We intend to focus on high schools, colleges and universities located in areas with high projected rates of population growth.

Our acquisition strategy is comprised of three phases. In the first phase, we seek to identify reputable colleges, universities and high schools as potential acquisition candidates that are trusted institutions within the communities they serve, thus minimizing the costs associated with entering a new market. Among the numerous factors we consider when reviewing a school for possible acquisition are, with respect to high schools, whether the school is one of the top high schools within its service area, and with respect to colleges and universities, its enrollment qualification and capacity. In addition, we consider the educational background, skills, experience and track record of the school’s existing management, the school’s potential for growth, the profitability of the school and the anticipated growth rate for the community served by the school.

The second phase of our acquisition strategy is a detailed evaluation of potential acquisition candidates. In this phase of a school acquisition, we conduct detailed diligence including field trips by senior management to assess the operations and teaching quality, and the ownership structure, of the school. Our team also reviews financial data for the school and meets with senior school officials and government officials to discuss the potential acquisition. If the terms of the proposed acquisition are favorable, the Management Company may sign a letter of intent to acquire the school. After the letter of intent is signed, we and the Management Company continue our diligence with the assistance of legal and accounting experts to examine legal and financial records in detail. If a decision is made to proceed, the Management Company will enter into a definitive acquisition agreement.

The third phase of our acquisition strategy is our implementation of our portable and scalable operating model at the educational institutions that we control and operate. We have established a post-acquisition taskforce to implement this strategy and ensure consistency of implementation of our operating model. The goals of our post-acquisition strategy are to increase the quality of the educational services that are provided by an acquired school, including through improved facilities and additional facilities, to increase the demand for courses and revenues at the school and to improve the operational and administrative efficiency of the school to increase margins.

Further increase efficiency by standardizing and centralizing functions and practices across our educational institutions.

We have designed a management improvement program to improve our operational efficiency, control overall costs and enhance our competitiveness. We intend to centralize the advertising channels of our two high schools and one post-secondary school. We expect to use our advertising budget more efficiently. In addition, we are developing company-wide standardized operating procedures, a business process control system and human resources management policies and procedures which we expect can be applied across the educational institutions we operate and across all areas of educational practice.

Increase enrollments in existing courses.

We plan to take advantage of our established leadership position and track record to increase enrollment in our educational institutions by expanding course offerings, improving marketing and recruitment initiatives, and reducing student attrition. We intend to add more courses in which students are willing to participate. The popularity of the courses is one of the main drivers for increasing student enrollment. We are also working to enhance our teachers’ teaching skills and efficiency to improve the students’ academic performance and quality.

Recruit and retain the best teachers in the region.

Our success, in part, is dependent upon the number and quality of our teaching staff and our ability to recruit and retain teachers. Teaching staffs, especially full time teachers are the key personnel that we intend to recruit and retain. The reputations of high schools, colleges and universities depend largely on having excellent teachers. We are planning to link the salaries of teachers with their teaching results and satisfaction of students. We have developed a series of incentive programs to retain and attract teachers. In addition, in some cases the high schools and college we operate provide higher salaries and incentives for teachers to come to our high schools and college. We offer performance bonuses to our teachers based on students’ satisfaction, students’ enrollment rates and other factors. By rewarding our teachers who provide high quality teaching services, we are better able to retain them.

Continue to strengthen our brand name and our reputation.

We are focused on continuing to build our brand name and our reputation among our existing students in respective regions and provinces in which our educational institutions are located, and even nationally. We believe that building our brand and reputation will allow us to attract more students and their parents to our current educational institutions. We are also focused on increasing awareness of our track record with respect to student enrollment and our teaching program by increasing advertising and continuing to build brand recognition. We are taking part in a wide range of activities to promote our brand and reputation, such as participating in conferences, sponsoring industry events and publishing articles in education journals.

Our Acquisitions

Acquisition Strategy

Our acquisition taskforce has extensive experience in education management and administration. We seek to acquire control of high schools and colleges that are trusted institutions within the communities they serve and have strong existing relationships with students and government agencies, thus minimizing the costs associated with entering a new market.

Government officials or the government participated in the negotiation the general terms of the contracts for our acquisitions as one of the contracting parties and helped the Management Company with the acquisition of Suixian High School. The government officials or the government was a witness for the acquisition of Suixian Hui High School. Government officials did not play a role in the acquisition of Qingdao School since it was privately owned prior to the acquisition by the Management Company.

We seek to acquire control of state and privately-owned high schools, colleges and universities that are currently profitable, but can significantly benefit from easy to implement and inexpensive operational and efficiency improvements that can be accomplished soon after we acquire control of them. We intend to focus on high schools, colleges and universities located in areas with a high projected rate of population growth to maximize student enrollment levels.

Among the numerous factors we consider when reviewing a high school, college or university for possible acquisition are:

•	whether the school is one of the top high schools, colleges or universities within its service area;

•	the operating history of the high schools, colleges and universities;

•	the educational background, skills, experience and track record of the educational institution’s existing management;

•	the educational institution’s potential for growth; and

•	the anticipated growth rate for the community served by the educational institution.

We intend to acquire control of additional educational institutions with a portion of the proceeds of this offering. While we regularly seek and evaluate possible acquisition opportunities, neither we nor the Management Company have material definitive agreements, commitments, and understandings or arrangements with respect to any acquisition. From time to time, we evaluate potential acquisitions of control of high schools, colleges and universities. While we may have preliminary discussions with candidates, our evaluations of, and discussions with, these candidates are in the early stages and any transaction is subject to due diligence and board and regulatory approval. There can be no assurance that the Management Company will make any firm offers, reach any binding agreements or receive the requisite government approvals with any potential targets we elect to evaluate. We have identified multiple potential acquisition candidates, but have not signed binding agreements with respect to any of them.

In evaluating a high school, college and university for potential acquisition, we undertake a detailed diligence process including site visits by senior management to assess the operations and services, and the ownership structure, of the high school, college and university. Our team also reviews financial data for the high school, college and university and meets with senior school officials and government officials to discuss the potential acquisition. If the terms of the proposed acquisition are favorable, we may sign a letter of intent to acquire the target. After the letter of intent is signed, we continue our diligence with the assistance of legal and accounting experts to examine legal and financial records in detail. If a decision is made to proceed, we will enter into a definitive acquisition agreement.

Post-Acquisition Strategy

We have established a post-acquisition taskforce to supervise the implementation of our portable and scalable operating model at the high schools, colleges and universities that we acquire control of. Under our post-acquisition strategy, the post-acquisition taskforce will, upon the completion of an acquisition, typically spend four to six weeks at the acquired school observing and analyzing its operations. At the end of the analysis, the post-acquisition taskforce will submit to our management team a management improvement report identifying operational issues and making recommendations to be implemented at the acquired high schools, colleges and universities. These recommendations are based on our management improvement program discussed below.

We have designed a management improvement program to improve the operational efficiency and control overall costs of our acquired educational institutions to enhance our overall competitiveness. We intend to implement this program across the educational institutions we acquire control of in order to ensure consistent and efficient management across our educational institutions upon the completion of this offering. We are developing company-wide standardized operating procedures, a business process control system and human resources management policies and procedures which we expect to be applied across our portfolio of educational institutions.

Management Improvement Program

We have designed a management improvement program to improve our operational efficiency, control costs and enhance our competitiveness. The management improvement program provides the basis for the recommendations made by the acquisition taskforce to our acquired educational institutions to ensure consistent and efficient management across our network of high schools, colleges and universities.

Set forth below is a summary of our implementation plans for our management improvement program:

Area	Implementation Plans
Services

•   Provide superior teaching service

•   Hire education experts to identify new services based on local needs and recruit additional specialists;

•   Offer staff training;

•   Upgrade equipment and education facilities.

Operational Efficiency	• Consolidate departments to simplify organizational structure; • Adopt a more streamlined management group; • Offer performance-based compensation; and • Implement a performance evaluation system.

Marketing	• Recruitment and retention of key quality teachers within the best available surrounding area; • Offer promotions to students and employ other marketing techniques to raise brand awareness.

Community Relations

•   Make charitable donations and encourage staff to volunteer for local community causes; and

•   Organize school, colleges and universities events and functions for local government officials and residents.

Information Technology	• Invest in IT solutions to streamline student registration processing and improve record keeping.

Competition

The Chinese education industry is highly competitive. Competition among educational institutions is primarily driven by location, courses, research capability and reputation. In all of the geographical areas in which we operate or expect to operate, there are other educational institutions, training centers and other education providers, which provide services comparable to those that we offer or expect to offer. Competition between Chinese educational institutions has intensified in recent years due to the increase in private educational institutions and extra-curricular training centers that allow students to choose the educational institutions and courses they would like to attend.

In general, educational institutions compete within the communities they serve based on the teaching quality and specialty of the teachers, enrollment rate, reputation, the physical condition of their facilities and teaching equipment. We strive to distinguish the educational institutions we operate based on the quality provided and our ability to attract and retain teachers with varied specialties. We strive to maintain and improve the level of enrollment and to provide quality facilities and teaching services.

We face competition from domestic and international education service providers that are seeking to acquire and operate educational institutions in China. We expect competition for attractive opportunities to intensify because of the continued privatization of the education industry in China and the difficulty in setting up new educational institutions in China, which requires approval from the local Bureau of Education or the Ministry of Education of China. Other competitors, such as high-end standalone private educational institutions and training centers that cater to high-income consumers and foreign expatriates, have emerged primarily as a result of the increasing affluence of the Chinese population. These standalone private educational institutions and training centers are managed by both foreign and domestic high school, college and university operators. We differentiate ourselves from these niche players by providing quality private education to the mass market.

Employees

On a consolidated basis, the Group had 1,120, 1,180 and 1,265 employees as of December 31, 2007, 2008 and 2009, respectively. None of our employees is represented by a labor union. The high schools we operate intend to hire additional employees on an as-needed basis during the next 12 months.

REGULATION

General Regulatory Environment

China’s education industry is regulated by various government agencies, mainly including the Ministry of Education. The Ministry of Education has branch offices across China to oversee the education industry at the provincial, municipal and county levels, which together with the Ministry of Education (“MOE”) we refer to as the Education Authorities. These Education Authorities, together with other relevant government agencies, such as the Ministry of Civil Affairs (“MCA”) and Ministry of Labor and Social Security have promulgated rules and regulations relating to the establishment, licensing and operation of educational institutions, the licensing, administration and management of educational staff and the taxation of educational services and incomes.

Operation of Private School

Level of Approval

Pursuant to the Law of the People’s Republic of China on Promotion of Private Education promulgated by the Standing Committee of the Ninth National People’s Congress State Council of the PRC which became effective on September 1, 2003, and the Implementation Rules to the Law of the People’s Republic of China on Promotion of Private Education issued by the State Council which became effective on April 1, 2004, each Private School must obtain a private funded school education permit from the relevant Education Authority in order to conduct business as an education service provider. Private schools providing certifications, pre-school education, education for self-study aid and other academic education shall be subject to approval by the Education Authorities. The Education Authorities under the local people’s governments at or above the county level shall be responsible for the work relating to private schools of academic education in their own administrative region. The administrative departments for labor and social security and the relevant departments under the local people’s governments at or above the county level shall respectively be responsible for the work relating to private schools of non-academic education which means occupational qualification training and occupational skill training within the scope of their duties. For degree education, (i) establishment of colleges is preliminarily examined by Education Authorities at the provincial level, and then is examined and approved by the government of the provincial level; (ii) establishment of universities for bachelor or higher degrees is preliminarily examined by Education Authorities of the provincial level, and then is examined and approved by MOE; (iii) establishment of senior high schools, vocational middle schools and technical secondary schools is preliminarily examined by Education Authorities of the county level, and then is examined and approved by educational authorities of the municipal level and shall be delivered to the government of the municipal level and educational authorities of the provincial level for reference; (iv) establishment of junior middle schools and primary schools is examined and approved by Education Authorities of the county level and shall be delivered to Education Authorities of the municipal level for reference. A duly approved private school will be granted a Permit for operating a Private School, and shall be registered with the MCA or its local counterparts as a privately run non-enterprise institution. Each of our schools has obtained the Permit for operating a Private School and has been registered with the relevant local counterpart of the MCA.

Expansion of Business

Pursuant to the Implementation Rules to the Law of the People’s Republic of China on Promotion of Private Education issued by the State Council in 2004, private schools and government-run schools shall share equal legal status, and the State safeguards the autonomy of the private schools. The State protects the lawful rights and interests of the sponsors, principals, teachers and staff members of private schools. Prospectors and advertisements of private schools shall be approved by relevant examination and approval authorities. And upon the approval of its prospectors and advertisements, the private school enjoys its independent right of recruiting students and enjoys the equal recruiting right as government-run schools of the same kind. The private schools may make plans on the scope, standard and method of recruiting students independently. Private schools shall abide by the relevant regulations with respect to recruiting college-level or above students. In addition, the operation of a private school is highly regulated. For example, the types and amounts of fees charged by a private school providing certifications shall be approved by the governmental pricing authority and be publicly disclosed. So for a private school to expand its business, it has some discretionary power, but it must abide by a procedure under which, any increase in recruitment of students or increase in fees must be approved in advance by the relevant authorities.

Levels and Grades of schools

Subject to the Education Law of the People’s Republic of China issued by the eighth National People’s Congress in 1995, schools of the basic education system are divided into four levels including infant school education, primary education, secondary education and higher education. Accordingly, based on the four levels, there are the following kinds of schools: nursery school, primary school, junior middle school, senior high school, and university. Nursery school, primary school and junior middle school represent compulsory education. With respect to universities, there are several kinds of college degrees: bachelor degree, master degree and doctorate degree. And for different levels of private schools, there are different approval authorities. The State Council and all local people’s government at different levels shall supervise and manage the educational work according to the principle of management by different levels and division of labor with individual responsibility. Secondary and lower education shall be managed by the local people’s government under the leadership of the State Council. Higher education shall be managed by the State Council and the people’s government of the province, autonomous region or municipality directly under the central government. Besides the basic education system, the state adopts a vocational education system and an adult education system. The people’s government at different levels, relevant administrative departments, enterprises and institutions shall adopt measures to develop and ensure for citizens vocational school education or vocational training in various forms. Meanwhile, no organization or individual may establish or operate a school or any other institution of education for profit-making purposes. However, private schools may be operated for “reasonable returns,” as described in more detail below.

School Privatization

Although no definitive regulation has been promulgated with respect to the privatization of government-run schools, the Chinese government has announced a series of regulations and policies to encourage private schools and Sino-foreign-run schools. The Standing Committee of the Ninth National People’s Congress issued Law of the People’s Republic of China on Promotion of Private Schools to encourage social funds to invest in the education industry in 2002. To implement the above law, the State Council issued the Implementation Rules to the Law of the People’s Republic of China on Promotion of Private Schools in 2004. In order to encourage foreign funds to invest in the Chinese education industry and strengthen international exchange and cooperation in the field of education, the State Council also issued Regulations of the People’s Republic of China on Chinese-Foreign Schools in 2003. National Development and Reform Commission and Ministry of Commerce jointly modified Catalogue of Foreign Investment Industries in 2007, in which there are encouraged education industry, restricted education industry and prohibited education industry. The encouraged education industry is a higher-degree educational institution (only limited to joint venture or cooperative), the restricted education industry is a common senior high school education mechanism (only limited to joint venture or cooperative) and the prohibited education industry is a compulsory education and military, police, political and other kinds of education that are of a special nature in the PRC.

Special tax rules applicable to preferential tax treatment and non-preferential tax treatment for privately-run schools

Private schools are divided into three categories: private schools established with donated funds; private schools that require reasonable returns and private schools that do not require reasonable returns.

Law of the People’s Republic of China on Promotion of Private Schools prescribes principally that private schools enjoy the preferential tax treatment polices regulated by the state. And the Implementation Rules to the

Law of the People’s Republic of China on Promotion of Private Schools prescribes further, that the private schools established by donation and the private schools whose investors do not ask for reasonable rewards of investment may enjoy the same preferential tax and other preferential treatments as the government-run schools. And for private schools whose investors ask for reasonable rewards of investment, its preferential tax treatment policies are jointly formulated by the Finance department, Tax department and other related administrative departments of the State Council. To date, however, no regulations have been promulgated by the relevant authorities in this regard.

Notwithstanding whether a school is state or privately-owned, the preferential local tax treatments include: business tax, urban maintenance and construction tax, extra charges for education, enterprise income tax, house property tax, deed tax, land-use tax of cities and towns, stamp tax, etc.

1. With respect to the business tax and enterprise income tax: (i) the proceeds from educational services provided by a degree educational school will be exempted from business tax; (ii) the proceeds from students working during school term will be exempted from business tax; (iii) the proceeds from technology development, technology transfer or relevant technological consultant or services provided by school will be exempted from business tax; (iv) the proceeds from caring services provided by a kindergarten or nursing school will be exempted from business tax; (v) the proceeds from further-study classes or training classes held by a government-run preliminary school, secondary school or higher school (not including subordinate enterprises) will be exempted from business tax; (vi) the proceeds from the operation of an enterprise owned wholly by a government-run vocational school will be exempted from business tax, and for the proceeds from the operation of an enterprise owned by a privately-run vocational school, the business tax is not exempted; (vii) donation to education careers from a taxpayer contributed through non-profit social entities or state organs will be exempted from income tax; (viii) the proceeds from an educational institution in accordance with regulations of non-profit income under Enterprise Income Tax Law will be exempted from income tax; and (ix) individual income tax derived from interest of savings deposit of education will be exempted.

2. With respect to the house property tax, land-use tax of cities and towns, stamp tax: (i) house or land of all kinds of schools, kindergartens or nursing schools invested by state or enterprises will be exempted from house property tax or land-use tax; and (ii) the writing papers signed by property owners to denote the property to schools will be exempted from stamp tax.

3. With respect to farm land occupation tax: the farm land approved for schools or nursing schools will be exempted from farm land occupation tax.

Restrictions on Foreign Ownership

China has been gradually relaxing the restrictions on domestic private investment in private schools since 1978. From 1978-1992, the development of private schools was in an early stage; from 1992-1997, the development of private schools was in a fast-development stage; and since 1997, the development of private schools have been in a regulatory development stage. The private school system has become an important and necessary part of the Chinese education system. In 2003, the State Council promulgated the Regulations of the People’s Republic of China on Operating Chinese-Foreign Schools, and MOE issued the Implementing Rules for the Regulations on Operating Chinese-foreign Schools, or the Implementing Rules, which encourage substantive cooperation between overseas educational organizations with relevant qualifications and experience in providing high-quality education and Chinese educational organizations to jointly operate various types of schools in the PRC, with such cooperation in the areas of higher education and occupational education being encouraged. Chinese-foreign cooperative schools are not permitted, however, to engage in compulsory education and military, police, political and other kinds of education that are of a special nature in the PRC.

The establishment of a Sino-foreign joint venture educational institution in China requires approvals from different levels of government, which are difficult to obtain. An application for establishing a Chinese-foreign cooperatively-run school offering higher education for academic qualifications at or above the regular university education shall be subject to examination and approval of the MOE; an application for establishing a Chinese-

foreign cooperatively-run school offering specialized higher education or higher education for non-academic qualifications shall be subject to examination and approval of the people’s government of the province, autonomous region or municipality directly under the Central Government where the proposed school is to be located. An application for establishing a Chinese-foreign cooperatively-run school offering secondary education for academic qualifications, programs of tutoring self-taught students for examinations, programs offering supplementary teaching of school courses and pre-school education shall be subject to examination and approval of the education administrative department of the people’s government of the province, autonomous region or municipality directly under the Central Government where the proposed school is to be located. An application for establishing a Chinese-foreign cooperatively-run school offering vocational technical training shall be subject to examination and approval of the labor administrative department of the people’s government of the province, autonomous region or municipality directly under the Central Government where the proposed school is to be located.

Consequently, we have set up an ownership structure through which we control the educational institutions, pursuant to agreements between Tianjin Frank and the Management Company and the shareholders of the Management Company. We expect to continue to acquire control of and operate high schools, colleges and universities through the Management Company,

Licensing Requirements

Each educational institution in China is required to obtain a private funded school education permit (a “Education Permit”), from the relevant local Education Authority. To obtain an Education Permit, a private school must submit an application to its relevant Education Authority to demonstrate that it (i) has obtained a permit for setting up the educational institution from the relevant Educational Authority; (ii) is in compliance with certain basic operational standards for a legal person pursuant to Company Law; (iii) is in proper corporate form with proper name, organizational structure and premises; (iv) has adequate funds and meets certain minimum facility and personnel requirements promulgated by MOE; (v) has proper bylaws; and (vi) is capable of bearing civil liabilities independently. In addition, private schools are permitted to conduct only those business activities within the approved business scope established by the relevant Education Authority.

We have approvals from the Henan Education Commission (which has the authority to issue and regulate education permits) which constitute the requisite private funded school education permits for the establishment of the branches of two high schools in Suixian in Henan Province, approvals for charging fees from local Pricing Regulator Authorities and all of the necessary permits, registrations, licenses and/or approvals required by the local government authority to operate under the China Education/Beijing Frank management structure described in this prospectus, for the two high schools in Suixian. We have been advised by our PRC legal counsel Sinowing Lau LLP, that Henan Education Commission, a province level approval, is a higher level approval than the city level approvals for the private funded school education permit. Province level approval from Henan Education Commission is higher level approval than the local city level approval from local city Education Bureau and local city Education Bureau follows the instructions from Henan Education Commission and Henan Education Commission only approve the important schools unlike local city Education Bureau which approves all the schools for their permits, therefore the approvals from Henan Education Commission constitutes the private schools education permits. Provincial level approval from Education Commission in Henan Province in China is sufficient and constitutes the requisite private funded school education permits for establishments of Branches of Suixian School and Suixian Hui School.

Qingdao School has all of the necessary permits and licences to operate under the China Education/Beijing Frank management structure and the private funded school education permit. We received the private funded school education permit for Qingdao School on February 10, 2010.

Organizations and Activities of Private Schools

According to the Law of the People’s Republic of China on Promotion of Private schools, a private school shall set up an executive council, a board of directors or other forms of decision-making bodies of the school.

The executive council or the board of directors of the school shall be composed of the sponsors or their representatives, the principal, and the representatives of the teachers and staff members. More than one-third of the council members or directors shall, at least, have five years’ education or teaching experience each. The executive council or the board of directors of the school shall be composed of not less than five persons, with one of them serving as chairman of the council or board. The list of the names of the chairman and members of the council or the chairman of the board and directors shall be submitted to the examination and approval authority for the record.

The executive council or the board of directors of a school shall exercise the following functions and powers: (i) to appoint and dismiss the principal; (ii) to amend the articles of association of the school and formulate rules and regulations of the school; (iii) to make development plans and approve annual work plans; (iv) to raise funds for running the school, and examine and verify the budgets and final accounts; (v) to decide on the size and the wage standards of the teachers and staff members; (vi) to decide on the division, merging and termination of the school; and (vii) to decide on other important matters.

The chairman of the executive council or the board of directors or the principal of a private school shall serve as the legal representative of the school. A private school shall, in reference to the qualifications for the principal of a government-run school of the same grade and category, appoint its principal, and the age limit may appropriately be extended both ways, and the appointment shall be reported to the examination and approval authority for verification and approval.

The principal of a private school shall be in charge of education, teaching and administration of the school, and exercise the following functions and powers: (i) to carry out the decisions made by the executive council, board of directors or any other form of decision-making body; (ii) to put into execution the development plans, draw up the annual work plans and financial budgets, and formulate the rules and regulations of the school; (iii) to appoint and dismiss staff members of the school, and give rewards and impose punishments; (iv) to make arrangements for education, teaching and scientific research and ensure the quality of education and teaching; (v) to be responsible for the daily work of school administration; and (vi) other powers delegated by the executive council, the board of directors or any other form of decision-making body of the school.

A private school may, on the basis of relevant classifications, the length of schooling and academic performance and in accordance with the relevant regulations of the State, issue academic credentials, certificates for completing a course or qualification certificates of training to the students it enrolls. Students who receive training in vocational skills may be awarded vocational qualification certificates of the State when they are considered qualified by the vocational skills appraisal authority approved by the State. A private school shall, in accordance with law, ensure that the teachers and staff members participate in democratic management and supervision through the representative assembly of the teachers and staff members with the teachers as the main body, or through other forms. Teachers and staff members of a private school shall, in accordance with the Trade Union Law, have the right to form trade union organizations to protect their lawful rights and interests.

We believe the two senior high schools and one post-secondary school we currently operate are in compliance with the relevant regulations.

Ownership of Foreign Entities by PRC Residents

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice, or the SAFE Notice, in October 2005 regarding the use of special purpose vehicles, or SPVs, by PRC residents seeking offshore financing to fund investments in the PRC. The SAFE Notice requires PRC residents to register with and receive approvals from SAFE in connection with offshore investment activities. The SAFE Notice provides that each PRC resident who is an ultimate controller of the offshore company must complete the prescribed registration procedure with the relevant local branch of SAFE prior to establishing or assuming control of an offshore company for the purpose of transferring to that offshore company assets of or equity interest in a PRC enterprise.

The notice applies retroactively. As a result, PRC residents who have established or acquired control of these SPVs that have made onshore investments in China were required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. These PRC residents must also amend the registration with the relevant SAFE branch in the following circumstances: (i) the PRC residents have completed the injection of equity investment or assets of a domestic company into the SPV; (ii) the overseas funding of the SPV has been completed; or (iii) there is a material change in the capital of the SPV. If we are deemed an SPV under the SAFE Notice, we would be required to comply with the approval and registration requirements under the SAFE Notice. As of date of this prospectus, our shareholders have not registered their ownership interests in us with SAFE because our shareholders believe that the SAFE Notice is not applicable to them. In the event SAFE holds a different view from that of our shareholders, failure of our PRC shareholders to comply with these registration requirements may subject them to fines or legal sanctions or limit the ability of Tianjin Frank to obtain or update its foreign exchange registration certificate with SAFE, which may in turn subject us to fines or legal sanctions, restrict our cross-border investment activities or limit Tianjin Frank’s ability to distribute dividends to us.

Regulations on Foreign Currency Exchange

Under the Foreign Currency Administration Rules promulgated by the State Council in 1996 and last revised on August 5, 2008 and various other regulations issued by SAFE, and other relevant PRC government authorities, Renminbi is convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, interest and dividend. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside China for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from SAFE or its local office. Payments for transactions that take place within China must be made in Renminbi. PRC companies may repatriate foreign currency payments received from abroad subject to SAFE’s requirements. Foreign-invested enterprises may retain foreign currency in accounts with designated foreign exchange banks. Domestic enterprises may convert all of their foreign currency current account proceeds into Renminbi. Capital investments by China Education into Tianjin Frank will be considered capital account items, which are subject to rigorous regulations and controls in China. Payments for international equipment will be considered current account items, which only need to satisfy certain documentary and procedural requirements of the foreign exchange regulations.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions by wholly foreign owned enterprises and Sino-foreign equity joint ventures include:

•	The Wholly Foreign Owned Enterprise Law (1986), as amended;

•	The Wholly Foreign Owned Enterprise Law Implementing Rules (1990), as amended;

•	The Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	The Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign owned enterprises and Sino-foreign equity joint ventures in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, before paying dividends to their shareholders, these foreign-invested enterprises are required to set aside at least 10% of their profits each year, if any, to fund certain reserve funds until the amount of the cumulative total reserve funds reaches 50% of the relevant company’s registered capital. Accordingly, our wholly-owned subsidiary, Tianjin Frank, is allowed to distribute dividends to us only after having set aside the required amount of its profits into the reserve funds as required under applicable PRC laws and regulations.

Regulation on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, namely the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, SAIC, CSRC and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule requires, among other things, that offshore SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies controlled by PRC companies or individuals, obtain the approval of the CSRC before publicly listing their securities on an overseas stock exchange. On September 21, 2006, CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. We believe, based on the opinion of our PRC legal counsel, Sinowing Law LLP, that while the CSRC generally has jurisdiction over overseas listings of SPVs, because China Education has always been owned and controlled by non-PRC companies or individuals and Tianjin Frank was established by a foreign investor instead of being acquired, CSRC approval is not required in the context of this offering.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Lawrence Lee	45	Chairman
Gerry Yaoliang Ge	47	CEO
Helen Yang	36	CFO
Yange Han	42	COO
Tom Zhang	44	Vice President
Mark Liu	47	Vice President
Kay Zhou	26	Vice President of Investor Relations
Avi Suriel	49	Director

Lawrence Lee has been our Chairman since August 2, 2007. Mr. Lee served as a director of Synutra International, Inc. from December 3, 2006 to September 30, 2007. From August 1, 2004 to September 30, 2007, Mr. Lee was vice president and chief financial officer of Kasen International Holdings Limited, a public company listed on the Hong Kong Stock Exchange. Prior to that, Mr. Lee served as chief financial officer at Eagle Brand Holdings Limited, a company listed on the Singapore Stock Exchange. Mr. Lee’s experience also includes serving as a financial controller at the Korean division of Exel Plc, and serving as a senior auditor at Waste Management Inc.’s international department in London. Mr. Lee is an associate member of the Association of Chartered Certified Accountants. Mr. Lee received a bachelor’s degree in management and engineering from Beijing Institute of Technology, a master’s degree in economics from Renmin University of China, and a master’s degree in accounting and finance from the London School of Economics. He is now an independent director of China Education, Inc.

Gerry Yaoliang Ge has been our Chief Executive Officer since August 2, 2007. From 2001 to 2005, Dr. Ge was the President of Universities Science and Technology Industrialization Promotion Center Co., Ltd. From 1998 to 2001 in Ministry of Education, Dr. Ge worked for Information Center of Chinese Academy of Sciences as deputy director, where he participated in the appraisal and consultation of the high-tech publicly listed enterprises; he also led the making of key policies including “China’s Mid to Long Term Education Development Plans” and “China’s Education System Reform Plans”. Dr. Ge’s experience also includes serving as a Director at National Science and Technology Policy Research Center; he was the lead author of “China’s Science and Technology Policies White Paper” which was the prototype of current national indigenous technology innovation strategy in China. Dr. Ge received a PhD at Renmin University of China in Economics in 2005; he was an active advisor to China’s top leaders (premiere and ministers) on designing and making certain key national policies.

Helen Yang has been our Chief Financial Officer since May, 2010. Ms. Yang was our Chief Financial officer from August 2, 2007 to February, 2010 and our Vice President of Finance from February 2010 to May 2010. She has over 14 years experience in auditing and finance, primarily in the education industry. Ms. Yang has been the Senior Auditor of Beijing Yongtuo Accounting Firm from 1995 to 2005, which is one of the top ten local accounting firms in China. Ms. Yang earned her Bachelor Degree in accounting from Capital University of Economics and Business.

Yange Han has been our Chief Operating Officer since May, 2010. Ms. Han joined us in January 2010 as Vice President of Finance and was our Chief Financial Officer from February 2010 to May 2010; she was the

Executive Director of New York Stock Exchange Beijing Representative Office from September 2007 to March 2009. Ms. Han worked for PwC New York office as the Director and Head of China Business Service Team from January 2007 to September 2007, and she worked for PwC Beijing office as Senior Manager from 2002-2006. Ms. Han led the audit of China Life Insurance Company’s IPO on NYSE in 2003 as in-charge senior manager with PricewaterhouseCoopers Beijing office, and participated in the IPO audit of AMB, a REITS company in San Francisco. Ms. Han was a Manager at Andersen San Francisco office from September 1996 to February 2002. Ms. Han is a Certified Public Accountant in the State of California and received her B.A in business administration from University of Washington in Seattle. She also received her B.A in broadcasting from Communication University of China in Beijing.

Tom Zhang has been our Vice President since August 2, 2007 Mr. Zhang has over 15 years of senior management experience in the education industry and over 24 years teaching experience. Mr. Zhang has been the President of Suixian Hui High School for over 10 years. Mr. Zhang is a member of Henan Chemical Society, and Director of Henan Teacher Association. Mr. Zhang received a reward from National Model Teachers, and was the National Labor medalist. On August 31, 2007, Mr. Zhang was invited by the President, as a representative of 99 outstanding teachers, one of the three invited in Henan Province. Mr. Zhang received a Bachelor in Chemistry from Henan University in 1983.

Mark Liu has been our Vice President since August 2, 2007. Mr. Liu has over 20 years of senior management experience in the education industry and running high schools. Mr. Liu has been the President of Suixian High School since 2002 and has been teaching in Suixian High School for about 23 years. Mr. Liu was recognized as National Outstanding Teacher and Advanced Individual in 2007.

Avi Suriel has been a director of China Education since November 2009. Mr. Suriel is a senior executive with 20 years in finance and management. Since June 2010, Mr. Suriel has been a partner and Senior Advisor at Pacific Pearl, a financial advisory firm in Los Angeles. Mr. Suriel was the President of Suriel Financial Consulting from 2001 to 2010. From 1999 to 2001, he worked for Technology Capital Group as a Partner. Mr. Suriel was the Director at Smith Barney (currently Citigroup)’s Investment Banking division from 1993 to 1996. Mr. Suriel earned his BA degree in Economics at Hebrew University, Israel and his MBA in Finance and Marketing from Fordham University, New York.

Kay Zhou has been our Director of Investor Relations since September 2008 and has been promoted as our Vice President of Investor Relations in December 2009. Ms. Zhou worked for Deutsche Bank at wealth management department in New York before she joined our team. She earned her Bachelor Degree in Chinese literature from Peking University and studied at the master program in Asian and Near Eastern Languages and Literatures at Washington University in St. Louis. from 2006 to 2008.

Board of Directors

Our board of directors currently consists of two directors. A director is not required to hold any shares in the company by way of qualification. A director may vote with respect to any contract or transaction in which he or she is materially interested provided the nature of the interest is disclosed prior to its consideration and any vote on such contract or transaction. The directors may exercise all the powers of China Education to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities outright or as security for any debt, liability or obligation of China Education or of any third party.

Prior to the completion of this offering, we intend to establish three committees under the board of directors: the audit committee, the compensation committee and the nominating and corporate governance committee. We intend to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Lawrence Lee and Avi Suriel. Our board of directors has determined that both members satisfy the “independence” requirements of Rule 4350 of the Corporate Governance Rules of the NASDAQ Stock Market, Inc. Lawrence Lee will be the chairman of our audit committee and meets the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and the independent auditors;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately and periodically with management and the independent auditors; and

•	reporting regularly to the board of directors.

Compensation Committee

Our compensation committee will consist of Lawrence Lee and Avi Suriel. Our board of directors has determined that both members satisfy the “independence” requirements of Rule 4350 of the Corporate Governance Rules of the NASDAQ. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and recommending to the board the total compensation package for our three most senior executives;

•	approving and overseeing the total compensation package for our executives other than the three most senior executives;

•	reviewing and recommending to the board the compensation of our directors; and

•	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee will consist of Lawrence Lee and Avi Suriel. Our board of directors has determined that both members satisfy the “independence” requirements of Rule 4350 of the Corporate Governance Rules of the NASDAQ Stock Market. The corporate governance and nominating committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

•

selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as the corporate governance and nominating committee itself;

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under the principles of common law applicable in the Cayman Islands, our directors have a fiduciary duty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such skill, care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they may resign or are removed from office by ordinary resolution or by notice signed by all of the directors of the company and delivered in accordance with the articles of association of the company. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be or becomes of unsound mind.

Employment Agreements

We intend to enter into employment agreements with certain executive officers upon the following terms. Each such executive officer shall be employed by China Education until either we terminate his or her employment or such executive officer resigns. We may terminate such executive officer’s employment, at any time, upon 90 days written notice, if such executive officer shall be deemed to be in default. Upon such termination by us, such executive officer shall receive a severance payment equal to such executive officer’s one to three months salary. If the executive officer terminates his employment for good reason, such executive officer agrees not to compete against us for one year after his employment.

Indemnification Agreements

Upon the completion of this offering, we intend to enter into indemnification agreements with each of our directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Incentive and Nonstatutory Stock Option Plan

The Company intends to adopt an Incentive and Nonstatutory Stock Option Plan, or the Stock Option Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business.

Compensation of Directors and Executive Officers

For the fiscal years ended December 31, 2008 and 2009, we paid an aggregate of approximately RMB1,270,000 (USD185,972) and RMB1,333,500 (USD195,528) in cash to our executive officers, respectively. We did not pay any benefits in kind to directors and executive officers and we did not pay any cash compensation to our non-executive directors. The compensation of our directors and executive officers was paid by Beijing Frank Education Investment and Management Co. Ltd (Beijing Frank) on behalf of China Education pursuant to a Compensation Payment Agreement dated August 2, 2007 between China Education and Beijing Frank. Pursuant to the Compensation Payment Agreement, Beijing Frank agreed to pay the compensation of China Education’s directors and executive officers until such time as China Education has sufficient working capital or raises sufficient funds from its initial public offering to make such payments. Payment of compensation for China Education’s directors and executive officers was structured in this manner because China Education does not currently have sufficient working capital to make such payments.

Plan Administration

Our board of directors will administer the plan, provided however that the board of directors may delegate such administration to the compensation committee consisting of not fewer than three members. The board of directors will have the authority to, among other things, interpret and administer the Stock Option Plan, issue rules and regulations for plan administration designate plan participants and determine the awards available to each participant and the terms and conditions of these awards.

Eligibility

We may grant awards to employees, directors and consultants of our company or any of our affiliates, which include our subsidiaries. In particular, options intended to be granted as incentive stock options and nonstatutory stock options under the Stock Option Plan, may only be issued to our employees and officers.

Options

Options granted under the Stock Option Plan will be evidenced by stock option agreements, in such form and substance as approved by our board of directors or the compensation committee from time to time, that set forth the terms, conditions and limitations for each grant. An option granted under the Stock Option Plan will have specified terms set forth in an award agreement and will also be subject to the provisions of the Stock Option Plan. The board of directors will determine in the relevant award agreement the purchase price per share upon exercise of the option, with the purchase price being the fair market value of the shares on the option grant date. The board of directors or the compensation committee will also determine in the relevant award agreement the term of such option and the vesting schedule. If an option is not exercised on the last day of the period of exercise, it will terminate.

Term of the Options

The term of each option grant shall be stated in the stock option agreement. If an optionee’s status as an employee, director or consultant terminates for any reasons, the optionee has the right to exercise any vested options at any time after such termination during the remaining term of the option, to the extent that such options are exercisable as of the last day of the employment. In the event of an optionee’s death, the portion of such optionee’s options which are exercisable at the date of death may be exercised by the decedent’s estate or successor-in-interest at any time within the remaining term of the option.

Vesting Schedule

In general, the plan administrator determines, or the stock option agreement specifies, the vesting schedule.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of [—], 2010 with respect to the beneficial ownership of our ordinary shares before and after the completion of this offering, and the number of shares being sold in this offering, by:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each person known to us to own beneficially more than 5% of our outstanding ordinary shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o China Education, Inc., Suite 2504, China World Tower 1, China World Trade Center, 1 Jian Guo Men Wai Avenue, Beijing 100004, People’s Republic of China.

The calculations in the table below are based on 9,609,554 shares outstanding as of the date of this prospectus (including 279,890 shares issued to our directors and executive officers, one quarter of which will vest annually).

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of this offering, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Shares Beneficially Owned After The Offering
	Number	%	Number	%	Number	%
Directors and Executive Officers:
Gerry Yaoliang Ge(1)	0	—	0	—	0	—
Yange Han(2)	0	—	0	—	0	—
Lawrence Lee	0	—	0	—	0	—
Helen Yang(3)	0	—	0	—	0	—
Avi Suriel	0	—	0	—	0	—
Kay Zhou(4)	0	—	0	—	0	—
All Directors and Executive Officers as a Group	0	—	0	—	0	—
Principal Shareholders:
Above Great Limited	9,329,664	100(5)			9,329,664	72.72(5)

(1)	Does not include 139,945 restricted ordinary shares, one quarter of which vest annually. The shares are not included because none will vest within 60 days.
(2)	Does not include 46,648 restricted ordinary shares, one quarter of which vest annually. The shares are not included because none will vest within 60 days.
(3)	Does not include 69,973 restricted ordinary shares, one quarter of which vest annually. The shares are not included because none will vest within 60 days.
(4)	Does not include 23,324 restricted ordinary shares, one quarter of which vest annually. The shares are not included because none will vest within 60 days.
(5)	Does not include the 279,890 shares, referenced in footnotes 1-4 above, issued to our directors and executive officers. These shares are not included because none will vest within 60 days.

Above Great Limited is a company incorporated in British Virgin Islands and controlled by Michael Qu, a Singapore citizen. The registered address of Above Great Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, none of our outstanding shares are held of record by persons in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities.

None of our existing shareholders will have different voting rights from any other shareholder after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Due to restrictions on foreign ownership of educational institutions in China, we control and operate our education investment through a series of Contractual Arrangements among HK Frank, Tianjin Frank, the Management Company and the shareholders of the Management Company, Zhengmao Hu and Min Hu, both of whom are PRC citizens. We do not hold any ownership interest in the Management Company. According to our PRC counsel, Sinowing Law Firm, these agreements are valid, binding and enforceable under current PRC laws and regulations. The principal terms of these agreements are summarized in the following paragraphs.

Management and Service Agreements

HK Frank entered into management and service agreements dated January 4, 2008 with the Management Company. Such agreements were renewed and amended by management and service agreements on August 4, 2009 entered into by and among Tianjin Frank, the Management Company and the schools we operate. Pursuant to the management and service agreements, Tianjin Frank provides investment consulting, management consulting, education consulting and technical consulting services to the Management Company and the schools we operate on an exclusive basis in exchange for service fees in amounts equal to certain percentage of net income of the schools each year provided that the payment of service fees to Tianjin Frank will not prejudice the substainable operations of the schools, during the ten-year term of the agreement which can be extended prior to the expiration of the initial term at the sole discretion of Tianjin Frank. The parties further concluded that the contractual parties may enter into further technical service agreements, intellectual property license agreements and equipment or property leases in which any right and obligation thereof may be assigned to any third party, at any time, to any affiliated entities, at Tianjin Frank’s sole decision. Subsequently, the transferee enjoys rights and performs obligations under the terms of these agreements.

The educational institutions we operate are classified as educational institutions with preferential tax treatment, entitling them to certain tax benefits including exemption from income, turnover and property taxes. However, as a result of their preferential tax treatment status, the educational institutions we operate are prohibited from setting prices for educational services and accommodations above certain price thresholds set by the PRC government and are required to reinvest distributable profits into operations rather than being allowed to distribute profits as investment returns to the educational institutions’ owners. The payment of service fees to Tianjin Frank pursuant to the management and service agreements is considered an expense of the schools and not a distribution of profit and as such is consistent with the preferential tax treatment of the schools.

The partied further determined and specified the service fee payable to Tianjin Frank is equal to 75% of net income of current year of the schools after deduction of the money used for development of the schools respectively for the year ending December 31, 2009. Unless the parties agree otherwise, the parties will continue to carry out the management and service agreements according to this specification.

Share Pledge Agreement

On January 4, 2008, Min Hu and Zhengmao Hu entered into a share pledge agreement with HK Frank. Such agreement was superseded by the new share pledge agreement entered into by and between Tianjin Frank, the Management Company and the shareholders of the Management Company on August 4, 2009. Pursuant to this agreement, Min Hu and Zhengmao Hu pledged their respective equity interest in the Management Company to Tianjian Frank to guarantee any and all payments due to Tianjin Frank, including any consulting and service fees due under the management and service agreements described above. If any of the Management Company and the schools we operate breach their obligations to Tianjin Frank, Tianjin Frank is entitled under the share pledge agreement to certain rights, including the right to take possession of the equity interests pledged and to dispose of the equity interests held by the equity holders of the Management Company.

Powers of Attorney and Proxy Agreement

On January 4, 2008, Min Hu and Zhengmao Hu each signed a power of attorney to irrevocably authorize HK Frank to act on their behalf as their agent and attorney with respect to all matters concerning their equity ownership of the Management Company. Such power of attorney was superseded by a restated power of attorney and a new proxy agreement on August 4, 2009. Under the updated power of attorney and the proxy agreement, Min Hu and Zhengmao Hu granted Tianjin Frank rights as shareholders including but not limited to attending shareholders meetings, exercising all of their voting rights as shareholders in shareholders meetings with respect to the voting on all matters within the powers of the shareholders, and designation and appointment of officers and directors of the Management Company. The powers of attorney are in effect for ten years from the date of execution and may be automatically renewed by the parties multiple times.

Loan Agreement

HK Frank entered into a loan agreement on January 4, 2008 with each of Min Hu and Zhengmao Hu pursuant to which we loaned Min Hu and Zhengmao Hu RMB14,800,000 (USD2,026,121) and RMB200,000 (USD27,380), respectively, to promote the business operations and acquisitions conducted by the Management Company. During each of the last three fiscal years RMB14,800,000 (USD2,026,121) and RMB200,000 (USD27,380) were the largest amounts outstanding on the respective loans. Such loan agreements were superceded by the loan agreements entered into by and among Tianjin Frank and the shareholders of the Management Company dated August 4, 2009, upon the assignment of the rights and obligations from HK Frank to Tianjin Frank on August 4, 2009. The loans have a twenty-year term, do not bear interest, and may be extended upon mutual written consent of Tianjin Frank and each of Zhengmao Hu and Min Hu. As of the date of this prospectus, RMB14,800,000 (USD2,026,121) and RMB200,000 (USD27,380) are outstanding under the respective loans. Repayment of the loan shall be in the form of a transfer of the borrower’s equity interest in the Management Company to Tianjin Frank or a designated person of Tianjin Frank. In the event that the transfer price of such equity interest equals or is lower than the principal of the loan, the loan shall be deemed an interest-free loan.

The loan was actually paid to Min Hu and Zhengmao Hu by Michael Qu first, then Michael Qu assigned the loan to HK Frank, therefore RMB15,000,000 is payable by HK Frank to Michael Qu. The loans were made to the Hus in their individual capacity instead of to the Management Company so that the Hus could apply the funds towards the registered capital of the Management Company and thus pledge their equity interest in the Management Company to Tianjin Frank to promote the business operations and acquisitions conducted by the Management Company.

Equity Transfer Exclusive Option Agreement

As consideration for loan agreements described herein, Min Hu and Zhengmao Hu each entered into an equity transfer exclusive option agreement with HK Frank on January 4, 2008. Such agreement is superceded by the renewed equity transfer exclusive option agreement entered into by and among Zhengmao Hu, Min Hu, the Management Company and Tianjin Frank on August 4, 2009. Pursuant to this agreement, the two shareholders granted Tianjin Frank, or one or more persons designated by Tianjin Frank, an exclusive, irrevocable option to purchase all of their respective equity interests in the Management Company at any time, subject to compliance with applicable PRC laws and regulations. Exercise prices of the options shall be (i) equal to the net book value of the relevant assets and (ii) the lowest price permissible under the PRC law. The term of this agreement will continue until (i) either as the result of exercise of the options of all of the equity interests or assets covered by the respective option, such equity interests or assets are transferred to Tianjin Frank or other person or persons designated by Tianjin Frank; or (ii) this agreement is terminated at the discretion of Tianjin Frank due to a breach by Zhengmao Hu, Min Hu or the Management Company.

Employment Agreements

See “Management—Employment Agreements.”

Share Issuances

On August 2, 2007, we issued Frank Hu 1 (non-Reverse Split adjusted) ordinary share on behalf of Michael Qu, pursuant to a share holding entrustment, dated August 2, 2007 between Mr. Hu and Mr. Qu.

On August 18, 2009, we issued Above Great Limited 9,329,664 ordinary shares for a purchase price of $2,000. Mr. Qu is the sole shareholder of Above Great Limited.

On April 8, 2010, we issued 279,890 shares under the 2010 Share Incentive Plan to our Directors and officers, for services, as follows:

On April 8, 2010, we issued 139,945 restricted ordinary shares and 93,297 restricted ordinary shares to Gerry Yaoliang Ge and Yange Han, respectively, which vest annually over a four year period. On May 5, 2010, we adjusted the shares issued to Yange Han from 93,297 to 46,648.

On April 8, 2010, we issued 23,324 restricted ordinary shares and 23,324 restricted ordinary shares to Helen Yang and Kay Zhou, respectively, which vest annually over a four year period. On May 5, 2010, we adjusted the shares issued to Helen Yang from 23,324 to 69,973.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law, as amended, of the Cayman Islands, or the Companies Law.

As of [—], our authorized share capital consisted of 233,241,592 ordinary shares with a par value of $0.00021437 each, of which 9,609,554 ordinary shares are issued and outstanding, and 699,725 are reserved for issuance upon the exercise of options granted pursuant to our 2010 Share Incentive Plan.

We are wholly owned by Above Great Limited, a company incorporated in British Virgin Islands and controlled by Michael Qu, a Singapore citizen.

Upon the completion of this offering, we will adopt an amended and restated memorandum and articles of association, which will replace our current memorandum and articles of association. The following is a summary of material provisions of our proposed amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded, before or on the declaration of the results of the show of hands, demanded by the Chairman or any other shareholder present in person or by proxy.

A quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative; provided always that if China Education has one shareholder of record the quorum shall be that one shareholder present in person or by proxy. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least 10% of our voting share capital. Advance notice of at least five days is required for the convening of our annual general meeting and other shareholders’ meetings.

A special resolution is required for important matters such as a change of name.

Transfer of Shares

The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

The registration of transfers may be suspended at such time and for such periods as the directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust Company.

History of Securities Issuances

The following is a summary of securities issuances by us during the past two years.

On August 2, 2007, we issued Frank Hu 1 (non-Reverse Split adjusted) ordinary share on behalf of Michael Qu who is the sole shareholder of Above Great and on August 18, 2009, we issued Above Great Limited 9,329,664 ordinary shares for $2,000, according to Share Holding Entrustment entered into by and between Michael Qu and Frank Hu on August 2, 2007.

On April 8, 2010, we issued 279,890 shares under the 2010 Share Incentive Plan to our Directors and officers for services, as follows:

On April 8, 2010, we issued 139,945 restricted ordinary shares and 93,297 restricted ordinary shares to Gerry Yaoliang Ge and Yange Han, respectively, which vest annually over a four year period. On May 5, 2010, we adjusted the shares issued to Yange Han from 93,297 to 46,648.

On April 8, 2010, we issued 23,324 restricted ordinary shares and 23,324 restricted ordinary shares to Helen Yang and Kay Zhou, respectively, which vest annually over a four year period. On May 5, 2010, we adjusted the shares issued to Helen Yang from 23,324 to 69,973.

Summary of Cayman Islands Corporate Law

Set forth below is a summary of the Companies Law (as amended) of the Cayman Islands, or the Companies Law.

Mergers and Similar Arrangements

Under Part XVI of the Companies Law (2009 Revision) of the Cayman Islands there are statutory provisions which allow the merger and consolidation of companies. The process of merger or consolidation is as follows:-

(a)	the directors of each constituent company must approve a written plan of merger/consolidation which must specify the matters set out in the Companies Law;

(b)

the plan of merger or consolidation must be approved by (i) a shareholder resolution of each constituent company by a majority in number representing 75% in value of all shareholders voting together as one class; and (ii) if the shares in the consolidated or surviving company are to have the same rights and economic value as the shares held in each constituent company, a special resolution of all shareholders voting together as one class (in both cases shares which carry no voting rights can vote on the plan). This requirement does not apply if a parent company is seeking to merge with one or more subsidiaries (the parent must own 90% of each voting share class of the subsidiary/s), in which case a copy of the plan only needs be circulated to all shareholders;

(c)

the consent of each holder of a fixed or floating security interest of a constituent company is required in advance, save where waived by the Cayman Islands courts on application by a constituent company;

(d)

the plan of merger or consolidation must be signed by one director of each constituent company, along with a director’s declaration confirming, amongst other matters, post merger/consolidation solvency, bona fide motives behind the merger/consolidation, that the merger/consolidation is not intended to defraud unsecured creditors, the absence of adverse court proceedings, along with a list of assets and liabilities; and

(e)

following lodgment of such documents with the Registrar of Companies, the Registrar shall register the plan of merger/consolidation and issue a certificate of merger or consolidation, confirming the effective date of such merger/consolidation.

A Cayman Islands company may also merge or consolidate with a foreign company, provided that the consolidated or surviving company is a Cayman Islands company, where the Cayman Islands constituent company complies with the above requirements and, in addition, in respect of the foreign company, a director of that foreign company declares that the requirements of the Companies Law have been satisfied and complied with.

A member of a constituent company incorporated under the Companies Law of the Cayman Islands has limited rights to dissent.

Under the Companies Law, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, pursuant to a court sanctioned scheme arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights.

Shareholders’ Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Shareholder Action by Written Consent

Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Cumulative Voting

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our amended and restated articles of association do not provide for cumulative voting. Cumulative voting potentially facilitates the representation of noncontrolling shareholders on a board of directors, since it permits the noncontrolling shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

Transactions with Interested Directors

Under Cayman Islands law, our directors have a fiduciary duty to act at all times, in good faith and in our best interests and for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. Cayman Islands law does not prohibit directors from voting on corporate matters for which they have an interest if the interested director can maintain his or her fiduciary duties to the corporation. Under our amended and restated articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the NASDAQ Stock Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Director Independence Standards

Cayman Islands law does not require a majority of our directors to be independent. Cayman Islands law also does not require that our corporate governance, nominating or compensation committees be comprised entirely of independent directors. Further, our amended and restated articles of association do not contain director independence standards.

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

We intend to adopt an amended and restated memorandum and articles of association upon the closing of this offering. Under our amended and restated memorandum and articles of association, we may indemnify our directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party by reason of their acting as our directors, officers, employees or agents. To be entitled to indemnification, these persons must have acted in good faith and in the best interest and not contrary to the interest of our company, and must not have acted in a manner willfully and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful. Our amended and restated articles of association may also provide for indemnification of such person in the case of a suit initiated by our company or in the right of our company.

We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director or officer is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 13,109,554 ordinary shares issued and outstanding (assuming no exercise of the underwriter’s over-allotment option). All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares or the ordinary shares, and while application has been made for the ordinary shares to be listed on the NASDAQ Stock Market, we cannot assure you that a regular trading market will develop in the ordinary shares.

Lock-Up Agreements

All of our officers and directors have agreed that, for a period of 6 months from the closing date of this offering, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. The underwriter’s representative may consent to an early release from the lock-up periods if, in its opinion, the market for the equity securities would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Rule 144

As a general matter, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who (i) is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale made under Rule 144, and (ii) has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirement of Rule 144. In addition, if such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

Persons who have beneficially owned restricted shares of our ordinary shares for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, are subject to additional restrictions, by which such persons are entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

1% of the number of our ordinary shares then outstanding, in the form of ordinary shares or otherwise, which will equal approximately shares immediately after this offering, or if the underwriters exercise their option to purchase additional ordinary shares in full; and;

the average weekly trading volume of our ordinary shares on the NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale,

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months preceding the sale. Such sales must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following is a general summary of the material United States federal income tax consequences of an investment in our ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular purchaser. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretation, possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of, Campbells, our Cayman Islands counsel. We have not sought, and will not seek, a ruling from the Internal Revenue Service, or the “IRS,” or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You should consult your own tax advisors with respect to the income tax consequences of an investment in the ordinary shares.

People’s Republic of China Taxation

The Enterprise Income Tax or “EIT” Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementation regulations for the EIT Law issued by the PRC State Council, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. Although substantially all of our operational management is currently based in the PRC, it is unclear whether PRC tax authorities would require (or permit) us to be treated as a PRC resident enterprise.

Under the EIT Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ordinary shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. If we are considered a PRC “resident enterprise,” it is unclear whether dividends we pay with respect to our ordinary shares, or the gain you may realize from the transfer of our ordinary shares, would be treated as income derived from sources within the PRC and be subject to PRC tax. It is also unclear whether, if we are considered a PRC “resident enterprise,” holders of our ordinary shares might be able to claim the benefit of income tax treaties entered into between China and other countries.

Taxation of Dividends and Other Distributions on the Ordinary Shares

Subject to the passive foreign investment company and controlled foreign corporation rules discussed below, the gross amount of distributions made by us with respect to the ordinary shares generally will be includable in your gross income in the year received as ordinary dividend income, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, under current law dividends may be “qualified dividend income” which is taxed at the lower applicable capital gains rate provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Provided that these conditions are met, dividend distributions on our ordinary shares and ordinary shares will generally constitute qualified dividend income taxed at a preferential 15% rate for dividend distributions before January 1, 2011 as long as our ordinary shares and ordinary shares are readily tradable on the NASDAQ Stock Market. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends paid by us will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income” for taxable years beginning after December 31, 2006. The Rules relating to the foreign tax credit are complex. U.S. Holders should consult their own tax advisors regarding the effect of these rules in their particular circumstance.

Taxation of Dispositions of ordinary shares

Subject to the passive foreign investment company and controlled foreign corporation rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ordinary share and your tax basis (in U.S. dollars) in the ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary share for more than one year, you will, under current law, be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss.

Passive Foreign Investment Company

Based on the composition of our assets and our income, we do not expect to be a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year ending December 31, 2009. Our actual PFIC status for the current taxable year will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year or any future taxable year.

A Non-U.S. corporation is generally considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (such as certain dividends, interest or royalties).

For purposes of the first test: (a) any cash, cash equivalents, and cash invested in short-term interest bearing debt instruments or bank deposits that is readily convertible into cash, generally counts as producing passive income and (b) the total value of our assets is calculated based on our market capitalization.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the total value of our assets for purposes of the asset test generally will be calculated using the market price of our ordinary shares and ordinary shares, our PFIC status will depend in large part on the market price of our ordinary shares and shares. Accordingly, fluctuations in the market price of the ordinary shares and ordinary shares may result in our being a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the ordinary shares.

If we are a PFIC for any taxable year during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets. In addition, if we were a PFIC, no distribution that you receive from us would qualify for the preferential 15% tax rate described above.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed above. If you make a mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities for at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that the ordinary shares will be listed on the NASDAQ Stock Market and, consequently, we expect that, provided that the ordinary shares are listed on the NASDAQ Stock Market and that the ordinary shares are regularly traded, if you are a holder of ordinary shares the mark-to-market election would be available to you were we to be or become a PFIC.

We do not intend to provide you with the information you would need to make or maintain a so-called “Qualified Electing Fund” or “QEF” election. Accordingly, if we were a PFIC in any year you would not be able to avoid the excess distribution rules described above by making such an election with respect to your ordinary shares.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to make an annual return on Internal Revenue Service Form 8621 reporting distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ordinary shares.

Controlled Foreign Corporation

Special rules may apply to certain U.S. Holders if we are considered a controlled foreign corporation. A controlled foreign corporation, or CFC, is a foreign corporation in which U.S. Holders, who own directly, indirectly or constructively at least 10% of the voting power of the foreign corporation (each a U.S. Shareholder), collectively own more than 50% of the total combined voting power or total value of the corporation. In general, if we were a CFC for an uninterrupted period of 30 days or more during a taxable year, a U.S. Shareholder on the last day of our taxable year on which we were a CFC must include in income its pro rata share of our subpart F income and may be required to include in income its pro rata share of investment by us in U.S. property. Subpart F income includes, among other things, interest, dividends and other types of passive investment income. Further, if we were a CFC, some or all of the gain from the sale of our stock by a U.S. Shareholder may be characterized as ordinary income rather than capital gain and the taxation of distributions made by us to a U.S. Shareholder would be subject to special rules. The particular consequences of CFC status for a U.S. Shareholder cannot be determined until the last day of our taxable year on which we were a CFC. However, our status as a CFC would not affect the tax treatment of a U.S. Holder that is not a U.S. Shareholder. Prospective investors should consult their own tax advisors to determine whether an ownership interest in us would cause them to become a U.S. Shareholder of our company or any of our subsidiaries and to determine the impact of such a classification.

Information Reporting and Backup Withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Certain exempt recipients (such as corporations) are not subject to these information reporting requirements. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information. U.S. Holders should consult their own U.S. tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax of estate duty. There are no taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought which the jurisdiction of the Cayman Islands, the Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

UNDERWRITING AND PLAN OF DISTRIBUTION

Rodman & Renshaw, LLC is acting as sole bookrunning manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed severally to purchase from us the following number of ordinary shares at the offering price less the underwriting discount set forth on the cover page of this prospectus.

Underwriters	Number of ordinary shares
Rodman & Renshaw, LLC Newbridge Securities Corporation

Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain customary conditions including, but not limited to, the following:

•	The accuracy of the representations and warranties of China Education in the underwriting agreement;

•

The effectiveness of the registration statement of which this prospectus forms a part, as of the date of the underwriting agreement, or as of such later date as consented to in writing by the underwriters;

•

Receipt by the representative of the underwriters of clearance by the Financial Industry Regulatory Authority as to the amount of compensation payable to the underwriters as described in this prospectus;

•	Approval for listing of China Education’s ordinary shares on the Nasdaq Capital Market;

•	Receipt by the representative of the underwriters of a legal opinion of counsel to China Education; and

•	Receipt by the representative of the underwriters of a “cold comfort letter” from the China Education’s auditors;

The underwriting agreement further provides that the underwriters will purchase all such ordinary shares if any of the ordinary shares are purchased. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are taken.

The underwriters have advised us that they propose to offer the ordinary shares to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at such price less a selling concession not in excess of $             per ordinary share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $             per ordinary share to certain other dealers. After the offering, the offering price and other selling terms may be changed by the underwriters, but any such changes will not affect the net proceeds to be received by us in the offering.

Rodman & Renshaw, LLC will also receive a non-accountable expense allowance equal to 1% of gross offering proceeds. The non-accountable expense allowance of 1% is not payable with respect to the ordinary shares sold upon exercise of the underwriter’s over-allotment option.

The maximum amount to be paid to Rodman & Renshaw, LLC as and for background checks and roadshow expenses shall not exceed an aggregate amount of $33,125.

Lock-Up Agreements. All of our officers and directors have agreed that, for a period of 6 months from the closing date of this offering, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. The underwriter’s representative may consent to an early release from the lock-up periods if, in its opinion, the market for the equity securities would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

IPO Pricing. Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors that will be considered in determining the public offering price include the following:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	Market conditions for initial public offerings;

•	the history and the prospects for the industry in which we compete;

•	the ability of our management;

•	our prospects for future earnings;

•	the present state of our development and our current financial condition;

•	the general condition of the securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded ordinary shares of generally comparable entities.

Discounts and Commissions. The following table summarizes the compensation to be paid to our underwriter by us and the proceeds, before expenses, payable to us, assuming a $             offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Non-accountable expense allowance(2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$

(1)	Underwriting discount is $ per share.
(2)	The non-accountable expense allowance of 1% is not payable with respect to the ordinary shares sold upon exercise of the underwriter’s over-allotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriter’s discount and the non-accountable expense allowance, are approximately $.

We estimate that total expenses of this offering, all of which will be paid by us, other than underwriting discounts and commissions, will be approximately $            million.

Over-allotment Option. We have granted the underwriters an option, exercisable for 45 days after the closing date of this offering, to purchase up to 15% of the shares of ordinary shares sold in the offering (            additional ordinary shares) solely to cover over-allotments, if any, at the same price as the initial shares offered.

Indemnification. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that may be required with respect to these liabilities.

Stabilization. Until the distribution of the ordinary shares is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the ordinary shares. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the ordinary shares.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of the ordinary shares in excess of the number of ordinary shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing ordinary shares in the open market.

•

Syndicate-covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the ordinary shares to close out the short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, resulting in a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member are purchased in a stabilizing or syndicate-covering transaction to cover syndicate short positions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Stock Market or otherwise.

The underwriters will deliver a prospectus to all purchasers of ordinary shares in the short sales. The purchasers of ordinary shares in short sales are entitled to the same remedies under the federal securities laws as any other purchaser of ordinary shares covered by this prospectus.

The underwriters are not obligated to engage in any of the transactions described above. If they do engage in any of these transactions, they may discontinue them at any time.

Electronic Prospectuses. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. Other than the prospectus in electronic format, the information on any such website, or accessible through such website, is not part of this prospectus.

Our ordinary shares have been approved for listing on the NASDAQ Stock Market under the symbol “IEDU”.

Foreign Regulatory Restrictions on Purchase of the ordinary shares

We have not taken any action to permit a public offering of shares of our ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States. In addition to the public offering of the ordinary shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the ordinary shares to certain institutions or accredited persons in foreign jurisdictions, including but not limited to in the following countries:

Botswana. China Education hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the ordinary shares to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Italy. This offering of shares of our ordinary shares has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to our ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our ordinary shares or distribution of copies of this prospectus or any other document relating to our ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of our ordinary shares is not a public offering in the Federal Republic of Germany. The ordinary shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market our ordinary shares in or out of the Federal Republic of Germany. Our ordinary shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our ordinary shares will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares of ordinary shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A of Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the ordinary shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to in paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, and will not offer or sell, any ordinary shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the ordinary shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel. The ordinary shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the ordinary shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ordinary shares being offered. Any resale, directly or indirectly, to the public of the ordinary shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Hong Kong. Our ordinary shares may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating our ordinary shares may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such ordinary shares that is intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules thereunder.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Cyprus. Each of the underwriters has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the ordinary shares, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the ordinary shares other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Greece. This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The ordinary shares have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

United Arab Emirates. This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of ordinary shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The ordinary shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The ordinary shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant that the ordinary shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

China. This prospectus has not been and will not be circulated or distributed in the PRC, and ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the ordinary shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

Any recipient of this memorandum and any purchaser of the ordinary shares pursuant to this memorandum shall not market, distribute, resell, or offer to resell the ordinary shares within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

No invitation may be made to the public in the Cayman Islands to subscribe for shares unless and until the shares are listed on the Cayman Islands Stock Exchange.

NOTICE TO CANADIAN INVESTORS

Resale Restrictions

The distribution of the ordinary shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of ordinary shares are made. Any resale of the ordinary shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ordinary shares.

Representations of Purchasers

By purchasing ordinary shares in Canada and accepting a purchase confirmation, a purchaser is representing to us, and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the ordinary shares without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•

the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the ordinary shares to the regulatory authority that by law is entitled to collect the information. Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the ordinary shares, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the ordinary shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the ordinary shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the ordinary shares was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the ordinary shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ordinary shares in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.

Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ordinary shares under Section 275 except:

(1) to an institutional investor or to a relevant person, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

LEGAL MATTERS

Certain legal matters as to U.S. federal and New York law in connection with this offering will be passed upon for us by Sichenzia Ross Friedman Ference LLP. The underwriters are being represented by Morse, Zelnick, Rose & Lander LLP with respect to certain legal matters as to United States federal securities and New York state law. The validity of the ordinary shares offered in this offering will be passed upon for us by Campbells. Certain legal matters as to Chinese law will be passed upon for us by Sinowing Law Firm.

EXPERTS

Our consolidated financial statements as of and for each of the years ended December 31, 2009, 2008 and 2007, included in this prospectus have been audited by EFR Rotenberg, LLP as successor to Rotenberg & Co., LLP, an independent registered public accounting firm, as set forth in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of EFR Rotenberg, LLP as successor to Rotenberg & Co., LLP is located at 1870 Winton Road South, Suite 200, Rochester, NY 14618.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares. We have also filed with the SEC a related registration statement on Form F-6 to register the ordinary shares. This prospectus does not contain all of the information in the registration statements and their exhibits. We have omitted certain portions of these registration statements from this prospectus in accordance with the rules and regulations of the SEC. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ordinary shares. Each of these statements is qualified in all respects by this reference.

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders and requiring reporting of insider purchases and sales, as well as Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of China Education, Inc. and Subsidiaries

As successor by merger, effective October 1, 2009, to the registered public accounting firm Rotenberg & Co., LLP, we have audited the accompanying consolidated balance sheets of China Education, Inc. and Subsidiaries as of December 31, 2009, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009. China Education, Inc. and Subsidiaries’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Education, Inc. and Subsidiaries as of December 31, 2009, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

EFP Rotenberg, LLP

Rochester, New York

March 11, 2010, except for Note 20,

as to which the date is April 29, 2010

CHINA EDUCATION, INC.

CONSOLIDATED INCOME STATEMENTS

		Year ended December 31,
	Notes	2007	2008	2009
		USD’000 Restated	USD’000 Restated	USD’000
Revenue	4	3,873	10,957	14,345
Cost of revenue	22	(1,694)	(4,825)	(4,427)

Gross profits		2,179	6,132	9,918
General & administration expense	22	(635)	(2,987)	(2,519)
Finance cost	6	(473)	(953)	(171)

Operation income		1,071	2,192	7,228
Other revenue	4	79	66	42
Other expenses		—	(500)	(63)

Income before provision for tax		1,150	1,758	7,207
Income tax	7	—	—	—

Net income		1,150	1,758	7,207

Earnings per share (basic and diluted)		$0.12	$0.19	$0.77

Weighted average number of basic and diluted shares outstanding		9,329,664	9,329,664	9,329,664

Other Comprehensive Income
Foreign Currency Translation Adjustment		83	156	7

Comprehensive Income		1,233	1,914	7,214

The accompanying notes are an integral part of these financial statements.

CHINA EDUCATION, INC.

CONSOLIDATED BALANCE SHEETS

		Year ended December 31,
	Notes	2007	2008	2009
		USD’000	USD’000	USD’000
		Restated	Restated
ASSETS
Current assets
Other receivables, net of provision,	14	2,131	3,191	9,366
Deposits and prepayments	14	—	31	19
Cash and cash equivalents		75	570	772

Total current assets		2,206	3,792	10,157

Non-current assets
Property, plant and equipment	9	11,833	40,769	41,940
Construction in progress	10	73	90	236
Land use rights	11	807	969	953
Intangible assets	12	—	130	87
Goodwill	18	1,761	1,881	1,883
Other non-current assets	13	—	231	168

Total non-current assets		14,474	44,070	45,267

Total assets		16,680	47,862	55,424

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables		343	554	761
Other payables and accruals	15	5,601	15,726	30,850
Deferred revenue		—	1,455	—
Borrowings	16	616	1,770	1,538

Total current liabilities		6,560	19,505	33,149

Non-current liabilities
Borrowings	16	—	281	233
Other payables	17	6,200	22,101	8,849
Amount due to related parties	19	2,054	2,195	2,197
Total non-current liabilities		8,254	24,577	11,279

Total liabilities		14,814	44,082	44,428

Shareholder’s EQUITY
Ordinary shares, US$0.00021437 par value: 233,241,592 Authorized shares; 1 and 9,329,664 issued and outstanding at December 31, 2008 and December 31, 2009	20	2	2	2
Retained earnings		1,768	3,526	10,735
Accumulated other comprehensive income		96	252	259

Total shareholders’ equity		1,866	3,780	10,996

Total Liabilities and shareholders’ Equity		16,680	47,862	55,424

The accompanying notes are an integral part of these financial statements.

CHINA EDUCATION, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Equity attributable to equity holders of the company			Total
	Share capital	Retained earnings	Accumulated other comprehensive income
	USD’000	USD’000	USD’000	USD’000
		Restated	Restated
Balance at January 1, 2007	2	618	13	633
Year ended December 31, 2007
Foreign currency translation adjustment	—	—	83	83
Net income for the year	—	1,150	—	1,150

At December 31, 2007	2	1,768	96	1,866

Year ended December 31, 2008
Foreign currency translation adjustment	—	—	156	156
Net income for the year	—	1,758	—	1,758

At December 31, 2008	2	3,526	252	3,780

Year ended December 31, 2009
Foreign currency translation adjustment	—		7	7
Cash received from issuance of stocks	—	2		2
Net income for the year	—	7,207	—	7,207

At December 31, 2009	2	10,735	259	10,996

Note:

The company recapitalized through issuance of 20,000,000 ordinary shares on August 18, 2009. The equity has been retroactively applied as if the recapitalization took place as of January 1, 2007 for all the periods presented. The Company also effected a 2.1437 to 1 reverse stock split on April 27, 2010. This reverse stock split has been applied as if it took place as of January 1, 2007 for all periods presented.

The accompanying notes are an integral part of these financial statements.

CHINA EDUCATION, INC.

CONSOLIDATED CASH FLOW STATEMENTS

	Year ended December 31,
	2007	2008	2009
	USD’000	USD’000	USD’000
	Restated	Restated
Cash flows from operating activities
Net income	1,150	1,758	7,207
Adjustments for:
Depreciation	372	1,212	1,379
Amortization of land use right, Intangible assets, and other non-current assets	17	298	252
Provision for impairment of other receivables	—	8	—

Increase in other receivables, deposits, and prepayments	(73)	(305)	(6,163)
Increase/(Decrease) in trade payables	(212)	(32)	207
(Decrease)/Increase in other payables, accruals and deferred revenue	(108)	252	392

Net cash provided by operating activities	1,146	3,191	3,274

Cash flows from investing activities
Acquisition of land use right	—	(124)	—
acquisition of subsidiary (net of cash and cash equivalents acquired)	—	303	—
Additions of construction in progress	(719)	(2,447)	(562)
Increase in other non-current asset	—	(25)	(123)
Purchases of intangible assets	—	(130)	(4)
Purchases of property, plant and equipment	(149)	(815)	(2,096)

Net cash used in investing activities	(868)	(3,238)	(2,785)

Cash flows from financing activities
Issue of new shares	—	—	2
Proceeds of borrowings	—	585	293
Repayments of borrowings	(410)	(199)	(575)

Net cash used in financing activities	(410)	386	(280)

Net increase in cash and cash equivalents	(132)	339	209
Effect on Foreign currency translation	83	156	(7)
Cash and cash equivalents at January 1,	124	75	570

Cash and cash equivalents at the end of year	75	570	772

Supplement disclosure of cash flow
cash paid during the year for interest	543	1,300	159
income taxes paid	—	—	—

Non-cash Investing and Financing Activities
Acquisition of Suixian Hui High School through payable as of December 31, 2008	5,378
Acquisition of Qingdao School through payable as of December 31, 2008	10,096

The accompanying notes are an integral part of these financial statements.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

1. BACKGROUND INFORMATION OF THE GROUP

China Education Inc., a Cayman Islands exempted company with limited liability, was incorporated on August 2, 2007 (The “Company”).

As at the date of this report, the particulars of the subsidiaries which the Company has direct or indirect interests are set out as follows:

Name	Date and place of incorporation/ establishment	Attributable equity interest			Principal activity and place of operation
		Directly	Indirectly
HK Frank Education Investment and Management Limited (“HK Frank”)	January 4, 2008.	100%			Education investment and management, Hong Kong

Tianjin Frank Education Consultancy Co., Ltd (“Tianjin Frank”)	July 31, 2009	100%			Investment consultancy, management consultancy, education consultancy and related technology consultancy services. People’s Republic of China (PRC)

Beijing Frank Education Investment and Management Co., Ltd (“Management Company”)	December 29, 2004, PRC	—	100%		Education investment and management, Beijing

Branch of Suixian High School (“Suixian High School”)	Year 1940, PRC	—	100	%*	High School Education institution, PRC

Branch of Suixian Hui nationality High School (“Suixian Hui High School”)	Year 1978, PRC	—	100	%*	Education institution, PRC

Qingdao Boyang Education Investment Management Co., Ltd and Shandong Foreign Affairs Translation Business Middling Special School (“Qingdao School”)	Year 2005, PRC	—	100	%*	Education institution, PRC

*	Interest existed by virtue of certain Contractual Arrangements as detailed below.

Due to restrictions on foreign ownership of educational institutions in China, HK Frank, the Management Company and its subsidiaries (collectively referred to as the “Group”) conduct our operations of education institutions in China primarily through Contractual Arrangements among our PRC subsidiaries, Tianjin Frank, the Management Company and the shareholders of the Management Company: i) Tianjin Frank entered into loan agreement with each of Min Hu and Zhengmao; ii) Tianjin Frank entered into management and service agreements with Management Company, Suixian High School, Suixian Hui High School and Qingdao School respectively, iii) Zhengmao Hu and Min Hu each signed proxy agreement and power of attorney to irrevocably authorize Zhou Yu to act on their behalf; iv) the Management Company, Min Hu and Zhengmao Hu entered into share pledge agreement and share option agreement with Tianjin Frank.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

Management Company is a limited liability company established in the PRC to facilitate the acquisitions and ownerships of Suixian High School, Suixian Hui High School and controlling of Qingdao School (“Chinese Schools”). Min Hu and Zhengmao Hu, citizens of the PRC currently own 98.7% and 1.3% respectively of Management Company.

Loan Agreements

HK Frank entered into a loan agreement on January 4, 2008 with each of Min Hu and Zhengmao Hu pursuant to which the Company loaned RMB14,800,000 (USD2,026,121) and RMB200,000 (USD27,380) respectively, to promote the business operation in Management Company, which was supplanted by the loan agreement entered into by and among Tianjian Frank and the shareholders of the Management Company dated on August 4, 2009 upon the assignment of rights and obligations from HK Frank to Tianjin Frank August 4, 2009. The Loan Agreement has twenty year term and may be extended upon mutual written consent of Tianjin Frank and each of Zhengmao Hu and Min Hu. Repayment of the loan shall be in the form of a transfer of the borrower’s equity interest in Management Company to the Company or a designated person of the Company. In the event that the transfer price of such equity interest equals or is lower than the principal of the loan, the loan shall be deemed as an interest-free loan.

The loan was actually paid to Min Hu and Zhengmao Hu by Michael Qu first, then Michael Qu assigned his creditor rights to HK Frank which in turn assigned the creditor rights to Tianjin Frank.

Management and Service Agreements

HK Frank entered into management service agreements dated on January 4, 2008 with Management Company. Such agreement was renewed and amended by management and service agreements on August 4, 2009 entered into by and among Tianjin Frank, the Management Company and Chinese Schools. Pursuant to the management and service agreements, Tianjin Frank provides technical, consulting and related services on an exclusive basis in exchange for service fees from Management Company and Chinese Schools during the ten-years term of the agreement, which can be extended prior to the expiration of the initial term at the sole discretion of Tianjin Frank. Under the management and service agreements, Tianjin Frank and Management Company may enter into further technical service agreements, intellectual property license agreements and equipment or property leases with each other. The services to be provided by Tianjin Frank under the management service agreements include all services as determined by Tianjin Frank.

The amounts we earn for services provided to Suixian High School, Suixian Hui High School and Qingdao School should be equal to 75% of net income of current year of three schools after deduction of 25% of net income used for development of the schools for year ended December 31, 2009.

The service fee is determined and negotiated by the contracting parties under the management and service agreements through a confirmation letter in which the parties have specified that the percentage of net income payable to Tianjin Frank will be equal to 75% of net income of the schools after deduction of the money used for development of the schools. Under the management and services agreement between the Management Company and Tianjin Frank, 90% of the Management’s Company net income is payable to Tianjin Frank as the service fee. The Management Company did not generate profits to be distributed to Tianjin Frank under the management and services agreement for the years ended December 31, 2009, since the Management Company could only generate such profit through the schools it owns, and the whole net income of the schools was payable to Tianjin Frank (and deferred) after deduction of 25% of such net income under the respective management and service agreements.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

The Management Company and three schools shall pay to Tianjin Frank Service Fee for each year prior to the date of March 10 of the following year respectively upon the education operations revenue, costs of the last year and calculated ratio of the Service Fee. Service fees payable are in fact based on The Management Company’s education operations revenues and costs of the last year confirmed by the auditor report issued by PRC certified public Accountants Firm (“Accountants Firm”) after each of fiscal year.

Share pledge agreements

Each of the equity holders of Management Company has entered into a share pledge agreement on January 4, 2008 with HK Frank. Such Agreement was superseded by the new share pledge agreement entered into by and between Tianjin Frank, the Management Company and the shareholders of the Management Company on August 4, 2009. Pursuant to this agreement, Min Hu and Zhengmao Hu pledged their respective equity interest in Management Company to Tianjin Frank to guarantee any and all payments due to Tianjin Frank, including any consulting and service fees due under the management and service agreement and loan agreement described herein. If any of Management Company breaches their obligations to Tianjin Frank, Tianjin Frank is entitled under the share pledge agreements to certain rights, including the right to take possession of the equity interests pledged and to dispose of the equity interests held by the equity holders of Management Company.

Proxy Agreement and Power of Attorney

Zhengmao Hu and Min Hu signed a power of attorney on January 4, 2008 to irrevocably authorize HK Frank to act on their behalf as their agent and attorney with respect to all matters concerning their equity ownership of the Management Company. Such power of attorney was superseded by a restated and re-signed power of attorney and a new proxy agreement on August 4, 2009. Under the restated power of attorney and this proxy agreement, Zhengmao Hu and Min Hu granted Tianjin Frank a right to designate an individual to attend shareholders meetings, exercise all of their voting rights as shareholders in shareholders meetings with respect to the voting on all matters within the powers of the shareholders, including but not limited to the designation and appointment of officers and directors of the Management Company. In addition, Tianjin Frank is entitled to assign its rights and/or obligations to any other person or entity at its own discretion. The powers of attorney are in effect for ten years from the date of execution and may be automatically renewed by multiple times.

Equity Transfer Exclusive Option Agreement

As consideration for the Company’s entering into the loan agreements described herein, Zhengmao Hu and Min Hu have each entered into equity transfer exclusive option agreement with HK Frank which was superseded by the renewed equity transfer exclusive option agreement entered into by Zhengmao Hu, Min Hu, the Management Company and Tianjin Frank on August 4, 2009. Under this agreement, Zhengmao Hu and Min Hu granted Tianjin Frank, or one or more persons designated by Tianjin Frank, an exclusive, irrevocable option to purchase all of their respective equity interests in the Management Company at any time, subject to compliance with applicable PRC laws and regulations. The full equity transfer price payable as a result of exercise of this option shall be the higher of (i) the registered capital contributions represented by the transferred equity and (ii) the lowest price permissible under the PRC law. The term of the option agreement will continue until (i) either as the result of exercise of the options of all of the equity interests or assets covered by the respective option, such equity interests or assets are transferred to Tianjin Frank or other person or persons designated by Tianjin Frank; or (ii) the exclusive option agreement is terminated at the discretion of Tianjin Frank due to a breach of Zhengmao Hu, Min Hu or the Management Company.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

The above mentioned agreements constitute the contractual arrangement which enabled Tianjin Frank to exercise control over Management Company directly and indirectly and Chinese Schools, receive a substantial portion of the economic benefits from Management Company and/or indirectly from Chinese Schools in consideration for the services provided by Tianjin Frank and Tianjin Frank has an exclusive option to purchase all or part of the equity interests and Management Company or Chinese School when and to the extent permitted by applicable PRC law. Through the above mentioned agreements, the Company has the power to direct the activities of the Management Company and the Chinese Schools. The Company also has the obligation to absorb the losses of the Management Company and Chinese Schools and the right to receive benefits from the Management Company and Chinese Schools.

1.1 Acquisition of Chinese Schools

To expand our business, we acquired following schools from 2005 to 2008:

(a)

On August 17, 2005, Management Company entered into a cooperation contract with Suixian High School for the acquisition of 100% of Branch of Suixian High School at a consideration of approximately RMB45,294,700 (USD6,633,476).

(b)

Qingdao Boyang Education Investment Management Co., Ltd (“Qingdao Boyang”) was invested by Mr. Sun Chengwu and Mr. Zhou Rong. Shandong Foreign Affairs Translation Business Middling Special School was invested by Qingdao Boyang. Qingdao Boyang and Shandong Foreign Affairs Translation Business Middling Special School are collectively called “Qingdao School”.

On January 4, 2008, pursuant to a transfer agreement, Management Company acquired the entire equity interest in Qingdao School from shareholders of Qingdao Boyang at a consideration of approximately RMB72,000,000 (USD10,544,407)

(c)

On January 4, 2008, Management Company entered into a cooperation contract with Suixian Hui Nationality High school for the acquisition of 100% of Branch of Suixian Hui High School at a consideration of approximately RMB36,758,200 (USD5,383,293).

The Financial statements of the above schools are included in the consolidated financial statements since acquisition date.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of consolidation

The consolidated financial statements include the financial statements of China Education Inc. and its variable interest entities. All inter-company transactions and balances have been eliminated upon consolidation.

Through the contractual agreements described in note 1, Management Company is a variable interest entity in accordance with Financial Accounting Standard Board (“FASB”) ASC 8/0-/0 (prior authoritative literature: In June 2009, the FASB issued Accounting Standards Codification 810-10, “Consolidation—Overall” (“ASC 810-10”, previously SFAS 167, “Amendments to FASB Interpretation No. 46(R)”). This accounting standard eliminates exceptions of the previously issued pronouncement related to consolidation of qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This accounting standard also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of the previously issued pronouncement. This accounting standard will be effective for the Company’s fiscal year beginning January 1, 2010. The Company is the primary beneficiary of Management Company because it holds all the variable interests in Management Company. As a result, the accounts and operations of Management Company and its subsidiaries are included in the accompanying consolidated financial statements effective as of the date of the above agreements. Because the Company and Management Company are under common control by the same shareholder group, Management Company and its subsidiaries are accounted for as common control transfer and are consolidated on a carryover basis. The adoption of ASC 810-10 did not have any significant impact on the Company’s consolidated financial statements.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements include the collectibility of other receivable and other current assets, useful lives and impairment of property and equipment. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when purchased.

Impairment of receivables

The Group’s management reviews receivables on a regular basis to determine if any provision for impairment is necessary. This estimate is based on the credit history of its customers, past settlement and industry practice and current market conditions. Management reassesses the impairment of receivables at each balance sheet date. The uncollectible receivables are net off provision when the management believes it cannot be collectable.

Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives which are generally 50 years and represent the shorter of the estimated usage periods or the terms of the agreements.

Property and equipment, net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight line basis over the following estimated useful lives:

Buildings	50 years
Furniture and education equipment	5-10 years
Electric equipment	5-10 years
Motor vehicles	5-8 years

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

Intangible assets

Intangible assets acquired separately are recognized initially at cost. After initial recognition, intangible assets with finite useful lives are carried at costs less accumulated amortization and any accumulated impairment losses. Amortization for intangible assets with finite useful lives is provided on a straight-line basis over their estimated useful lives. Intangible assets of the Group are amortized over 3 years. Amortization commences when the intangible assets are available for use.

Gain or loss arising from recognition of an intangible asset is measured at the difference between the net disposal proceeds and the carrying amount of the asset and is recognized in the consolidated income statements when the asset is derecognized.

Construction in progress

The Group constructs certain of its property and equipment. In addition to cost under the construction contracts, interest cost and external costs directly related to the construction of such facilities, including equipment installation and shipping costs, are capitalized. Costs on completed construction works are transferred to the appropriate asset category. Depreciation is recorded at the time assets are ready for the intended use.

Capitalization of interest

Interest cost incurred on borrowings used to construct property and equipment during the active construction period is capitalized. The interest capitalized is determined by applying the borrowing interest rate to the average amount of accumulated capital expenditures for the assets under construction during the period. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets when the construction was completed and the related assets were ready for their intended use.

Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. The Group did not incur impairment losses during the years ended December 31, 2007, 2008 and 2009.

Revenue recognition

Revenue comprises the fair value of the consideration received and receivable for the rendering of services and the use by others of the Group’s assets yielding interest, dividends, net of rebates and discounts. Provided it is probable that the economic benefits will flow to the Group and the revenue and costs, if applicable, can be measured reliably, revenue is recognized as follows:

i)

For Qingdao school, tuition is generally paid in advance and is initially recorded as deferred revenue upon receiving the payment from the students. Revenue is recognized proportionately as the education services are delivered.

ii)	For Suixian High School and Suixian Hui High School, the tuition is recognized as revenue when the education service is delivered.

iii)	Interest income is recognized on a time-proportion basis using the effective interest method.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the shorter of the lease term or estimated useful life.

Foreign currency translation

The functional currency of the Group excluding the Company is RMB. The functional currency of the Company is US$.

In the individual financial statements of the consolidated entities, foreign currency transactions are translated into the functional currency of the individual entity using the exchange rates prevailing at the dates of the transactions. At balance sheet date, monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the balance sheet date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the balance sheet date retranslation of monetary assets and liabilities are recognized in the consolidated income statements.

Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the date when the fair value was determined and are reported as part of the fair value gain or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

In the consolidated financial statements, all individual financial statements of foreign operations, originally presented in a currency different from the Group’s presentation currency, have been converted into USD. Assets and liabilities have been translated into USD at the closing rates at the balance sheet date. Income and expenses have been converted into USD at the exchange rates ruling at the transaction dates, or at the average rates over the reporting period provided that the exchange rates do not fluctuate significantly. Any differences arising from this procedure have been dealt with separately in the exchange reserve in equity.

Earnings per share

The Group reports earnings per share in accordance with the provisions of Statement of Financial Accounting Standards ASC 260-10 (Prior authoritative literature: SFAS No. 128 “Earnings Per Share.”) FASB ASC 260-10 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share.

Basic earnings per share are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. The Company effected a 2.1437 to 1 reverse stock split on April 27, 2010. This reverse stock split has been applied as if it took place as of January 1, 2007 for all periods presented. The weighted average number of basic and diluted shares outstanding has been adjusted to reflect this reverse stock split.

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Cash and

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

cash equivalents of the Group included aggregate amounts of US$75,000, US$570,000 and US$772,000 at the years ended December 31, 2007, 2008 and 2009, respectively, which were denominated in RMB.

Fair value of financial instruments

The Group’s financial instruments consist primarily of cash and cash equivalents, other receivable, short-term borrowings, and long-term debt. The carrying amounts of cash and cash equivalents and other receivable approximate their fair values due to the short-term maturities of these instruments.

Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

In June 2006, the FASB issued ASC 740-10-50 Accounting for Uncertainty in Income Taxes-An Interpretation, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. It prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. It is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. The Group adopted the provisions of ASC 740-10-50 on June 1, 2007. The company is subject to tax examination by the authorities three years after the year ended. Interest and penalties would be charged to Income Statement.

Related parties

A party is considered to be related to the Group if:

•

Affiliates of the enterprise. An affiliate is a party that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with an enterprise. Control for purpose of FASB Statement No. 57 means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an enterprise through ownership, by contract, or otherwise.

•	Entities for which investments are accounted for by the equity method by the enterprise.

•	Trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management.

•	Principal owners of the enterprise. Principal owners are owners of record or known beneficial owners of more than 10 percent of the voting interests of the enterprise.

•

Management of the enterprise. Management includes persons who are responsible for achieving the objectives of the enterprise and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the board of directors, the chief executive officer, chief operating officer, vice presidents in charge of principal

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

business functions (such as sales, administration, or finance), and other persons who perform similar policymaking functions. Persons without formal titles also may be members of management.

•

Members of the immediate families of principal owners of the enterprise and its management. Immediate family includes family members whom a principal owner or a member of management might control or influence or by whom they might be controlled or influenced because of the family relationship.

•

Other parties with which the enterprise may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Segment Information

A business segment is a group of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that are subject to risks and return that are different from those of segments operating in other economic environments.

Concentration of credit risk

The carrying amounts of cash and cash equivalents and other receivables represent the Group’s maximum exposure to credit risk in relation to financial assets. The objective of the Group’s measures to manage credit risk is to control potential exposure to recoverability problem.

Most of the Group’s cash and cash equivalents are held in major reputable financial institutions in the PRC, which management believes are of high credit quality. Management makes periodic collective assessment as well as individual assessment on the recoverability of other receivables based on historical payment records, the length of the overdue period, the financial strength of the debtors and whether there are any trade disputes with the debtors.

The company’s insurance coverage may not provide enough coverage in the event of damage or loss to its properties due to the limited business insurance products offered in China. If a natural disaster, fire, widespread disease or other significant event beyond the Company’s control occurred, all of the book value of the Company’s properties may be subject to write-off and, in such case, the Company would incur a significant loss thereon.

Recently issued accounting pronouncements

In December 2007, the Financial Accounting Standards Board issued FASB ASC 810-10-65 (Prior authoritative literature: FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”). FASB ASC 810-10-65 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FASB ASC 810-10-65 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. Adoption of FASB ASC 810-10-65 did not have a significant effect on the Company’s consolidated financial statements.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

In March 2008, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 815-10 (Prior authoritative literature: FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”). FASB ASC 815-10 requires enhanced disclosures about an entity’s derivative and hedging activities. FASB ASC 815-10 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. Adoption of FASB ASC 815-10 did not have a significant effect on the Company’s consolidated financial statements.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 944 (Prior authoritative literature: FASB Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60”). FASB ASC 944 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement. FASB ASC 944 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. Adoption of FASB ASC 944 did not have a significant effect on the Company’s consolidated financial statements.

In May 2009, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 855-10 (Prior authoritative literature: FASB Statement No. 165, “Subsequent Events”). FASB ASC 855-10 should be applied to the accounting for and disclosure of subsequent events. This Statement would apply to both interim financial statements and annual financial statements. In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. Adoption of FASB ASC 855-10 did not have a significant effect on the Company’s consolidated financial statements.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 105-10 (Prior authoritative literature: FASB Statement No. 168, the FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162). Effective for financial statements issued for interim and annual periods ending after September 15, 2009, except for nonpublic nongovernmental entities that have not followed the guidance included in the AICPA Technical Inquiry Service Section 5100, “Revenue Recognition,” paragraphs 38-76. Those entities should account for the adoption of that guidance as a change in accounting principle on a prospective basis for revenue arrangements entered into or materially modified in those fiscal years beginning on or after December 15, 2009, and interim periods within those years. Adoption of FASB ASC 105-10 did not have a significant effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued Accounting Standards Codification 810-10, “Consolidation—Overall” (“ASC 810-10”, previously SFAS 167, “Amendments to FASB Interpretation No. 46(R)”). This accounting standard eliminates exceptions of the previously issued pronouncement related to consolidation of qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This accounting standard also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of the previously issued pronouncement. This accounting standard will be effective for the Company’s fiscal year beginning January 1, 2010. The Group does not believe the adoption of ASC 810-10 will have any significant impact on its consolidated financial statements.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

3. CORRECTION OF ERRORS IN PREVIOUSLY ISSUED FINANCIAL STATEMENT

The Group noted that the interest expenses were over-capitalized in the previously issued financial statements, and made the correction of the errors. The following financial statement line items for fiscal years 2007 and 2008 were affected by the correction of error.

Income Statements

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2008
Finance cost	176	953	777
Operation income	2,969	2,192	(777)
Income before provision for tax	2,535	1,758	(777)
Net income	2,535	1,758	(777)
Earnings per share(basic and diluted)	2,535,000	0.09	(2,535,000)
Foreign currency translation adjustment	215	156	(59)
Comprehensive income	2,750	1,914	(836)

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2007
Finance cost	82	473	391
Operation income	1,462	1,071	(391)
Income before provision for tax	1,541	1,150	(391)
Net income	1,541	1,150	(391)
Earnings per share(basic and diluted)	1,541,000	0.06	(1,541,000)
Foreign currency translation adjustment	111	83	(28)
Comprehensive income	1,652	1,233	(419)

Balance Sheets

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2008
Property, plant and equipment	42,253	40,769	(1,484)
Total non-current assets	45,554	44,070	(1,484)
Total assets	49,346	47,862	(1,484)
Retained earnings	4,920	3,528	(1,392)
Accumulated other comprehensive income	344	252	(92)
Total shareholders’ equity	5,264	3,780	(1,484)
Total liabilities and shareholders’ equity	49,346	47,862	(1,484)

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2007
Property, plant and equipment	12,481	11,833	(648)
Total non-current assets	15,122	14,474	(648)
Total assets	17,328	16,680	(648)
Retained earnings	2,385	1,770	(615)
Accumulated other comprehensive income	129	96	(33)
Total shareholders’ equity	2,514	1,866	(648)
Total liabilities and shareholders’ equity	17,328	16,680	(648)

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

Cash flow statements

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2008
Net income	2,535	1,758	(777)
(Decrease)/Increase in other payables, accruals and deferred revenue	176	252	76
Net cash provided by operating activities	3,892	3,191	(701)
Additions of construction in progress	(3,207)	(2,447)	760
Net cash used in investing activities	(3,998)	(3,238)	760
Net increase in cash and cash equivalents	280	339	59
Effect on foreign currency translation	215	156	(59)

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2007
Net income	1,541	1,150	(391)
(Decrease)/Increase in other payables, accruals and deferred revenue	(136)	(108)	28
Net cash provided by operating activities	1,509	1,146	(363)
Additions of construction in progress	(1,110)	(719)	391
Net cash used in investing activities	(1,259)	(868)	391
Net increase in cash and cash equivalents	(160)	(132)	28
Effect on foreign currency translation	111	83	(28)

4. REVENUE, OTHER INCOME AND GAIN

Revenue consists primarily of tuition fee. Tuition fee is revenue generated from registered students. Revenue, other income and gain recognized during the years ended December 31, 2007, 2008 and 2009 are as follows:

	Year ended December 31,
	2007	2008	2009
	USD’000	USD’000	USD’000
Revenue
Tuition fee	3,873	10,957	14,345

	3,873	10,957	14,345
Other income and gain
Rental	56	61	11
Other	23	5	31

	79	66	42

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

5. SEGMENT INFORMATION

Business segment

Based on risks and returns, the directors of the Company consider that the primary reporting format of the Group is by business segment. The directors consider that there is only one business segment, being the provision of education services. Therefore no further information about business segment is presented.

Geographical segment

No geographical segment analysis is presented for the period 2007, 2008 and 2009 as less than 10% of the Group’s revenue and assets is attributable to markets located outside the PRC.

6. FINANCE COSTS

	Year ended December 31,
	2007	2008	2009
	USD’000	USD’000	USD’000
Interest charges on financial liabilities at amortized cost:
—Bank loans wholly repayable within five years	82	149	171
—Loans from employees wholly repayable within five years	461	1,151	—

	543	1,300	171
Less: Amount capitalized in construction in progress	(70)	(347)	—

Operations finance interest expense	473	953	171

The total amount of the interest costs for employee loans in the amount of $1.2 million was borne by the local finance bureau in 2009.

7. INCOME TAX EXPENSE

Pursuant to the Non-State Education Promotion Law of the People’s Republic of China, effective as of September 1, 2003 in the PRC, Chinese Schools are entitled to certain tax benefits including full exemption from income tax. Therefore, Chinese Schools are not subject to any income tax during the reporting periods.

Other PRC subsidiaries not engaged in operating education institutions are subject to the PRC income tax at the rate of 33% during 2007. From January 1, 2008, the PRC income tax rate for these subsidiaries is 25%. No PRC income tax has been provided for these subsidiaries as they did not derive any assessable profits during the reporting periods.

No Hong Kong profits tax has been provided for HK Frank incorporated in Hong Kong and it had no assessable profits during the reporting periods.

No deferred tax has been provided as the Group did not have any significant temporary differences which gave rise to a deferred tax asset or liability during the years ended December 31, 2007, 2008 and 2009.

8. DIVIDENDS

The Company was incorporated in Cayman Islands on August 2, 2007. No dividend has been paid or declared by the Company since its incorporation.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

9. PROPERTY, PLANT AND EQUIPMENT

	Buildings	Education equipment	Furniture, fixtures and electricity equipment	Motor vehicles	Total
	USD’000	USD’000	USD’000	USD’000	USD’000
Year ended December 31, 2007
Opening net book amount	9,000	301	795	46	10,142
Additions	—	148	1	—	149
Transfer from construction in progress	1,226	—	—	—	1,226
Depreciation	(205)	(50)	(96)	(21)	(372)
Exchange adjustment	616	19	51	2	688

Closing net book amount	10,637	418	751	27	11,833

At December 31, 2007
Cost	11,348	617	993	111	13,069
Accumulated depreciation	(711)	(199)	(242)	(84)	(1,236)

Net book amount	10,637	418	751	27	11,833

	Buildings	Education equipment	Furniture, fixtures and electricity equipment	Motor vehicles	Total
	USD’000	USD’000	USD’000	USD’000	USD’000
Year ended December 31, 2008
Opening net book amount	10,637	418	751	27	11,833
Addition from acquisition	19,445	896	190	118	20,649
Additions	590	198	2	25	815
Transfer from construction in progress	6,471	—	—	—	6,471
Depreciation	(782)	(242)	(151)	(37)	(1,212)
Exchange adjustment	2,056	85	62	10	2,213

Closing net book amount	38,417	1,355	854	143	40,769

At December 31, 2008
Cost	41,157	2,275	1,348	315	45,095
Accumulated depreciation	(2,740)	(920)	(494)	(172)	(4,326)

Net book amount	38,417	1,355	854	143	40,769

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

	Buildings	Education equipment	Furniture, fixtures and electricity equipment	Motor vehicles	Total
	USD’000	USD’000	USD’000	USD’000	USD’000
Year ended December 31, 2009
Opening net book amount	38,417	1,355	854	143	40,769
Addition from acquisition
Additions	1,259	262	552	23	2,096
Transfer from construction in progress	415	—	—	—	415
Depreciation	(926)	(258)	(160)	(35)	(1,379)
Exchange adjustment	36	2	1	—	39

Closing net book amount	39,201	1,361	1,247	131	41,940

At December 31, 2009
Cost	42,867	2,539	1,901	338	47,645
Accumulated depreciation	(3,666)	(1,178)	(654)	(207)	(5,705)

Net book amount	39,201	1,361	1,247	131	41,940

All the depreciation charges incurred during the year from January 1, 2006 to December 31, 2009 have been recognized in the consolidated income statements as administrative expenses and cost of revenue.

10. CONSTRUCTION IN PROGRESS

	December 31, 2007	December 31, 2008	December 31, 2009
	USD’000	USD’000	USD’000
Net book amount
At January 1,	540	73	90
Addition from acquisition	—	3,788	—
Additions	649	2,100	561
Interest capitalized	70	347	—
Transfer to property, plant and equipment	(1,226)	(6,471)	(415)
Exchange adjustment	40	253	—

At December 31,	73	90	236

The assets that qualify for interest capitalization include functional buildings of these schools such as library, dinning hall and dormitory. The periods of time it takes to put these assets into service ranged from 1 to 3 years.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

11. LAND USE RIGHTS

	December 31, 2007	December 31, 2008	December 31, 2009
	USD’000	USD’000	USD’000
At January 1,
Cost	785	839	1,022
Accumulated amortization	(14)	(32)	(53)

Net book amount	771	807	969

Opening net book amount	771	807	969
Addition	—	124	4
Amortization charge	(17)	(18)	(21)
Exchange adjustment	53	56	1

Closing net book amount	807	969	953

At December 31,
Cost	839	1,022	1,027
Accumulated amortization	(32)	(53)	(74)

Net book amount	807	969	953

The balances represent the prepaid operating leases located in the PRC and are held under lease terms of 50 years. The amortization charges incurred during the year ended 31 December 2007, 2008 and 2009 respectively were recognized in the consolidated income statements as administrative expenses.

12. INTANGIBLE ASSETS

	December 31, 2007	December 31, 2008	December 31, 2009
	USD’000	USD’000	USD’000
At January 1,
Cost	—	—	130
Accumulated amortization	—	—	—

Net book amount	—	—	130

Opening net book amount
Additions	—	130	—
Amortization charge		—	(43)

Closing net book amount	—	130	87

At December 31,
Cost	—	130	130
Accumulated amortization		—	(43)

Net book amount	—	130	87

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

Intangible assets represented software acquired by the Group. Amortization will be charged to the consolidated income statements as administrative expenses starting January 2009. For the year end 2010 and 2011, amortization of intangible assets will be $43 million and $44 million respectively.

13. OTHER NON-CURRENT ASSETS

	December 31, 2007	December 31, 2008	December 31, 2009
	USD’000	USD’000	USD’000
long-term deferred expenses	—	231	168

14. OTHER RECEIVABLES, DEPOSITS AND PREPAYMENTS

	December 31, 2007	December 31, 2008	December 31, 2009
	USD’000	USD’000	USD’000
Other receivables	2,131	2,566	3,931
Amount due from local finance bureau	—	625	5,435

Total other receivables, net of provision	2,131	3,191	9,366

Deposits	—	26	10
Prepayments	—	5	9

Total deposits and prepayments	—	31	19

The other receivable mainly included the receivable from Beijing DJ Co., Ltd. The balance for the year ended December 31, 2007, 2008 and 2009 was USD2,026 thousands, USD1,769 thousands and USD1,548 thousand, respectively. The receivable was interest free and will be repayable on demand.

The amount due from local finance bureau included the interest costs of employee loan of USD1,103 thousands and bonus to the teachers of USD1,513 thousands, which will be reimbursed from the local finance bureau, for the year ended December 31, 2009. The reimbursements have been reflected in the reduction of cost of revenue in USD1,513 thousands, and reduction of finance cost in USD1,103 thousands in the consolidated income statements. We expect to receive the amount due from local financial bureau within a year, and we never had collection issues with the local financial bureau in the past.

The local finance bureau has discretion to pay part of the expenses of the schools we operate. In determining whether to pay part of such expenses, the local finance bureau considers the performance of the schools. The schools performed well in 2009, with the schools’ students achieving a 100% admission rate to colleges and universities, compared to a national average admission rate of 62%. In 2008, the schools did not achieve this milestone, and no expenses were paid on the schools’ behalf by the local finance bureau. We anticipate that the schools can maintain a high level of performance in the foreseeable future, and that, if they do so, the local finance bureau may continue to pay a part of the schools’ expenses, such as part of the teachers’ salaries and benefits and interest expenses for employee loans. However, the local finance bureau has complete discretion as to whether to fund any portion of the schools’ expenses, even if the schools maintain a 100% admission rate to colleges and universities. There are no stated standards under which such payments may be made. Accordingly, the local finance bureau may decline to pay any part of the schools’ expenses regardless of the performance of the schools.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

The aging analysis of other receivables that are neither individually nor collectively considered to be impaired is as follows:

	December 31, 2007	December 31, 2008	December 31, 2009
	USD’000	USD’000	USD’000
On demand	2,314	3,394	9,570
Determined to be impaired	(183)	(203)	(204)

	2,131	3,191	9,366

Based on past experience, the management believes that no further impairment is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable.

The directors of the Company considered that the fair values of other receivables are not materially different from their carrying amounts because these amounts have short maturity periods from their inception.

15. OTHER PAYABLES AND ACCRUALS

	December 31, 2007	December 31, 2008	December 31, 2009
	USD’000	USD’000	USD’000
Other payables	5,087	13,613	29,786
Accruals	514	2,113	1,064

	5,601	15,726	30,850

Other payables mainly represent the money borrowed from employees for construction of buildings of schools, which are payable on demand and the interest rate was ranged from 7.2% to 8.0% per annual. As of December 31, 2009, other payables also included 60%, or $13.2 million, of the remaining purchase obligations for the acquisition of the schools.

16. BORROWINGS

	Notes		December 31, 2007	December 31, 2008	December 31, 2009
			USD’000	USD’000	USD’000
Bank loans			616	2,051	1,771

			616	2,051	1,771
Less: Current portion due within one year included under current liabilities	(a	)	616	1,770	1,538

Non-current portion included under non-current liabilities	(b	)	—	281	233

Notes:

(a)	The interest rate of short-term borrowings was ranged from 5.76% to 11.76% per annum. The School pledged the title of tuition charges to bank for this short-term borrowing.
(b)	The interest rate of long-term borrowings was 5.04% per annum and will be repayable in 2014.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

17. OTHER PAYABLES

	December 31, 2007	December 31, 2008	December 31, 2009
	USD’000	USD’000	USD’000
Unpaid acquisition price
—For Suixian High School	6,200	6,627	2,654
—For Suixian Hui High School	—	5,378	2,153
—For Qingdao School	—	10,096	4,042

	6,200	22,101	8,849

These payments are payable, without interest, in three installments, the first of which, for 30% of the aggregate amount, is payable early October 2010; the second of which, for 30% of the aggregate amount, is payable early December 2010; and the third of which, for 40% of the aggregate amount, is payable early June 2012.

18. GOODWILL

Positive goodwill

FASB ASC 350-20 (Prior authoritative literature statement No. 142, “Goodwill and Other Intangible Assets”), requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, the useful life over which cash flows will occur, and determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit. As of December 31, 2009, we did not believe that any event or change of circumstances had occurred that would result in material impairment losses in goodwill.

The positive goodwill was arisen from the acquisition of Suixian High School on August 17, 2005.

	December 31, 2007	December 31, 2008	December 31, 2009
Purchase consideration (RMB’000)	45,295	45,295	45,295
Less: Fair value of net identifiable assets acquired (RMB’000)	(32,437)	(32,437)	(32,437)

Goodwill (RMB’000)	12,858	12,858	12,858

Goodwill (USD’000)	1,761	1,881	1,883

Negative goodwill

Negative goodwill was allocated on a pro rata basis to reduce the carrying amounts of certain acquired non financial assets, with any excess recognized as an extraordinary gain.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

The negative goodwill was arisen from the acquisition of Qingdao School and Hui School in 2008, represents the excess of the fair value of the net identifiable assets, liabilities and contingent liabilities acquired over the cost of acquisition.

Qingdao School

	RMB’000	USD’000
Purchase consideration (note 1.1(c))	72,000	10,534
Less: Fair value of net identifiable assets acquired	(77,206)	(11,296)

Excess of acquirer’s interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over cost of acquisition	(5,206)	(762)

	Fair Value	Allocation Of Negative Goodwill	Net Recorded
	(RMB’000)	(RMB’000)	(RMB’000)
Current assets	1,826	—	1,826
Property, plant, and equipment, net	92,690	(5,014)	87,676
Other non-current assets	3,545	(192)	3,353

Total assets acquired	98,061	(5,206)	92,855
Current liabilities	20,855	—	20,855

Total liabilities acquired	20,855	—	20,855

Net assets acquired	77,206	(5,206)	72,000

Suixian Hui High School

	RMB’000	USD’000
Purchase consideration (note 1.1(c))	36,758	5,378
Less: Fair value of net identifiable assets acquired	(49,093)	(7,183)

Excess of acquirer’s interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over cost of acquisition	(12,335)	(1,805)

	Fair Value	Allocation Of Negative Goodwill	Net Recorded
	(RMB’000)	(RMB’000)	(RMB’000)
Current assets	4,809	—	4,809
Property, plant, and equipment, net	73,627	(8,729)	64,898
Construction in progress	29,532	(3,606)	25,926

Total assets acquired	107,968	(12,335)	95,633
Current liabilities	56,595	—	56,595

Non-current liabilities	2,280	—	2,280

Total liabilities acquired	58,875	—	58,875

Net assets acquired	49,093	(12,335)	36,758

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

The fair value of property, plant and equipment, construction in progress and land use rights at the date of acquisition was estimated by the Cost approach, which is defined as the estimated amount required replacing the property, with adjustments made according to the date of acquisition and the physical condition of the equipment to reflect the effects of physical depreciation, considering the normal age/life relationships for the various types of the assets. The fair value of other assets and liabilities at the date of acquisition was determined based on the carrying value of the respective assets and liabilities at that date, with adjustments made on any impairment identified.

The reasons why the purchase price resulted in negative goodwill were: -

•	The establishment of relative policies by the Chinese government that encourage and support the privatization of state-owned property;

•

China Education, Inc. received wide support from local government, management and employees of the schools since China Education, Inc.’s management put the interest of management and employees of the schools as the first priority.

19. AMOUNT DUE TO RELATED PARTIES

The Group had the following balances with related parties:

	Amounts due to related parties non-current
	As of December 31,
	2007	2008	2009
	USD’000	USD’000	USD’000
Shareholders of China Education Inc.	2,054	2,195	2,197

	2,054	2,195	2,197

20. SHARE CAPITAL

	At December 31,
	2007	2008	2009
Authorized:
233,241,592 ordinary shares of US$0.00021437 each	50,000	50,000	50,000

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

	Ordinary shares
	Number of shares	USD
Issued and fully paid:
At January 1, 2007	9,329,664	2,000
Issue of ordinary shares of US$0.00021437 each	—	—

At December 31, 2007 and January 1, 2008	9,329,664	2,000
Issue of ordinary shares of US$0.00021437 each	—	—

At December 31, 2008 and January 1, 2009	9,329,664	2,000
Issue of ordinary shares of US$0.00021437 each	—	—

At December 31, 2009	9,329,664	2,000

The ordinary shares has no privileges; the shareholder who holds the ordinary shares of the Company has one vote in general meeting or special meeting of the Company.

The Company recapitalized the issuance of 20,000,000 ordinary shares on August 18, 2009 as if the recapitalization took place as of January 1, 2007 for all periods presented. The Company also effected a 2.1437 to 1 reverse stock split on April 27, 2010. This reverse stock split has been applied as if it took place as of January 1, 2007 for all periods presented.

21. PENSION

The full time employees of the Group participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The pension contributions were reported as a component of salaries and benefits in cost of sales and administrative expenses.

For the years ended December 31, 2007, 2008 and 2009, the pension funds contributions were in the amount of US$244,073, US$269,306 and US$272,046 respectively.

22. Reclassification of Depreciation from General and Administrative Expense to Cost of Revenue

Depreciation expense of buildings and equipment related to teaching was reclassified from General and Administrative Expense to Cost of Revenue. The adjustment in 2009, 2008 and 2007 was $1,362 thousand, $1,204 thousand, and $300 thousand, respectively.

23. SUBSEQUENT EVENTS

Tianjin Frank Education Consultancy Co., Ltd (“Tianjin Frank”) is a wholly-foreign-owned-enterprise company established by HK Frank Education Investment and Management Limited on July 31, 2009. The registered capital is US 100,000 and its major operating activities are investment consultancy, management consultancy, education consultancy and related technology consultancy services.

The Group has no significant subsequent events since December 31, 2009 through March 11, 2010, the financial statements issue date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Qingdao Boyang Education

Investment Management Co., Ltd. and Subsidiary

Qingdao City, Shandong Province

China

We have audited the accompanying consolidated balance sheets of Qingdao Boyang Education Investment Management Co., Ltd. and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2007. Qingdao Boyang Education Investment Management Co., Ltd. and Subsidiary’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Qingdao Boyang Education Investment Management Co., Ltd. and Subsidiary as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP

Rochester, New York

August 21, 2009

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

CONSOLIDATED INCOME STATEMENTS

		Year ended December 31,
	Notes	2006	2007
		USD’000	USD’000
Income statement
Revenue	3	1,508	3,340
Cost of revenue	13	(1,001)	(1,205)

Gross profits		507	2,135
General & administration expense	13	(598)	(818)
Finance expense	5	(26)	(27)

Operation incomes/(loss)		(117)	1,290
Other expenses		(431)	(712)

Income before provision for tax		(548)	578
Income tax	6	—	—

Net income/(loss)		(548)	578
Other Comprehensive Income		—	—
Foreign Currency Translation Adjustment		(23)	(42)

Comprehensive Income/(loss)		(571)	536

The accompanying notes are an integral part of these financial statements.

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

CONSOLIDATED BALANCE SHEETS

		Year ended December 31,
	Notes	2006	2007
		USD’000	USD’000
ASSETS
Current assets
Other receivables, net of provision	9	303	248
Cash and cash equivalents		14	2

Total current assets		317	250

Non-current assets
Property, plant and equipment	7	8,925	9,382
Deferred Assets	8	393	484

Total non-current assets		9,318	9,866
Total Assets		9,635	10,116

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Deferred revenue		2,192	2,203
Deposits received, other payables and accruals	10	8,343	8,277

Total current liabilities		10,535	10,480

Total liabilities		10,535	10,480

Shareholder’s EQUITY
Share capital		247	247
Reserves	12	190	190
Accumulated deficit		(1,315)	(737)
Accumulated other comprehensive income		(22)	(64)

Total shareholders’ equity		(900)	(364)

Total Liabilities and shareholders’ Equity		9,635	10,116

The accompanying notes are an integral part of these financial statements.

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Equity attributable to equity holders of the Company
	Share capital	Reserves	Accumulated deficit	Accumulated Other comprehensive income	Total equity
	USD’000	USD’000	USD’000	USD’000	USD’000
Year ended December 31, 2006
Balances at January 1, 2006	247	190	(767)	1	(329)
Foreign currency translation adjustment	—	—	—	(23)	(23)
Net loss for the year	—	—	(548)	—	(548)

Balances at December 31, 2006	247	190	(1,315)	(22)	(900)

Year ended December 31, 2007
Balances at January 1, 2007	247	190	(1,315)	(22)	(900)
Foreign currency translation adjustment	—	—	—	(42)	(42)
Net income for the year	—	—	578	—	578

Balances at December 31, 2007	247	190	(737)	(64)	(364)

The accompanying notes are an integral part of these financial statements.

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2006	2007
	USD’000	USD’000
Cash flows from operating activities
Net income/(loss)	(548)	578
Adjustments for:
Depreciation	258	363
Amortization of deferred assets	227	393
Provision for impairment of other receivables	21	1

Increase in other receivables	61	53
Decrease/(Increase) in deferred assets	(483)	(484)
(Decrease)/Increase in deposits received, other payables, accruals and deferred revenue	1,378	(55)

Net cash provided by operating activities	914	849

Cash flows from investing activities
Purchases of property, plant and equipment	(931)	(819)

Net cash used in investing activities	(931)	(819)

Net increase in cash and cash equivalents	(17)	30
Effect on Foreign currency translation	(23)	(42)
Cash and cash equivalents at January 1,	54	14

Cash and cash equivalents December 31,	14	2

Supplement disclosure of cash flow
Cash paid during the year for interest	26	27
Income taxes paid	—	—

The accompanying notes are an integral part of these financial statements.

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

NOTES TO THE FINANCIAL STATEMENTS

1. Background information of the School

Qingdao Boyang Education Investment Management Co., Ltd (“Qingdao Boyang”) was invested by Mr. Sun chengwu and Mr. Zhou Rong. It registered with Qingdao Administration for industry and commerce in April, 2005. Shandong Foreign Affairs Translation Business Middling Special School (“Qingdao School”) was invested by Qingdao Boyang. Qingdao School was established upon approval by Qingdao Education Bureau in May 2005. Qingdao Boyang and Qingdao School are collectively called “the School”.

Qingdao School was located at Qingdao City of Shandong Province, 750km southeast of Beijing, the capital city of the People’s Republic of China (PRC). It currently serves over 9,330 students in 2 campuses located in Qingdao.

On January 4, 2008, Beijing Frank Education Investment and Management Co., Ltd entered into a cooperation contract with Mr. Sun Chengwu and Mr. Zhou Rong for the acquisition of 100% Qingdao Boyang at a consideration of approximately RMB72,000,000.

2. Significant Accounting Policies

Basis of presentation

The consolidated financial statements of the School have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the School’s consolidated financial statements include the collectibility of other receivable and other current assets, useful lives and impairment of property and equipment. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when purchased.

Impairment of receivables

The School’s management reviews receivables on a regular basis to determine if any provision for impairment is necessary. This estimate is based on the credit history of its customers, past settlement and industry practice and current market conditions. Management reassesses the impairment of receivables at each balance sheet date. The uncollectible receivables are net off provision when the management believes it cannot be collectable.

Property and equipment, net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight line basis over the following estimated useful lives:

Buildings	50 years
Furniture & Education equipments	5 years
Electric equipments	5 years
Motor vehicles	8 years

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Capitalization of interest

Interest cost incurred on borrowings used to construct property and equipment during the active construction period is capitalized. The interest capitalized is determined by applying the borrowing interest rate to the average amount of accumulated capital expenditures for the assets under construction during the period. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets when the construction was completed and the related assets were ready for their intended use.

Impairment of long-lived assets

The School reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the School measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the School would recognize an impairment loss based on the fair value of the assets. The School did not incur impairment losses during the years ended December 31, 2006 and 2007.

Revenue recognition

Revenue comprises the fair value of the consideration received and receivable for the rendering of services and the use by others of the School’s assets yielding interest, dividends, net of rebates and discounts. Provided it is probable that the economic benefits will flow to the School and the revenue and costs, if applicable, can be measured reliably, revenue is recognized as follows:

i)

The tuition is generally paid in advance and is initially recorded as deferred revenue upon receiving the payment from the students. Revenue is recognized proportionately as the education services are delivered.

ii)	Interest income is recognized on a time-proportion basis using the effective interest method.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the shorter of the lease term or estimated useful life.

Foreign currency translation

The functional currency of the School is RMB. The reporting currency of the School is US$.

At each of the reporting date, the assets and liabilities have been translated into USD at the closing rates at the balance sheet date. Income and expenses have been converted into USD at the exchange rates ruling at the transaction dates, or at the average rates over the reporting period provided that the exchange rates do not fluctuate significantly. Any differences arising from this procedure have been dealt with separately in the exchange reserve in equity.

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Cash and cash equivalents of the School included aggregate amounts of US$14,000 and US$2,000 at the years ended December 31, 2006 and 2007, respectively, which were translated from RMB.

Fair value of financial instruments

The School’s financial instruments consist primarily of cash and cash equivalents, other receivable, short-term and long-term borrowings. The carrying amounts of cash and cash equivalents and other receivable approximate their fair values due to the short-term maturities of these instruments.

Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No.109 (FIN No. 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN No. 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. The School adopted the provisions of FIN No. 48 on June 1, 2007

Related parties

A party is considered to be related to the School if:

(i)

the party, directly or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with, the School; (ii) has an interest in the School that gives it significant influence over the School; or (iii) has joint control over the School;

(ii)	the party is an associate;

(iii)	the party is a jointly-controlled entity;

(iv)	the party is a member of the key management personnel of the School;

(v)	the party is a close member of the family of any individual referred to in (i) or (iv);

(vi)

the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (iv) or (v); or

(vii)	the party is a post-employment benefit plan for the benefit of the employees of the School, or of any entity that is a related party of the School.

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Segment Information

A business segment is a School of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that are subject to risks and return that are different from those of segments operating in other economic environments.

Concentration of credit risk

The carrying amounts of cash and cash equivalents and other receivables represent the School’s maximum exposure to credit risk in relation to financial assets. The objective of the School’s measures to manage credit risk is to control potential exposure to recoverability problem.

Most of the School’s cash and cash equivalents are held in major reputable financial institutions in the PRC, which management believes are of high credit quality. Management makes periodic collective assessment as well as individual assessment on the recoverability of other receivables based on historical payment records, the length of the overdue period, the financial strength of the debtors and whether there are any trade disputes with the debtors.

Recently issued accounting pronouncements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 161 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 163, “Accounting for Financial Guarantee Insurance Contracts—an

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

interpretation of FASB Statement No. 60” (“SFAS 163”). SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement. SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 163 on its consolidated financial statements but does not expect it to have a material effect.

3. Revenue

Revenue, other income and gain recognized during the years ended December 31, 2006 and 2007 are as follows:

	Year ended December 31,
	2006	2007
	USD’000	USD’000
Revenue
Tuition fee	1,508	3,340

5. Finance costs

	Year ended December 31,
	2006	2007
	USD’000	USD’000
—Interest expenses	26	27

	26	27

6. Income tax expense

Pursuant to the Non-State Education Promotion Law of the People’s Republic of China, effective as of September 1, 2003 in the PRC, Chinese Schools are entitled to certain tax benefits including full exemption from income tax. Therefore, Chinese Schools are not subject to any income tax during the reporting periods.

7. Property, plant and equipment

	Buildings	Education equipments	Furniture, fixtures and electricity equipment	Motor vehicles	Total
	USD’000	USD’000	USD’000	USD’000	USD’000
Year ended December 31, 2006
Opening net book amount	8,142	74	33	—	8,249
Additions	291	128	129	115	663
Depreciation	(199)	(40)	(14)	(5)	(258)
Exchange adjustment	269	1	1	—	271

Closing net book amount	8,503	163	149	110	8,925

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

	Buildings	Education equipments	Furniture, fixtures and electricity equipment	Motor vehicles	Total
	USD’000	USD’000	USD’000	USD’000	USD’000
At December 31, 2006
Cost	8,769	283	169	115	9,336
Accumulated depreciation	(266)	(120)	(20)	(5)	(411)

Net book amount	8,503	163	149	110	8,925

Year ended December 31, 2007
Opening net book amount	8,503	163	149	110	8,925
Additions	79	116	22	—	217
Depreciation	(254)	(61)	(34)	(14)	(363)
Exchange adjustment	578	9	9	7	603

Closing net book amount	8,906	227	146	103	9,382

At December 31, 2007
Cost	9,453	418	202	123	10,196
Accumulated depreciation	(547)	(191)	(56)	(20)	(814)

Net book amount	8,906	227	146	103	9,382

8. Deferred assets

	December 31, 2006	December 31, 2007
	USD’000	USD’000
Deferred Asset	393	484

At December 31,	393	484

The deferred assets mainly consisted of student recruiting expenses which were amortized on the straight line basis over the semester.

9. Other receivables

	December 31, 2006	December 31, 2007
	USD’000	USD’000
Other receivables	303	248

At December 31,	303	248

The ageing analysis of other receivables that are neither individually nor collectively considered to be impaired is as follows:

	December 31, 2006	December 31, 2007
	USD’000	USD’000
On demand	303	248
Determined to be impaired	—	—

At December 31,	303	248

QINGDAO BOYANG EDUCATION INVESTMENT MANAGEMENT CO., LTD

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Other receivables that were neither past due nor impaired are related to counterparties for whom there were no recent history of default. Other receivables that were past due but not impaired related to amounts receivable from counterparties that have a good track record with the School. Based on past experience, the management believes that no impairment is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable.

Other receivables mainly included advances made by the School to certain independent third parties. The balances were unsecured, interest bearing and repayable within one year.

The directors of the Company considered that the fair values of other receivables are not materially different from their carrying amounts because these amounts have short maturity periods on their inception.

10. Deposits received, other payables and accruals

	December 31, 2006	December 31, 2007
	USD’000	USD’000
Other payables	8,232	8,201
Accruals	111	76

At December 31,	8,343	8,277

11. Operating lease commitments

At the end of December 31, 2007 respectively, the School’s total future minimum lease payments under non-cancellable operating leases in respect of land and buildings are as follows:

December 31, 2007
USD’000
Within one year	103
In the second to fifth years	64

167

The School leases buildings under operating leases. The lease runs for the period of five years, with an option to renew the lease terms at the expiry date or at dates as mutually agreed between the School and respective landlords. None of the leases include contingent rentals.

12. Reserves

	December 31, 2006	December 31, 2007
	USD’000	USD’000
Capital reserve	190	190

At December 31,	190	190

The reserve mainly consists of the stock take gain of fixed assets.

13. Reclassification of Depreciation from General and Administrative Expense to Cost of Revenue

Depreciation expense of buildings and equipment related to teaching was reclassified from General and Administrative Expense to Cost of Revenue. The adjustment in 2007 and 2006 was $349 thousand, and $253 thousand, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Suixian Hui Nationality High School

Suixian, Henan Province

China

As successor by merger, effective October 1, 2009, to the registered public accounting firm Rotenberg & Co., LLP, we have audited the accompanying balance sheets of Suixian Hui Nationality High School as of December 31, 2007 and 2006, and the related statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2007. Suixian Hui Nationality High School’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 3 to the financial statements, the capitalized interest for the years ended December 31, 2007 and 2006 has been restated.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Suixian Hui Nationality High School as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

August 21, 2009 (January 5, 2010 as to the effects of the restatement discussed in Note 3)

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

INCOME STATEMENTS

		Year ended December 31
	Notes	2006	2007
		USD’000	USD’000
		Restated	Restated
Income statement
Revenue	4	2,694	3,106
Cost of revenue	12	(1,021)	(1,594)

Gross profits		1,673	1,512
General & administration expense	12	(631)	(695)
Finance expense	5	(223)	(276)

Operating income		819	541
Other revenue	4	23	5
Other expenses		(5)	(15)

Income before provision for tax		837	531
Income tax	6	—	—

Net income		837	531

Other comprehensive income
Foreign Currency Translation Adjustment		59	164

Comprehensive income		896	695

The accompanying notes are an integral part of these financial statements.

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

BALANCE SHEETS

		Year ended December 31
	Notes	2006	2007
		USD’000	USD’000
		Restated	Restated
ASSETS
Current assets
Other receivables, net of provision	9	51	358
Cash and cash equivalents		92	300

Total current assets		143	658
Non-current assets
Property, plant and equipment	7	5,993	6,443
Construction in progress	8	2,141	3,788

Total non-current assets		8,134	10,231
Total Assets		8,277	10,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables		158	205
Deposits received, other payables and accruals	10	5,007	6,913
Borrowings	11	640	630

Total current liabilities		5,805	7,748
Non-current liabilities
Borrowings	11	338	312

Total non-current liabilities		338	312
Total liabilities		6,143	8,060

Shareholder’s EQUITY
Retained earnings		2,075	2,606
Accumulated other comprehensive income		59	223
Total shareholders’ equity		2,134	2,829

Total Liabilities and shareholders’ Equity		8,277	10,889

The accompanying notes are an integral part of these financial statements.

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

STATEMENTS OF CHANGES IN EQUITY

	Equity attributable to equity holders of the Company
	Accumulated other comprehensive income	Retained earnings	Total equity
	USD’000	USD’000	USD’000
	Restated	Restated	Restated
Year ended December 31 2006
Balances at January 1 2006	—	1,238	1,238
Foreign currency translation adjustment	59	—	59
Net income for the year		837	837

Balances at December 31 2006	59	2,075	2,134

Year ended December 31 2007
Balances at January 1 2007	59	2,075	2,134
Foreign currency translation adjustment	164	—	164
Net income for the year	—	531	531

Balances at December 31 2007	223	2,606	2,829

The accompanying notes are an integral part of these financial statements.

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

CASH FLOW STATEMENTS

	Year ended December 31
	2006	2007
	USD’000	USD’000
	Restated	Restated
Cash flows from operating activities
Net income	837	531
Adjustments for:
Depreciation	188	209
Increase in other receivables, deposits and prepayments	94	(307)
Increase/(Decrease) in trade payables	70	47
(Decrease)/Increase in deposits received, other payables and accruals	1,089	1,906

Net cash provided by operating activities	2,278	2,386

Cash flows from investing activities
Additions of construction in progress	(624)	(1,647)
Purchases of property, plant and equipment	(776)	(659)

Net cash used in investing activities	(1,400)	(2,306)

Cash flows from financing activities
Proceeds of borrowing	—	630
Repayments of borrowings	(881)	(666)

Net cash used in financing activities	(881)	(36)

Net increase in cash and cash equivalents	(3)	44
Effect on Foreign currency translation	59	164
Cash and cash equivalents at January 1	36	92

Cash and cash equivalents December 31	92	300

Supplement disclosure of cash flow
Cash paid during the year for interest	349	471
Income taxes paid	—	—

The accompanying notes are an integral part of these financial statements.

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

NOTES TO THE FINANCIAL STATEMENTS

1. BACKGROUND INFORMATION OF THE SCHOOL

Branch of Suixian Hui Nationality High School (“Suixian Hui High School”, or the “School”) was established in 1978. This school is located at Shangqiu City of Henan Province, 750km southwest of Beijing, the capital city of the People’s Republic of China (PRC). Suixian Hui High School has 9,600 students, more than 128 classrooms. In recent years, it has been awarded as one of the top 100 senior high schools in Henan provinces.

On January 4 2008, Beijing Frank Education Investment and Management Co., Ltd entered into a cooperation contract with Suixian Hui Nationality High school for the acquisition of 100% of Branch of Suixian Hui High School at a consideration of approximately RMB36,758,200.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements of the School have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the School’s financial statements include the collectibility of other receivable and other current assets, useful lives and impairment of property and equipment. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when purchased.

Impairment of receivables

The School’s management reviews receivables on a regular basis to determine if any provision for impairment is necessary. This estimate is based on the credit history of its customers, past settlement and industry practice and current market conditions. Management reassesses the impairment of receivables at each balance sheet date. The uncollectible receivables are net off provision when the management believes it cannot be collectable.

Property and equipment, net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight line basis over the following estimated useful lives:

Buildings	50 years
Furniture & Education equipments	10 years
Electric equipments	10 years
Motor vehicles	5 years

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Construction in progress

The School constructs certain of its property and equipment. In addition to cost under the construction contracts, interest cost and external costs directly related to the construction of such facilities, including equipment installation and shipping costs, are capitalized. Depreciation is recorded at the time assets are ready for the intended use.

Capitalization of interest

Interest cost incurred on borrowings used to construct property and equipment during the active construction period is capitalized. The interest capitalized is determined by applying the borrowing interest rate to the average amount of accumulated capital expenditures for the assets under construction during the period. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets when the construction was completed and the related assets were ready for their intended use.

Impairment of long-lived assets

The School reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the School measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the School would recognize an impairment loss based on the fair value of the assets. The School did not incur impairment losses during the years ended December 31, 2006 and 2007.

Revenue recognition

Revenue comprises the fair value of the consideration received and receivable for the rendering of services and the use by others of the School’s assets yielding interest, dividends, net of rebates and discounts. Provided it is probable that the economic benefits will flow to the School and the revenue and costs, if applicable, can be measured reliably, revenue is recognized as follows:

i)

Tuition revenue paid from students for the education services provided are historically first collected by the local finance bureau on behalf of the school. The local finance bureau then transfers funds to the school upon receipt of the expenditure request filed by the school. The tuition is recognized as revenue when the education service is delivered.

ii)	Interest income is recognized on a time-proportion basis using the effective interest method.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the statements of operations on a straight-line basis over the shorter of the lease term or estimated useful life.

Foreign currency translation

The functional currency of the School is RMB. The reporting currency of the School is US$.

At each of the reporting date, the assets and liabilities have been translated into USD at the closing rates at the balance sheet date. Income and expenses have been converted into USD at the exchange rates ruling at the

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

transaction dates, or at the average rates over the reporting period provided that the exchange rates do not fluctuate significantly. Any differences arising from this procedure have been dealt with separately in the exchange reserve in equity.

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Cash and cash equivalents of the School included aggregate amounts of US$92,000 and US$300,000 at the years ended December 31, 2006 and 2007, respectively, which were translated from RMB.

Fair value of financial instruments

The School’s financial instruments consist primarily of cash and cash equivalents, other receivable and short-term borrowings. The carrying amounts of cash and cash equivalents and other receivable approximate their fair values due to the short-term maturities of these instruments.

Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109 (FIN No. 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN No. 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. The School adopted the provisions of FIN No. 48 on June 1, 2007.

Related parties

A party is considered to be related to the School if:

(i)

the party, directly or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with, the School; (ii) has an interest in the School that gives it significant influence over the School; or (iii) has joint control over the School;

(ii)	the party is an associate;

(iii)	the party is a jointly-controlled entity;

(iv)	the party is a member of the key management personnel of the School;

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

(v)	the party is a close member of the family of any individual referred to in (i) or (iv);

(vi)

the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (iv) or (v); or

(vii)	the party is a post-employment benefit plan for the benefit of the employees of the School, or of any entity that is a related party of the School.

Segment Information

A business segment is a School of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that are subject to risks and return that are different from those of segments operating in other economic environments.

Concentration of credit risk

The carrying amounts of cash and cash equivalents and other receivables represent the School’s maximum exposure to credit risk in relation to financial assets. The objective of the School’s measures to manage credit risk is to control potential exposure to recoverability problem.

Most of the School’s cash and cash equivalents are held in major reputable financial institutions in the PRC, which management believes are of high credit quality. Management makes periodic collective assessment as well as individual assessment on the recoverability of other receivables based on historical payment records, the length of the overdue period, the financial strength of the debtors and whether there are any trade disputes with the debtors.

Recently issued accounting pronouncements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its financial statements but does not expect it to have a material effect.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 161 on its financial statements but does not expect it to have a material effect.

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

accounting principles (GAAP) in the United States. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162 on its financial statements but does not expect it to have a material effect.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (“SFAS 163”). SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement. SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 163 on its financial statements but does not expect it to have a material effect.

3. Correction of errors in previously issued financial statement

The “School” noted that the interest expenses were over-capitalized in the previously issued financial statements, and made the correction of the errors. The following financial statement line items for fiscal years 2006, 2007 were affected by the correction of error.

Income Statements

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2007
Finance cost	82	276	194
Operation income	735	541	(194)
Income before provision for tax	725	531	(194)
Net income	725	531	(194)
Foreign currency translation adjustment	181	164	(17)
Comprehensive income	906	695	211

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2006
Finance cost	96	223	127
Operation income	946	819	(127)
Income before provision for tax	964	837	(127)
Net income	964	837	(127)
Foreign currency translation adjustment	62	59	(3)
Comprehensive income	1,026	896	(130)

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Balance Sheets

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2007
Construction in progress	4,129	3,788	(341)
Total non-current assets	10,572	10,231	(341)
Total assets	11,230	10,889	(341)
Retained earnings	2,927	2,606	(321)
Accumulated other comprehensive income	243	223	(20)
Total shareholders’ equity	3,170	2,829	(341)
Total liabilities and shareholders’ equity	11,230	10,889	(341)

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2006
Construction in progress	2,271	2,141	(130)
Total non-current assets	8,264	8,134	(130)
Total assets	8,407	8,277	(130)
Retained earnings	2,202	2,075	(127)
Accumulated other comprehensive income	62	59	(3)
Total shareholders’ equity	2,264	2,134	(130)
Total liabilities and shareholders’ equity	8,407	8,277	(130)

Cash flow statements

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2007
Net income	725	531	(194)
Net cash provided by operating activities	2,580	2,386	(194)
Additions of construction in progress	(1,858)	(1,647)	211
Net cash used in investing activities	(2,517)	(2,306)	211
Net increase in cash and cash equivalents	27	44	17
Effect on foreign currency translation	181	164	(17)
Cash paid during the year for interest	472	471	(1)

	As originally reported	As adjusted	Effect of change
Year Ended December 31, 2006
Net income	964	837	(127)
Net cash provided by operating activities	2,405	2,278	(127)
Additions of construction in progress	(754)	(624)	130
Net cash used in investing activities	(1,530)	(1,400)	130
Net increase in cash and cash equivalents	(6)	(3)	3
Effect on foreign currency translation	62	59	(3)
Cash paid during the year for interest	401	349	(52)

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

4. Revenue, other income and gain

Revenue, other income and gain recognized during the years ended December 31 2006 and 2007 are as follows:

	2006	2007
	USD’000	USD’000
Revenue
Tuition fee	2,694	3,106

	2,694	3,106

Other income and gain
Rental	—	3
Other	23	2

	23	5

5. Finance costs

	2006	2007
	USD’000	USD’000
Interest charges on financial liabilities at amortized cost:
—Bank loans wholly repayable within five years	96	82
—Loans from employees wholly repayable within five years	253	389

	349	471
Less: Amount capitalized in construction in progress	(126)	(195)

	223	276

6. Income tax expense

Pursuant to the Non-State Education Promotion Law of the People’s Republic of China, effective as of September 1, 2003 in the PRC, Chinese Schools are entitled to certain tax benefits including full exemption from income tax. Therefore, Chinese Schools are not subject to any income tax during the reporting periods.

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

7. Property, plant and equipment

	Buildings	Education equipments	Furniture, fixtures and electricity equipment	Motor vehicles	Total
	USD’000	USD’000	USD’000	USD’000	USD’000
Year ended December 31 2006
Opening net book amount	5,383	7	3	12	5,405
Additions		547	52	—	599
Depreciation	(115)	(63)	(6)	(4)	(188)
Exchange adjustment	178	(1)	—	—	177

Closing net book amount	5,446	490	49	8	5,993

At December 31 2006
Cost	5,853	644	62	23	6,582
Accumulated depreciation	(407)	(154)	(13)	(15)	(589)

Net book amount	5,446	490	49	8	5,993

Year ended December 31 2007
Opening net book amount	5,446	490	49	8	5,993
Additions	129	98	—	26	253
Depreciation	(123)	(74)	(6)	(6)	(209)
Exchange adjustment	372	31	3	—	406

Closing net book amount	5,824	545	46	28	6,443

At December 31 2007
Cost	6,386	786	66	50	7,288
Accumulated depreciation	(562)	(240)	(21)	(22)	(845)

Net book amount	5,824	546	45	28	6,443

8. Construction in progress

	2006	2007
	USD’000	USD’000
Net book amount
At January 1	1,517	2,271
Additions	444	1,298
Interest capitalized	126	195
Exchange adjustment	54	154

At December 31	2,141	3,788

9. Other receivables, deposits and prepayments

	2006	2007
	USD’000	USD’000
Other receivables	51	358
Deposits	—	—
Prepayments	—	—

At December 31	51	358

BRANCH OF SUIXIAN HUI NATIONALITY HIGH SCHOOL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The ageing analysis of other receivables that are neither individually nor collectively considered to be impaired is as follows:

	2006	2007
	USD’000	USD’000
Neither past due nor impaired	32	337
On demand	19	21
Determined to be impaired	—	—

At December 31	51	358

Other receivables that were neither past due nor impaired are related to counterparties for whom there were no recent history of default. Other receivables that were past due but not impaired related to amounts receivable from counterparties that have a good track record with the School. Based on past experience, the management believes that no impairment is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable.

Other receivables mainly included advances made by the School to certain independent third parties. The balance was unsecured, interest bearing and repayable within one year.

The directors of the Company considered that the fair values of other receivables are not materially different from their carrying amounts because these amounts have short maturity periods on their inception.

10. Deposits received, other payables and accruals

	2006	2007
	USD’000	USD’000
Other payables	5,007	6,913
Accruals

At December 31	5,007	6,913

11. Borrowings

	Note		2006	2007
			USD’000	USD’000
Bank loans			978	942
Less: Current portion due within one year included under current liabilities	(a	)	(640)	(630)

Non-current portion included under non-current liabilities	(b	)	338	312

Notes:
(a)	The interest rate of short-term borrowings was ranged from 2.88% to 7.49% per annum. The School pledged the title of tuition charges to bank for this short-term borrowing.
(b)	The interest rate of long-term borrowings was 5.04% per annum and will be repayable in 2014.

12. Reclassification of Depreciation from General and Administrative Expense to Cost of Revenue

Depreciation expense of buildings and equipment related to teaching was reclassified from General and Administrative Expense to Cost of Revenue. The adjustment in 2007 and 2006 was $171 thousand, and $154 thousand, respectively.

CHINA EDUCATION, INC.

CONSOLIDATED INCOME STATEMENTS

	Notes	Three months Ended March 31,
		2009	2010
		USD’000	USD’000
Revenue		3,410	5,119
Cost of revenue		(1,167)	(1,479)
Gross profits		2,243	3,640
General & administration expense	3	(527)	(746)
Finance cost		(282)	(306)

Operation income		1,434	2,588
Other revenue		10	74
Other expenses		—	—

Income before provision for tax		1,444	2,662
Income tax	4	—	—

Net income		1,444	2,662

Earnings per share (basic and diluted)		$0.15	$0.29

Weighted average number of basic and diluted shares outstanding		9,329,664	9,329,664

Other Comprehensive Income
Foreign Currency Translation Adjustment		2	4

Comprehensive Income		1,446	2,666

The accompanying notes are an integral part of these financial statements.

CHINA EDUCATION, INC.

CONSOLIDATED BALANCE SHEET

	Notes	December 31, 2009	March 31, 2010
		USD’000	USD’000
ASSETS
Current assets
Other receivables, net of provision,	6	9,366	11,863
Deposits and prepayments		19	57
Cash and cash equivalents		772	1,027

Total current assets		10,157	12,947

Non-current assets
Property, plant and equipment	5	41,940	41,686
Construction in progress		236	236
Land use rights		953	948
Intangible assets		87	76
Goodwill		1,883	1,883
Other non-current assets		168	287

Total non-current assets		45,267	45,116

Total assets		55,424	58,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables		761	789
Other payables and accruals	7	30,850	30,806
Deferred revenue		—	—
Borrowings	8	1,538	1,538

Total current liabilities		33,149	33,133

Non-current liabilities
Borrowings	8	233	220
Other payables	9	8,849	8,851
Amount due to related parties	10	2,197	2,197
Total non-current liabilities		11,279	11,268

Total liabilities		44,428	44,401

Shareholder’s EQUITY
Ordinary shares, US$0.00021437 par value: 233,241,592 Authorized shares; 9,329,664 issued and outstanding at December 31, 2009 and March 31, 2010	11	2	2
Retained earnings		10,735	13,397
Accumulated other comprehensive income		259	263

Total shareholders’ equity		10,996	13,662

Total Liabilities and shareholders’ Equity		55,424	58,063

The accompanying notes are an integral part of these financial statements.

CHINA EDUCATION, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Equity attributable to equity holders of the company			Total
	Share Capital	Retained earnings	Accumulated other comprehensive income
	USD’000	USD’000	USD’000	USD’000
For the year ended December 31, 2009
At December 31, 2008	2	3,526	252	3,780
Foreign currency translation adjustment	—	2	7	9
Net income for the year	—	7,207	—	7,207

At December 31, 2009	2	10,735	259	10,996

For the three months ended March 31, 2010
At December 31, 2009	2	10,735	259	10,996
Foreign currency translation adjustment	—		4	4
Issuance of ordinary shares		—	—	—
Net income for the period	—	2,662	—	2,662

At March 31, 2010	2	13,397	263	13,662

The accompanying notes are an integral part of these financial statements.

CHINA EDUCATION, INC.

CONSOLIDATED CASH FLOW STATEMENTS

	Three months ended March 31,
	2009	2010
	USD’000	USD’000
Cash flows from operating activities
Net income	1,444	2,662
Adjustments for:
Depreciation	350	369
Amortization of land use right, Intangible assets, and other non-current assets	54	24
Provision for impairment of other receivables	—	—
(Increase) in other receivables, deposits and prepayments	(1,533)	(2,532)
Increase/(Decrease) in trade payables	427	28
(Decrease)/Increase in other payables, accruals and deferred revenue	(524)	(49)

Net cash provided by operating activities	218	502

Cash flows from investing activities
Acquisition of land use right	—	—
acquisition of subsidiary (net of cash and cash equivalents acquired)	—	—
Additions of construction in progress	—	—
Increase in other non-current asset	(51)	(127)
Purchases of intangible assets	(4)	—
Purchases of property, plant and equipment	(201)	(103)

Net cash used in investing activities	(256)	(230)

Cash flows from financing activities
Issuance of new ordinary shares	—	—
Proceeds of borrowings	—	—
Repayments of borrowings	(9)	(13)

Net cash used in financing activities	(9)	(13)

Net increase in cash and cash equivalents	(47)	259
Effect on Foreign currency translation	(2)	(4)
Cash and cash equivalents at January 1,	570	772

Cash and cash equivalents at March 31,	521	1,027

Supplement disclosure of cash flow
cash paid during the period for interest	282	306
income taxes paid	—	—

The accompanying notes are an integral part of these financial statements.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010

1. BACKGROUND INFORMATION OF THE GROUP

The accompanying unaudited condensed consolidated financial statements include the financial statements of China Education Inc. (the “Company”), HK Frank Education Investment and Management Limited (“HK Frank”), Tianjin Frank Education Consultancy Co., Ltd (“Tianjin Frank”), Beijing Frank Education Investment and Management Co., Ltd (“Beijing Frank” or “Management Company”), Branch of Suixian High School (“Suixian High School”), Branch of Suixian Hui Nationality High School (“Suixian Hui High School”) and Qingdao Boyang Education Investment Management Co., Ltd and Shandong Foreign Affairs Translation Business Middling Special School (“Qingdao School”).

The Company, HK Frank, Tianjin Frank, Management Company, Suixian High School, Suixian Hui High School and Qingdao School are collectively referred to as the “Group”.

It is the management’s opinion that all adjustments necessary for a fair statement of the results for the interim periods have been made. All adjustments are of normal recurring nature.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of consolidation

The consolidated financial statements include the financial statements of China Education Inc. and its variable interest entities. All inter-company transactions and balances have been eliminated upon consolidation.

Through the contractual agreements, Beijing Frank qualifies as a variable interest entity in accordance with Financial Accounting Standard Board (“FASB”) ASC 810-10 (Prior authoritative literature: FASB Statement No. 167). In June 2009, the FASB issued Accounting Standards Codification 810-10, “Consolidation-Overall” (“ASC 810-10”, previously SFAS 167, “Amendments to FASB interpretation No. 46(R)”). This accounting standard eliminates exceptions of the previously issued pronouncement related to consolidation of qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This accounting standard also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of the previously issued pronouncement. This accounting standard is effective as of the beginning of the period presented in the interim financial statement for the period ended March 31, 2010.

ASC 810-10-10-1 requires consolidation of the financial statements when one of the companies in the group directly or indirectly has a controlling financial interest in the other companies”. The Primary beneficiary is the entity determined to have the controlling financial interest. In accordance with FASB ASC 810-10, “a reporting enterprise is deemed to have a variable interest when it has a contractual, ownership, or other pecuniary interest in an entity that changes with the changes in the fair value of the entity’s net assets, excluding variable interests”. FASB ASC 810-10 further states that the reporting enterprise with a variable interest or interests, which provide the enterprise with a controlling financial interest in a variable interest entity, will have both of the following characteristics:

a.	The power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010

b.

The obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

The Company is the primary beneficiary of Beijing Frank because it holds variable interests in Beijing Frank as described below. As a result, the accounts and operations of Beijing Frank and its subsidiaries are included in the accompanying consolidated financial statements effective as of the date of the below agreements. Because the Company and Beijing Frank are under common control by the same shareholder group, Beijing Frank and its subsidiaries are accounted for as common control transfer and are consolidated on a carryover basis. The adoption of ASC 810-10 did not have any significant impact on the Company’s consolidated financial statements.

The Company considers its 100% owned subsidiary Tianjin Frank to be the primary beneficiary of Beijing Frank by virtue of several contractual agreements entered into by the entities as described below.

Under the management and services agreement between Tianjin Frank and Beijing Frank, Tianjin Frank provides certain services to and for Beijing Frank, including consulting relating to Beijing Frank’s information technology, hardware equipment, finances, personnel, and daily operations and Beijing Frank agreed to pay Tianjin Frank service fees in an amount equal to 90% of their net income annually. The result of these agreements is to give Tiajian Frank the power to direct the activities that most significantly impact the economic performance of Beijing Frank (the VIE) and the right to receive benefits that are significant to the VIE.

Tianjin Frank has also entered into management and service agreements with each of Suixian Hui High School, Suixian High School, and Qingdao School, the 100% owned entities of Bejing Frank. Pursuant to these management and service agreements, Tianjin Frank agrees to provide certain services to each school, as applicable, including consulting services relating to each school’s information technology, hardware equipment, finances, personnel, and daily operations, and each school agreed to pay Tianjin Frank services fees in an amount equal to a percentage of such school’s net income annually which the parties have agreed will be 75%. The result of these agreements is to give Tiajian Frank the power to direct the activities that most significantly impact the economic performance of each of Suixian Hui High School, Suixian High School, and Qingdao School, and Beijing Frank (the VIE) and the right to receive benefits that are significant to the VIE.

Based on the above Beijing Frank has been deemed to qualify as a Variable Interest Entity (VIE) as defined above. Pursuant to FASB ASC 810-10, “an enterprise shall consolidate a variable interest entity when that enterprise has a variable interest (or combination thereof) that provides that enterprise with a controlling financial interest”. Therefore, China Education, Inc. has consolidated its subsidiaries and variable interest entities Beijing Frank and the 3 schools that Beijing Frank owns in the PRC.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements include the collectibility of other receivable and other current assets, useful lives and impairment of property and equipment. Actual results could differ from those estimates.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010

Impairment of receivables

The Group’s management reviews receivables on a regular basis to determine if any provision for impairment is necessary. This estimate is based on the credit history of its customers, past settlement and industry practice and current market conditions. Management reassesses the impairment of receivables at each balance sheet date. The uncollectible receivables are net off provision when the management believes it cannot be collectable.

Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives which are generally 50 years and represent the shorter of the estimated usage periods or the terms of the agreements.

Property and equipment, net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight line basis over the following estimated useful lives:

Buildings	50 years
Furniture and education equipment	5-10 years
Electric equipment	5-10 years
Motor vehicles	5-8 years

Intangible assets

Intangible assets acquired separately are recognized initially at cost. After initial recognition, intangible assets with finite useful lives are carried at costs less accumulated amortization and any accumulated impairment losses. Amortization for intangible assets with finite useful lives is provided on a straight-line basis over their estimated useful lives. Intangible assets of the Group are amortized over 3 years. Amortization commences when the intangible assets are available for use.

Gain or loss arising from recognition of an intangible asset is measured at the difference between the net disposal proceeds and the carrying amount of the asset and is recognized in the consolidated income statements when the asset is derecognized.

Construction in progress

The Group constructs certain of its property and equipment. In addition to cost under the construction contracts, interest cost and external costs directly related to the construction of such facilities, including equipment installation and shipping costs, are capitalized. Costs on completed construction works are transferred to the appropriate asset category. Depreciation is recorded at the time assets are ready for the intended use.

Capitalization of interest

Interest cost incurred on borrowings used to construct property and equipment during the active construction period is capitalized. The interest capitalized is determined by applying the borrowing interest rate to the average amount of accumulated capital expenditures for the assets under construction during the period. Capitalized

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010

interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets when the construction was completed and the related assets were ready for their intended use.

Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. The Group did not incur impairment losses during the periods of March 31, 2009 and March 31, 2010.

Revenue recognition

Revenue comprises the fair value of the consideration received and receivable for the rendering of services and the use by others of the Group’s assets yielding interest, dividends, net of rebates and discounts. Provided it is probable that the economic benefits will flow to the Group and the revenue and costs, if applicable, can be measured reliably, revenue is recognized as follows:

i)

For Qingdao school, tuition is generally paid in advance and is initially recorded as deferred revenue upon receiving the payment from the students. Revenue is recognized proportionately as the education services are delivered.

ii)	For Suixian High School and Suixian Hui High School, the tuition is recognized as revenue when the education service is delivered.

iii)	Interest income is recognized on a time-proportion basis using the effective interest method.

Foreign currency translation

The functional currency of the Group excluding the Company is RMB. The functional currency of the Company is US$.

In the individual financial statements of the consolidated entities, foreign currency transactions are translated into the functional currency of the individual entity using the exchange rates prevailing at the dates of the transactions. At balance sheet date, monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the balance sheet date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the balance sheet date retranslation of monetary assets and liabilities are recognized in the consolidated income statements.

Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the date when the fair value was determined and are reported as part of the fair value gain or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

In the consolidated financial statements, all individual financial statements of foreign operations, originally presented in a currency different from the Group’s presentation currency, have been converted into USD. Assets and liabilities have been translated into USD at the closing rates at the balance sheet date. Income and expenses have been converted into USD at the exchange rates ruling at the transaction dates, or at the average rates over

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010

the reporting period provided that the exchange rates do not fluctuate significantly. Any differences arising from this procedure have been dealt with separately in the exchange reserve in equity.

Earnings per share

The Group reports earnings per share in accordance with the provisions of Statement of Financial Accounting Standards ASC 260-10 (Prior authoritative literature: SFAS No. 128 “Earnings Per Share”). FASB ASC 260-10 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share.

Basic earnings per share are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. The Company effected a 2.1437 to 1 reverse stock split on April 27,2010. This reverse stock split has been applied as if it took place as of January 1,2007. The weighted average number of basic and diluted shares outstanding has been adjusted to reflect this reverse stock split.

Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

In June 2006, the FASB issued ASC 740-10-50 Accounting for Uncertainty in Income Taxes-An Interpretation, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. It prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. It is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. The Group adopted the provisions of ASC 740-10-50 on June 1, 2007. The Company is subject to tax examination by the tax authorities three years after the year ended. Interest and penalties would be charged to Income Statement.

Related parties

A party is considered to be related to the Group if:

•

Affiliates of the enterprise. An affiliate is a party that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with an enterprise. Control for purpose of FASB Statement No. 57 means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an enterprise through ownership, by contract, or otherwise.

•	Entities for which investments are accounted for by the equity method by the enterprise.

•	Trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010

•	Principal owners of the enterprise. Principal owners are owners of record or known beneficial owners of more than 10 percent of the voting interests of the enterprise.

•

Management of the enterprise. Management includes persons who are responsible for achieving the objectives of the enterprise and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the board of directors, the chief executive officer, chief operating officer, vice presidents in charge of principal business functions (such as sales, administration, or finance), and other persons who perform similar policymaking functions. Persons without formal titles also may be members of management.

•

Members of the immediate families of principal owners of the enterprise and its management. Immediate family includes family members whom a principal owner or a member of management might control or influence or by whom they might be controlled or influenced because of the family relationship.

•

Other parties with which the enterprise may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 105-10 (Prior authoritative literature: FASB Statement No. 168, the FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162). Effective for financial statements issued for interim and annual periods ending after September 15, 2009, except for nonpublic nongovernmental entities that have not followed the guidance included in the AICPA Technical Inquiry Service Section 5100, “Revenue Recognition,” paragraphs 38–76. Those entities should account for the adoption of that guidance as a change in accounting principle on a prospective basis for revenue arrangements entered into or materially modified in those fiscal years beginning on or after December 15, 2009, and interim periods within those years. Adoption of FASB ASC 105-10 did not have a significant effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued Accounting Standards Codification 810-10, “Consolidation-Overall”(“ASC 810-10”, previously SFAS 167, “Amendments to FASB interpretation No.46(R)”). This accounting standard eliminates exceptions of the previously issued pronouncement related to consolidation of qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This accounting standard also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of the previously issued pronouncement. This accounting standard is effective for the Company’s fiscal year beginning January 1, 2010. The Group does not believe the adoption of ASC 810-10 has had any significant impact on its consolidated financial statements.

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010

3. FINANCE COSTS

	Three months ended March 31,
	2009	2010
	USD’000	USD’000
Interest charges on financial liabilities at amortized cost:
—Bank loans wholly repayable within five years	38	41
—Loans from employees	243	265
—Bank charges	1	—

	282	306
Less: Amount capitalized in construction in progress	—	—

Operations finance interest expense	282	306

4. INCOME TAX EXPENSE

Pursuant to the Non-State Education Promotion Law of the People’s Republic of China, effective as of September 1, 2003 in the PRC, Chinese Schools are entitled to certain tax benefits including full exemption from income tax. Therefore, Chinese Schools are not subject to any income tax during the reporting periods.

Other PRC subsidiaries not engaged in operating education institutions are subject to the PRC income tax at the rate of 33% during 2006 to 2007. From January 1, 2008, the PRC income tax rate for these subsidiaries is 25%. No PRC income tax has been provided for these subsidiaries as they did not derive any assessable profits during the reporting periods.

No Hong Kong profits tax has been provided for HK Frank incorporated in Hong Kong and it had no assessable profits during the reporting periods.

No deferred tax has been provided as the Group did not have any significant temporary differences which gave rise to a deferred tax asset or liability during the three months ended March 31, 2009 and 2010.

5. PROPERTY, PLANT AND EQUIPMENT

	Buildings	Education equipment	Furniture, fixtures and electricity equipment	Motor vehicles	Total
	USD’000	USD’000	USD’000	USD’000	USD’000
Year ended March 31, 2010
Opening net book amount	39,201	1,361	1,247	131	41,940
Additions	52	49	2	—	103
Transfer from construction in progress	—	—	—	—	—
Depreciation	(238)	(68)	(50)	(13)	(369)
Exchange adjustment	11	1	—	—	12

Closing net book amount	39,026	1,343	1,199	118	41,686

At March 31, 2010
Cost	42,930	2,589	1,903	338	46,761
Accumulated depreciation	(3,904)	(1,246)	(704)	(220)	(6,075)

Net book amount	39,026	1,343	1,199	118	41,686

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010

All the depreciation charges incurred during the year from January 1, 2009 to March 31, 2010 have been recognized in the consolidated income statements as administrative expenses and cost of sales.

6. OTHER RECEIVABLES, DEPOSITS AND PREPAYMENTS

	December 31, 2009	March 31, 2010
	USD’000	USD’000
Other receivables	3,931	3,334
Amount due from local finance bureau	5,435	8,529

Total other receivables, net of provision	9,366	11,863

Deposits	10	11
Prepayments	9	46

Total deposits and prepayments	19	57

The other receivable mainly included the receivable from Beijing DJ Co., Ltd. The balance as of December 31, 2009 and March 31, 2010 was USD 1,548 thousands, and USD 1,448 thousands, respectively. The receivable was interest free and will be repayable on demand.

The aging analysis of other receivables that are neither individually nor collectively considered to be impaired is as follows:

	December 31, 2009	March 31, 2010
	USD’000	USD’000
On demand	9,570	12,067
Allowance for bad debt	(204)	(204)

	9,366	11,863

Based on past experience, the management believes that no further allowance is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable.

The directors of the Company considered that the fair values of other receivables are not materially different from their carrying amounts because these amounts have short maturity periods from their inception.

7. OTHER PAYABLES AND ACCRUALS

	December 31, 2009	March 31, 2010
	USD’000	USD’000
Other payables	29,786	30,096
Accruals	1,064	710

	30,850	30,806

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010

Other payables mainly represent the money borrowed from employees for construction of buildings of schools, which are payable generally one year from origination date, or earlier if requested by employees and approved by school, and the interest rate was ranged from 8.0% to 8.4% per annum, as well as 60%, or $13.2 million, of the remaining purchase obligations for the acquisition of the schools.

8. BORROWINGS

	Notes		December 31, 2009	March 31, 2010
			USD’000	USD’000
Bank loans			1,771	1,758

Less: Current portion due within one year included under current liabilities	(a	)	1,538	1,538

Non-current portion included under non-current liabilities	(b	)	233	220

Notes:

(a)	The interest rate of short-term borrowings was ranged from 7.2% to 10.8% per annum. The School pledged the title of tuition charges to bank for this short-term borrowing.
(b)	The interest rate of long-term borrowings was 5.04% per annum and principal is repayable in 2014.

9. OTHER PAYABLES

	December 31, 2009	March 31, 2010
	USD’000	USD’000
Unpaid acquisition price
—For Suixian School	2,654	2,654
—For Suixian Hui School	2,153	2,154
—For Qingdao School	4,042	4,043

	8,849	8,851

Those payments are generally interest free with three instalments: first instalment 30% payables will be paid around or early October 2010; second instalment of 30% payables will be paid around or early December 2010; and the rest of 40% will be paid around or early June 2012.

10. AMOUNT DUE TO RELATED PARTIES

The Group had the following balances with related parties:

	Notes	December 31, 2009	March 31, 2010
		USD’000	USD’000
Shareholders of China Education Inc.		2,197	2,197

		2,197	2,197

CHINA EDUCATION, INC.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010

11. SHARE CAPITAL

	At December 31,	March 31,
	2009	2010
	USD	USD
Authorized:

233,241,592 ordinary shares of US$0.00021437 each	50,000	50,000

	Ordinary shares
	Number of shares	USD
Issued and fully paid:
At January 1, 2009	9,329,664	2,000
Issue of ordinary shares of US$0.00021437 each	—	—

At December 31, 2009	9,329664	2,000
Issue of ordinary shares of US$0.00021437 each	—	—

At March 31, 2010	9,329,664	2,000

The ordinary shares have no privileges; the shareholder who holds the ordinary shares of the Company has one vote in general meeting or special meeting of the Company.

The Company recapitalized the issuance of 20,000,000 ordinary shares on August 18, 2009 as if the recapitalization took place as of January 1, 2007. The Company also effected a 2.1437 to 1 reverse stock split on April 27, 2010. This reverse stock split has been applied as if it took place as of January 1, 2007.

12. SUBSEQUENT EVENTS

The Company has no significant subsequent events from March 31, 2010 to the date of issuance of the consolidated financial statements.

4,000,000 Ordinary Shares

RODMAN & RENSHAW, LLC

NEWBRIDGE SECURITIES CORP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. We intend to adopt an amended and restated articles of association that will provide for indemnification of officers and directors for expenses, judgments, fines and settlement amounts incurred in their capacities as such. To be entitled to indemnification, our officers and directors must have acted in good faith and in the best interest and not contrary to the interest of our company, and must not have acted in a manner being willfully negligent and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful.

Pursuant to the indemnification agreements we intend to enter into with our directors and officers prior to the completion of this offering, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement we intend to enter into with the underwriters for this offering in the form filed as Exhibit 1.1 to this Registration Statement also will provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

On August 2, 2007, we issued Frank Hu 1 non-Reverse Split adjusted ordinary share on behalf of Michael Qu, pursuant to Share Holding Entrustment entered into by and between Michael Qu and Frank Hu on August 2, 2007, and on August 18, 2009 we issued Above Great Limited 9,329,664 ordinary shares for $2,000. Michael Qu is the majority shareholder of Above Great Limited.

On April 8, 2010, we issued 279,890 shares under the 2010 Share Incentive Plan to our Directors and officers, for services, as follows:

On April 8, 2010, we issued 139,945 restricted ordinary shares and 93,297 restricted ordinary shares to Gerry Yaoliang Ge and Yange Han, respectively, which vest annually over a four year period. On May 5, 2010, we adjusted the shares issued to Yange Han from 93,297 to 46,648.

On April 8, 2010, we issued 23,324 restricted ordinary shares and 23,324 restricted ordinary shares to Helen Yang and Kay Zhou, respectively, which vest annually over a four year period. On May 5, 2010, we adjusted the shares issued to Helen Yang from 23,324 to 69,973.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing People’s Republic of China, on July 1, 2010.

China Education, Inc.

By:	/s/ Gerry Yaoliang Ge
Name:	Gerry Yaoliang Ge
Title:	Chief Executive Officer (principal executive officer)

By:	/s/ Helen Yang
Name:	Helen Yang
Title:	Chief Financial Officer (principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence Lee Name: Lawrence Lee	Chairman	July 1, 2010

/s/ Gerry Yaoliang Ge Name: Gerry Yaoliang Ge	Chief Executive Officer (principal executive officer)	July 1, 2010

/s/ Helen Yang Name: Helen Yang	Chief Financial Officer (principal financial officer and principal accounting officer)	July 1, 2010

/s/ Avi Suriel Name: Avi Suriel	Director	July 1, 2010

CHINA EDUCATION, INC.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1^	Form of Underwriting Agreement

2.1.1^	Acquisition Agreement for the Branch of Henan Province Suixian Senior High School dated August 17, 2005

2.1.2^	Confirmation Letter dated December 2, 2008

2.1.3^	Amendment to Acquisition Agreement for the branch of Henan Province Suixian Senior High School dated May 22, 2009

2.1.4^	The Second Amendment to Acquisition Agreement for the Branch of Henan Province Suixian Senior High School dated November 27, 2009

2.2.1^	Acquisition Agreement for the Branch of Henan Province Suixian Hui High School dated January 4, 2008

2.2.2^	The First Amendment to Acquisition Agreement for the Branch of Henan Province Suixian Hui High School dated November 27, 2009

2.3.1^	Share Transfer Agreement and Tripartite Agreement dated January 4, 2008

2.3.2^	Amendment to Share Transfer Agreement dated June 14, 2009

2.3.3^	The Second Amendment to Share Transfer Agreement dated November 25, 2009

3.1	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2^	Amended and Restated Memorandum and Articles of Association of the Registrant, effective upon the completion of this offering

4.1^	Registrant’s Specimen Certificate for Ordinary Shares

5.1^	Opinion of Sinowing Law Firm

5.2	Opinion of Campbells

10.1^	Loan Agreement, dated August 4, 2009, by and among Zhengmao Hu, Min Hu and Tianjin Frank Education Consultancy Co., Ltd. (English Translation)

10.2.1^

Management and Service Agreement Beijing Frank, dated August 4, 2009, by and between Beijing Frank Education Investment and Management Co., Ltd and Tianjin Frank Education Consultancy Co., Ltd. (English Translation)

10.2.2^	Management and Service Agreement Suixian High School, dated August 4, 2009, by and between Suixian Senior High School and Tianjin Frank Education Consultancy Co., Ltd. (English Translation)

10.2.3^	Management and Service Agreement Suixian Hui High School, dated August 4, 2009, by and between Suixian Hui High School and Tianjin Frank Education Consultancy Co., Ltd. (English Translation)

10.2.4^

Management and Service Agreement Qingdao School, dated August 4, 2009, by and between Shandong Foreign Affairs Translation Business Middling Special School and Tianjin Frank Education Consultancy Co., Ltd. (English Translation)

Exhibit Number	Description of Document
10.3^

Proxy Agreement, dated August 4, 2009, by Zhengmao Hu and Min Hu in favor of Tianjin Frank Education Consultancy Co., Ltd and Beijing Frank Education Investment and Management Co., Ltd (English Translation)

10.4^	Share Pledge Agreement, dated August 4, 2009, by and among Tianjin Frank Education Consultancy Co., Ltd, Min Hu, Zhengmao Hu and Beijing Frank Education Investment and Management Co., Ltd.

10.5^	Share Option Agreement, dated August 4, 2009, by and among Zhengmao Hu, Min Hu, Tianjin Frank Education Consultancy Co., Ltd. and Beijing Frank Education Investment and Management Co., Ltd.

10.6^

Assignment Agreement, dated August 4, 2009, by and among HK Frank Education Investment and Management Limited, Tianjin Frank Education Consultancy Co., Ltd., Zhengmao Hu, Min Hu, and Beijing Frank Education Investment and Management Limited

10.7^	Compensation Payment Agreement

10.8^	Confirmation Letter dated on January 31, 2010

10.9^	Assignment Agreement dated on January 4, 2008

10.10^	2010 Share Incentive Plan

23.1	Consent of Rotenberg & Co., LLP, an Independent Registered Public Accounting Firm

23.2^	Consent of Campbells (included in Exhibit 5.2)

23.3^	Consent of Sinowing Law Firm (included in Exhibit 5.1)

99.1^	Code of Business Conduct and Ethics of the Registrant

99.2^	Share Holding Entrustment dated August 2, 2007

99.3^	Henan Education Commission Approvals dated May 15, 2003

99.4^	Henan Education Commission Approvals dated May 28, 2004

^	Previously filed